As filed with the Securities and Exchange Commission on February 2, 2007
Securities Act File No. 333-135353

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

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AMENDMENT NO. 7
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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Symmetry Holdings Inc.
(Exact name of registrant as specified in charter)

Delaware	9995	20-4790836
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

432 Scarborough Road
Briarcliff Manor, NY 10510
(T) 917-207-7904
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

———————————

Corrado De Gasperis
Chief Executive Officer
432 Scarborough Road
Briarcliff Manor, NY 10510
(T) 917-207-7904

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Randi-Jean G. Hedin Kelley Drye & Warren LLP 400 Atlantic Street Stamford, CT 06901 (T) 203-351-8107 (F) 203-327-2669		Howard A. Kenny Morgan, Lewis & Bockius LLP 101 Park Avenue New York, NY 10178-0060 (T) 212-309-6000 (F) 212-309-6001

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As soon as practicable after the effective date of this registration statement
(Approximate date of commencement of proposed sale to the public)

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        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  |X|

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

Calculation of Registration Fees

Title of Each Class of Security Being Registered	Amount Being Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)

Units, each consisting of one share of common stock, $.001 par value, and one warrant (3)	21,562,500 units	$8.00	$172,500,000	$18,457.50

Shares of common stock included as part of the units (3)(5)	21,562,500 shares	--	--	--	(4)

Warrants included in the units (3)(5)	21,562,500 warrants	--	--	--	(4)

Shares of common stock underlying the warrants included in the units (3)(5)	21,562,500 shares	$5.50	$118,593,750	$12,689.53

Totals			$291,093,750	$31,147.03

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	The registration fee has been previously paid.

(3)	Includes 2,812,500 units, consisting of 2,812,500 shares of common stock and 2,812,500 warrants underlying such units and 2,812,500 shares of common stock underlying such warrants, issuable on exercise of a 45-day option to be granted to the underwriters to cover over-allotments, if any.

(4)	No fee pursuant to Rule 457(g).

(5)	Also includes such additional indeterminate number of securities as may be issued pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated February 2, 2007

PRELIMINARY PROSPECTUS

$150,000,000

SYMMETRY HOLDINGS INC.

18,750,000 units

        Symmetry Holdings Inc. is a development stage company, with nominal assets and without an operating business, recently formed for the purpose of acquiring one or more operating businesses, through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, and managing such businesses. Our efforts in identifying target businesses will be focused on industrial, asset-based businesses, based in North America, that are in, or are suppliers to, the basic industries sector, including energy and energy-related infrastructure. This is an initial public offering of our securities. Each unit that we are offering at $8.00 per unit consists of:

•	one share of common stock; and

•	one warrant.

        Each warrant entitles the holder to purchase one share of common stock at a price of $5.50. Each warrant will become exercisable on the later of consummation of our initial business combination or [______], 2008 [one year from the prospectus date] and will expire on [______], 2011 [four years from the prospectus date] or earlier upon redemption. This offering includes a directed unit program under which up to 187,500 units offered by this prospectus will be offered for sale to persons who are our directors, officers and existing stockholders and their family and friends. We will grant to the underwriters a 45-day option to purchase up to 2,812,500 additional units solely to cover over-allotments, if any. Units purchased upon exercise of the underwriters’ over-allotment option will be used only to cover the underwriters’ short position, if any, resulting from the initial distribution. Certain of our existing stockholders intend to purchase an aggregate of 4,166,667 warrants from us in a private placement, which will be completed prior to the closing of this offering, at a price of $.90 per warrant, or an aggregate purchase price of $3,750,000.

        There is currently no public market for our units, common stock or warrants. Our units have been approved for listing on the American Stock Exchange under the symbol SHJ-U upon consummation of this offering. Our units will begin trading on or promptly after the date of this prospectus. Our common stock and warrants will begin separate trading 20 days after the earlier to occur of the expiration of the underwriters’ over-allotment option or the exercise in full by the underwriters of such option so long as we have filed a Current Report on Form 8-K reflecting our receipt of the gross proceeds of this offering promptly after the closing of this offering. Once separate trading begins, our common stock and warrants will be listed on the American Stock Exchange under the symbols SHJ and SHJ-WS, respectively. We cannot assure you that our securities will continue to be listed on the American Stock Exchange.

        Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 19 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)	Underwriting Discounts and Commissions(2)	Proceeds, Before Expenses, to Us(1)(3)

Per unit	$8.00	$.62	$7.38
Total	$150,000,000	$11,625,000	$138,375,000

_______________

(1)	Assumes no exercise of the underwriters’ over-allotment option. If the underwriters’ over-allotment option is exercised in full, the total public offering price will be $172,500,000 and the total proceeds, before expenses, to us will be $159,300,000.

(2)	Includes $10,500,000 payable to the underwriters for underwriting discounts and commissions (or $12,075,000, if the underwriters’ over-allotment option is exercised in full), of which the underwriters have agreed to defer $6,000,000 (or $6,900,000, if the underwriters’ over-allotment option is exercised in full) which will be placed in the trust account as described below. Also includes the underwriters’ non-accountable expense allowance of $1,125,000.

(3)	Of the total proceeds of this offering, $143,700,000 or $7.66 per unit (or $165,525,000, or $7.68 per unit, if the underwriters’ over-allotment option is exercised in full), including the deferred underwriters’ discounts and commissions, will be deposited into a trust account at JPMorgan Chase Bank, N.A. maintained by Continental Stock Transfer & Trust Company, as trustee, until the trust is liquidated or our initial business combination has been consummated.

        We are offering the units for sale on a firm commitment underwritten basis. The underwriters expect that delivery of the units will be made to investors in this offering through The Depository Trust Company on or about                         , 2007.

CIBC World Markets	Sunrise Securities Corp.	FTN Midwest Securities Corp.

GunnAllen Financial, Inc.

[              ], 2007

PROSPECTUS SUMMARY

        This summary highlights certain information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before making a decision to invest in the units. You should read the entire prospectus carefully, including the risk factors and the financial statements and related notes.

        Unless otherwise stated, the information contained in this prospectus is based on the assumption that the underwriters’ over-allotment option will not be exercised.

        Unless otherwise stated, references to: “we,” “us,” “our” or “Symmetry” mean Symmetry Holdings Inc.; “business combination” mean an acquisition, directly or through one or more subsidiaries, of (or of control of) one or more operating businesses through a merger, capital stock exchange, asset acquisition, stock purchase or other transaction; “operating business” can include, among others, infrastructure projects; “existing stockholders” mean the persons who hold shares of common stock immediately prior to the date of this prospectus, including family trusts and controlled entities of such persons established for estate and tax planning purposes; “public stockholders” mean persons (other than our existing stockholders) who acquire shares of common stock included in the units offered by this prospectus, whether in this offering or in the market after this offering; “stockholders” mean our existing stockholders and public stockholders; “private placement warrants” mean the warrants to be issued to certain of our existing stockholders prior to the consummation of this offering; “public warrants” mean the warrants included in the units offered by this prospectus; “warrants” mean the private placement warrants and the public warrants; and “dollars” mean U.S. dollars.

Introduction

        We are a development stage company, with nominal assets and without an operating business, organized under the laws of the State of Delaware on April 26, 2006. We were formed for the purpose of acquiring one or more operating businesses, through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, and managing such businesses. Our efforts in identifying target businesses will be focused on industrial, asset-based businesses, based in North America, that are in, or are suppliers to, the basic industries sector, including energy and energy-related infrastructure. This sector also encompasses a broad range of primary industries, including metals and materials, transportation and distribution, chemicals and mining. We believe that this sector is critical to economic expansion globally and that it will continue to grow as the global economy continues to expand.

        We intend to seek a business combination with potential target businesses in the basic industries sector that:

•	lack sufficient capital or project management expertise to successfully undertake major infrastructure projects;

•	have established products and processes with manufacturing assets that are underutilized or have additional extractable capacity; and/or

•	have business development opportunities with an advantaged product or process but are capital constrained and/or management constrained and/or unable to effectively exploit existing markets and/or new markets.

        Upon the acquisition of a target business, our goal will be to maximize its throughput (i.e., the speed at which it generates cash through sales) through the application of a precise and consistent operating methodology – THE DECALOGUE™. THE DECALOGUE ™, co-authored by Domenico Lepore, our President, combines and deploys two management theories: the Theory of Constraints and W. Edwards Deming’s Theory of Profound Knowledge, including the use of statistical process control.

        The members of our management team, which includes our officers, directors and special advisor, have extensive contacts and sources from which to generate acquisition opportunities globally. These contacts and sources include senior executives, private equity and venture capital funds, public and private companies, investment bankers, attorneys and accountants with whom our management team has developed relationships through their years of international corporate finance and operating experience in North and South America, Europe, South Africa, Australia and Asia. Our management team intends to use its acquisition and operating experience to find, evaluate, acquire and operate target businesses.

Management

        Members of our management team have worked together for almost 20 years on various acquisition, divestiture and capital market transactions as well as in various executive, operating and line management capacities and have the legal, regulatory and transactional experience that we believe is critical to successfully consummate a business combination. The extensive international experience and expertise of our management team in corporate management and governance of public companies, operational management of regional and multi-national businesses, and acquisition and other complex transactions, including complex financings and capital structuring, positions us well, we believe, to identify and consummate our initial business combination within the time period and the terms described in this prospectus.

        Our management team’s combined experience represents over 210 years of industrial manufacturing and distribution experience, including in the diversified industrials, chemicals, energy (including alternative energy), and metals and mining industries, averaging 30 years, including specific management experience in implementing our operating methodology during the past 10 years. Specifically, our management team experiences include:

•	the management and operation of multi-national industrial manufacturing businesses, including Union Carbide Corporation’s Global Latex and Paint business, Rio Tinto plc’s European, African and South American mining businesses, and GrafTech International Ltd.’s global graphite electrode, cathode and specialties businesses (formerly known as UCAR International Inc. and the Carbon Products Division of Union Carbide Corporation);

•	the creation, development and growth of global metals and mining businesses, including LionOre Mining International Ltd., an international nickel manufacturing company, listed on the Toronto, London and Australia stock exchanges, and GBS Gold International Inc., an international gold company listed on the Toronto Stock Exchange, both of which were created through multiple acquisitions;

•	significant complex financings, including public equity offerings, public debt offerings (including unsecured senior bonds and convertible debentures), debt-for-equity exchanges, senior secured credit facilities and public and private project financings;

•	the global realignment and restructuring of Union Carbide Corporation, including the divestiture of its Carbon Products Division initially through a joint venture with Mitsubishi Corporation and ultimately through a leveraged recapitalization with an affiliate of Blackstone Capital Partners II Merchant Banking Fund L.P., and the spin-off of its industrial gases business (Praxair, Inc.); and

•	the direction and management of and participation in various other mergers, acquisitions or divestitures totaling more than $10 billion.

         We also believe that our strong combination of broad geographical and industrial business experience and operating methodology should attract well-positioned prospective target businesses. We expect one or more members of our current management team to continue to serve on our board of directors and to be involved in day-to-day operations following consummation of our initial business combination, subject to our specific needs and continued election by the stockholders.

Basic Industries Sector

        The basic industries sector of the U.S. economy alone accounts for total annual shipments exceeding $2 trillion, according to the International Trade Administration of the Department of Commerce. The sector’s exports constitute approximately 52% of the U.S. manufacturing sector’s international shipments, according to the International Trade Administration of the Department of Commerce, and represent, we believe, a critical and growing interdependency in trade flows of the global economy. Due, in part, to the growth of emerging markets and developing countries such as China and India, the International Monetary Fund projects that the global economy will grow up to 5.1% in 2006 and 4.9% in 2007, close to the 5.3% reached in 2004 and the 4.9% in 2005. The International Monetary Fund projects that emerging market and developing economies will grow 7.3% in 2006 and 7.2% in 2007, while the economies of advanced countries will grow 3.1% in 2006 and 2.7% in 2007. We believe that China, India and, to a lesser extent, the United States continue to be the main engines for growth based upon data published by the International Monetary Fund, but the economies are improving in both Western Europe and Japan as well. We also believe, based upon data published by the International Monetary Fund, that continued strong development in China’s and India’s economies will drive sustainable growth in demand for the world’s steel, aluminum, scrap metal and other metals and strategic materials. These factors create opportunities for businesses within the basic industries sector and its supply chain, whose products are required, or will be in demand, to sustain that growth.

Initial Business Combination

        Our initial business combination must be consummated with one or more operating businesses whose fair market value is, either individually or collectively, equal to at least 80% of our net assets (excluding deferred underwriting discounts and commissions held in the trust account in the amount of $6,000,000 (or $6,900,000, if the underwriters’ over-allotment option is exercised in full)) at the time of the execution of a definitive agreement for the acquisition. While we expect that our initial business combination will involve only one business, it is possible that we may seek to consummate business combinations with more than one business, in which case such acquisitions must be consummated simultaneously. If we acquire a controlling, but less than 100%, interest in the target business, such controlling interest must have a fair market value equal to at least 80% of our net assets (excluding deferred underwriting discounts and commissions held in the trust account in the amount of $6,000,000 (or $6,900,000, if the underwriters’ over-allotment option is exercised in full)) at the time of execution of a definitive agreement for the acquisition. We are seeking to raise net proceeds of approximately $137,700,000 in this offering (or $158,625,000, if the underwriters’ over-allotment option is exercised in full), which we believe will enable us to consummate an initial business combination for consideration in the range of approximately $110,000,000 to approximately $500,000,000, depending on whether the consideration consists of payments of cash held in the trust account or borrowed from one or more lenders, issuance of our debt or equity securities, or a combination thereof, and whether it is payable entirely at the time of acquisition or in installments at and after the time of acquisition. Although we have no current plans to do so, we may obtain additional funding through such borrowing or issuance.

        To date, we have not identified or been provided with the identity of, and no person acting on our behalf has taken any direct or indirect measures to identify or contact, any target business. We have not had, nor has any person on our behalf had, any discussions (formal or informal) or negotiations, or conducted due diligence evaluations and/or similar activities, whether directly or indirectly, with any target company. We have not been approached by any third party offering any target business to us. We do not have a specific business combination under consideration. We believe, however, that we will be able to locate operating businesses for sale with a fair market value in that range. While the decision to raise such amount is inherently subjective, we have concluded that it is an appropriate amount. We believe that the initial price of $8.00 per unit is appropriate to attract investors while meeting our projected needs and we note that other development stage companies have used similar prices.

General

        Our management has prepared a budget for our anticipated expenses, which is essentially related to the identification and evaluation of target businesses and the negotiation and consummation of our initial business combination, with a view to placing in the trust account as much as possible of the proceeds from this offering, after underwriting discounts and commissions that are not deferred and other expenses related to this offering. All offering proceeds placed in the trust account will be held for the benefit of the holders of shares of common stock included in the units offered by this prospectus; provided, however, that a portion of the interest income earned on amounts held in trust will be disbursed to us to enable us to pay income taxes on such interest income. The principal amount held in the trust will not be available for use by us to pay income taxes on such interest income. As set forth under “Use of Proceeds,” we will place $143,700,000 or $7.66 per unit (or $165,525,000 or $7.68 per unit, if the underwriters’ over-allotment option is exercised in full) into the trust account (including deferred underwriting discounts and commissions in the amount of $6,000,000 (or $6,900,000, if the underwriters’ over-allotment option is exercised in full)). $6,300,000 of the offering proceeds not being placed in trust will be used to cover our offering expenses (or $6,975,000, if the underwriters’ over-allotment option is exercised in full), including underwriting discounts and commissions that are not deferred. After payment of the offering expenses and repayment of the loan of $500,000 from a director and stockholder, Gilbert E. Playford, our operating expenses will be paid for from the proceeds of the private placement.

         The independent members of our board of directors have evaluated our sources and required or potential uses of funds, with a view to ensuring that sufficient funds are available for our anticipated expenses. Mr. De Gasperis, our Chief Executive Officer and Dr. Lepore, our President, are our only full-time employees. Neither employee will be compensated for their services to us prior to the consummation of our initial business combination. Following our initial business combination, we would evaluate the target company’s management and may expand our management team to include one or more of such persons as an officer or director or both. At such time, we would evaluate the specific contributions and responsibilities of the combined management team and determine compensation for all officers. Such officer compensation will be determined by a majority of the independent directors or, if our securities are listed on an exchange, by either a majority of our independent directors or a compensation committee comprised of independent directors. Our directors, officers, existing stockholders and special advisor will receive reimbursement for any reasonable out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence in connection with possible business combinations. Except as set forth in “Proposed Business–Selection of a target business and structuring of a business combination,” we will not pay any finders fees or consulting fees or any other compensation to our officers, directors, existing stockholders or special advisor, or any entity with which they are affiliated (other than Kelley Drye & Warren LLP and ILUT Srl, whom we intend to engage at customary hourly rates to provide professional services in connection with an acquisition, including planning associated with the acquisition process, identifying and evaluating potential target businesses and performing due diligence). To the extent that our sources of funds (excluding proceeds deposited in the trust account) are insufficient to pay such fees and expenses in full, such fees and expenses will not be reimbursed by us unless we consummate a business combination. Reimbursement of such fees and expenses may be paid from cash on hand of the target, any borrowings in connection with the financing of the acquisition of the target, or, following consummation of our initial business combination, post-closing working capital.

        Symmetry Holdings Inc. was incorporated in Delaware on April 26, 2006. The address of our executive offices is 432 Scarborough Road, Briarcliff Manor, New York 10510 and our telephone number is 917-207-7904. We expect to maintain a website upon completion of this offering. This prospectus contains trademarks and trade names belonging to other parties.

PRIVATE PLACEMENT

         Certain of our existing stockholders intend to purchase an aggregate of 4,166,667 warrants from us in a private placement, which will be completed prior to the closing of this offering, at a price of $.90 per warrant, or an aggregate purchase price of $3,750,000. The following table sets forth the number of such warrants to be purchased by certain of our existing stockholders.

Existing Stockholder	Number of Warrants

Gilbert E. Playford (1)	3,222,222
Donald C. Bailey	555,556
Corrado De Gasperis	277,777
Scott C. Mason	55,556
M. Ridgway Barker	55,556

(1)	These warrants will be purchased by Playford SPAC Portfolio Ltd., a limited partnership of which Mr. Playford is the sole limited partner, directly owning 99.8% of the outstanding partnership interests. The remaining .2% of the outstanding partnership interests is owned by the general partner of such limited partnership, Playford SPAC Management Corp., of which Mr. Playford is the sole beneficial and record owner. Accordingly, Mr. Playford will retain beneficial ownership of such warrants.

        The purchase price for the warrants will be paid solely by the respective existing stockholder who will be purchasing the warrants. Although some of our existing stockholders may borrow funds to purchase the warrants, our existing stockholders will retain full beneficial ownership of the warrants and the warrants will not be pledged as collateral for such borrowed funds, if any.

        We intend to use these funds to cover our expenses, including expenses incurred identifying a target business and the negotiation and consummation of our initial business combination. These warrants will be identical to the warrants included in the units offered by this prospectus, except as otherwise necessary to reflect the fact that they will be sold in a private placement, permit delivery of unregistered shares upon exercise and permit net cashless exercise so as to, among other reasons, permit tacking of holding periods under Rule 144. Subject to limited exceptions (such as a transfer to relatives and trusts and controlled entities for estate and tax planning purposes, and upon death), these warrants will not be transferable until we consummate our initial business combination. The underwriters will not be entitled to any underwriting discounts or commissions on the sale of these warrants.

THE OFFERING

        In making your decision to invest in our securities, you should take into account the special risks we face as a development stage company, including the fact that this offering is not being conducted in compliance with Rule 419 under the Securities Act. You will not be entitled to protections normally afforded to investors in blank check offerings conducted in compliance with Rule 419. You should carefully consider this risk and the other risks set forth under “Risk Factors” beginning on page 19 of this prospectus.

Issuer:	Symmetry Holdings Inc., a Delaware corporation.

Securities offered:	18,750,000 units, at $8.00 per unit, each unit consisting of:

•	one share of common stock; and

•	one warrant.

We will grant to the underwriters a 45-day option to purchase up to 2,812,500 additional units solely to cover over-allotments, if any.

There is currently no public market for our units, common stock or warrants. Our units have been approved for listing on the American Stock Exchange upon consummation of this offering. The units will begin trading on or promptly after the date of this prospectus. The common stock and public warrants will begin separate trading 20 days after the earlier to occur of the expiration of the underwriters’ over-allotment option or the exercise in full by the underwriters of such option provided that we have filed with the SEC an audited balance sheet reflecting our receipt of the gross proceeds from this offering. We will file a Current Report on Form 8-K with the SEC, which will include an audited balance sheet, promptly after the consummation of this offering, which is anticipated to take place within four business days after the date of this prospectus. The audited balance sheet will include our receipt of proceeds from the exercise of the underwriters’ over-allotment option if the underwriters’ over-allotment option is exercised and settled prior to the filing of the Current Report on Form 8-K. In addition, we will file a subsequent Current Report on Form 8-K in the event a material portion of the over-allotment option is being exercised subsequent to the filing of our initial Current Report on Form 8-K.

Common stock:

Number of shares outstanding before this offering and the private placement described below:	4,687,500 shares.

Number of shares to be outstanding after this offering and the private placement:	23,437,500 shares (or 26,250,000 shares, if the underwriters’ over-allotment option is exercised in full).

Public warrants:

Number of warrants outstanding before this offering and the private placement:	None.

Number of warrants to be outstanding after this offering and the private placement:	22,916,667 warrants (or 25,729,167, if the underwriters’ over-allotment option is exercised in full).

Exercisability:	Each warrant is exercisable for one share of common stock, subject to adjustment upon certain events. We will not issue fractional shares of common stock upon exercise and will pay cash equal to the fair market value of such fractions in lieu thereof.

Exercise price:	$5.50 per share.

Exercise period:	The warrants will become exercisable on the later of:

•	the consummation of our initial business combination as described in this prospectus; or

•	_____________________, 2008 [one year from date of prospectus].

The warrants will expire at 5:00 p.m., New York City time, on ________________________, 2011 [4 years from date of prospectus] or earlier upon redemption. Warrants called for redemption may be exercised only until the close of business on the redemption date.

Redemption:	We may redeem the outstanding warrants:

•	in whole and not in part;

•	at a price of $ .01 per warrant at any time after the warrants become exercisable;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•	if, and only if, the last sales price of our common stock equals or exceeds $11.00 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption.

AMEX symbols for our:

Units:	SHJ-U

Common Stock:	SHJ

Warrants:	SHJ-WS

Private placement warrants:	Certain of our existing stockholders intend to purchase an aggregate of 4,166,667 warrants from us in a private placement, which will be completed prior to the closing of this offering, for an aggregate purchase price of $3,750,000. These private placement warrants will be identical to the public warrants, except as otherwise necessary to reflect the fact that they will be sold in a private placement, permit delivery of unregistered shares upon exercise and permit net cashless exercise so as to, among other reasons, permit tacking of holding periods under Rule 144. Subject to limited exceptions (such as a transfer to relatives and trusts and controlled entities for estate and tax planning purposes, and upon death), these private placement warrants will not be transferable until we consummate our initial business combination. The underwriters will not be entitled to any underwriting discounts or commissions on the sale of these private placement warrants.

Directed unit program:	This offering includes a directed unit program under which up to 187,500 units will be offered for sale to persons who are our directors, officers and existing stockholders and their family and friends. No offers have yet been made to any such persons. Other than directors, officers and existing stockholders, no other potential participants have yet been identified. Our officers and directors will provide the names of potential participants to GunnAllen Financial, Inc. and CIBC World Markets Corp., who will make offers, if any, pursuant to this prospectus and will administer the directed unit program in the United States and Canada, respectively. All units offered under the directed unit program will be offered and sold on the same terms as the units offered to public stockholders by this prospectus. The units will be identical in all respects to the units offered to the public. Any such units purchased by participants in the directed unit program, including our existing stockholders, will be entitled to participate in distributions from the trust account and our remaining assets following our dissolution on a pro rata basis with public stockholders. The number of units for sale to the general public will be reduced by the number of directed units purchased by participants in the program. Any reserved units that are not so purchased will be offered by the underwriters to the general public on the same basis as the other units offered in this prospectus. Any reduction in the number of units sold to particular purchasers as a result of over-subscription shall not reduce the aggregate of up to 187,500 units included in the directed unit program.

Restrictions on purchases of our common stock by our existing stockholders:	Our existing stockholders will agree not to purchase any shares of common stock in any open market transactions after this offering and prior to the consummation of our initial business combination. After the consummation of such combination, there will be no restrictions on the ability of our existing stockholders to purchase shares of common stock.

Offering proceeds to be deposited in trust account:	$143,700,000 of the proceeds of this offering (or $7.66 per unit, including the deferred underwriters’ discount and commissions of $6,000,000) or $165,525,000 (or $7.68 per unit, including the deferred underwriters’ discount and commissions of $6,900,000) if the underwriters’ over-allotment option is exercised in full, will be placed in a trust account maintained at JPMorgan Chase Bank, N.A. by Continental Stock Transfer & Trust Company, as trustee, pursuant to an agreement to be signed on the date of this prospectus. The remaining $6,300,000 (or $6,975,000, if the underwriters’ over-allotment option is exercised in full) of gross proceeds will not be deposited in the trust account and will be used to pay the expenses of this offering, including the underwriters’ discounts and commissions that are not deferred. These proceeds will not be released until the earlier of:

•	the consummation of our initial business combination within the time period and on the terms described in this prospectus; or

•	our dissolution and liquidation;

provided, however, that a portion of the interest income earned on amounts held in trust will be disbursed to us to enable us to pay income taxes on such interest income. The principal amount held in the trust will not be available for use by us to pay income taxes on such interest income.

We will be required to dissolve and liquidate if we do not consummate our initial business combination within 15 months after closing of this offering (or within 24 months after such closing, if a letter of intent, agreement in principle or definitive agreement has been executed within such 15-month period and the business combination relating thereto has not been consummated within such 15-month period). Therefore, unless and until our initial business combination is consummated, the amounts held in the trust account will not be available for use by us for any expenses related to this offering or expenses which we may incur related to the identification of a target business and the negotiation and consummation of our initial business combination. These expenses may be paid prior to consummation of our initial business combination only from the gross proceeds of this offering not deposited in the trust account and the $3,750,000 of gross proceeds from the private placement. Prior to closing of this offering, such expenses (to the extent paid) have been paid from the proceeds of a loan of $500,000 from a director and stockholder, Mr. Playford. Such loan will be repaid, prior to closing of this offering, from the gross proceeds of the private placement. Through December 31, 2006 we have incurred deferred offering expenses of $443,224 and other expenses of $147,089, consisting primarily of formation, registration, legal, accounting and other administrative expenses and interest. As of January 8, 2007, we have paid $244,054 of such expenses.

None of the warrants may be exercised until after the consummation of our initial business combination. Thus, proceeds from the exercise of the warrants will be paid directly to us and will not be deposited in the trust account.

Public stockholders must approve initial business combination:	We will seek stockholder approval to consummate our initial business combination, even if the nature of the combination would not ordinarily require stockholder approval under applicable law. Our existing stockholders have agreed to vote all of their shares of common stock, including any shares that they may acquire through the directed unit program, in the same way as the majority of the shares of common stock voted by the public stockholders with respect to such approval. Our amended and restated certificate of incorporation provides that we may proceed with our initial business combination only if the following two conditions are met:

•	a majority of the shares of common stock voted by the public stockholders are voted in favor of such combination; and

•	public stockholders owning no more than 19.99% of the shares of common stock included in the units offered by this prospectus both vote against such combination and properly exercise their conversion rights.

It is our intention in every case to structure and consummate an initial business combination only if our public stockholders owning up to 19.99% of the shares of common stock underlying the units offered by this prospectus have the right and ability to exercise their conversion rights as presently contained in our amended and restated certificate of incorporation. Our officers and directors view the foregoing conditions as terms of the securities offered by this prospectus under the federal securities laws and obligations to our stockholders. Additionally, our officers and directors have agreed not to take any action to modify or waive, and will vote their shares against any amendments to, the provisions in our amended and restated certificate of incorporation containing such conditions.

Conversion rights for public stockholders voting to reject a business combination:	If our initial business combination is approved and consummated, our public stockholders voting against such combination will be entitled to convert their shares of common stock. In order to be eligible to exercise their conversion rights, a public stockholder must:

•	vote against the initial business combination;

•	prior to or contemporaneously with their vote against such combination affirmatively exercise their conversion right;

•	at the time of the vote by the public stockholders on approval of such proposed initial business combination, own, beneficially or of record, both a share of common stock in respect of which such public stockholder casts a vote against such proposed initial business combination and a public warrant (representing the right to purchase one share of common stock) for each such share; and

•	retain ownership, beneficially or of record, of such public warrant and share until such time as such proposed initial business combination is consummated.

Public stockholders so entitled to exercise their conversion rights will be entitled to convert their shares of common stock into cash at a conversion price equal to a pro rata share of the amount held in the trust account, including underwriting discounts and commissions deposited and interest earned on amounts held in the trust account (net of taxes payable on such interest and the rights of creditors to funds held in the trust account, if any), calculated as of the close of business on the second business day prior to the consummation of our initial business combination. As our common stock and warrants will be trading separately at the time of our stockholder vote on the proposed initial business combination, if you wish to convert your shares and you do not own any warrants, you would be required to buy in the open market an equal number of warrants in order to exercise your conversion rights. We cannot assure you that you will be able to do so at all or at a price that is acceptable to you. Similarly structured development stage companies do not typically require that you own a warrant for each share of common stock for which you seek to exercise your conversion rights. Any request for conversion may be withdrawn at any time up to the date of the meeting of stockholders. Payment will be made to such stockholders promptly following consummation of the business combination.

If public stockholders holding the maximum number of shares which may be converted, an aggregate of approximately 3,749,999 shares (or approximately 4,312,499 shares, if the underwriters’ over-allotment option is exercised in full), properly exercise their conversion rights, the trust account would be required to disburse to them an aggregate of approximately $28,739,986 (or $33,104,983, if the underwriters’ over-allotment option is exercised in full), at a conversion price of $7.66 per share (or $7.68, if the underwriters’ over-allotment option is exercised in full) (in each case, before taking into account interest earned on proceeds held in the trust account, taxes payable on such interest and rights of creditors to funds held in the trust account, if any).

Our existing stockholders do not have the right to convert any of their shares of common stock owned prior to or acquired in this offering as they have agreed to vote all of their shares of common stock, including any shares that they may acquire through the directed unit program, in the same way as the majority of the shares of common stock voted by the public stockholders with regard to the approval of our initial business combination. Our existing stockholders will agree not to purchase any shares of common stock in any open market transactions after this offering and prior to the consummation of our initial business combination.

Dissolution and liquidation if no business combination:	If we do not consummate our initial business combination within 15 months after closing of this offering (or within 24 months after such closing, if a letter of intent, agreement in principle or definitive agreement has been executed within such 15-month period and the business combination related thereto has not been consummated within such 15-month period), then, upon the expiration of such period:

•	pursuant to our amended and restated certificate of incorporation, our corporate purposes and powers will immediately be limited to actions and activities relating to dissolution and winding up our affairs, including liquidation, and we will not be able to engage in any other business activities;

•	our board of directors will be required to adopt, pursuant to our amended and restated certificate of incorporation, not later than 15 days after such expiration, a resolution pursuant to Section 275(a) of the Delaware General Corporation Law finding our dissolution advisable, to call a special meeting of stockholders to vote on such dissolution and to solicit votes of stockholders in favor of such dissolution; and

•	our board of directors will be required, as promptly thereafter as possible, to cause notice of adoption of such resolution, notice of such special meeting and a proxy statement in respect of such meeting and solicitation to be filed with the SEC and sent to stockholders as required by and in accordance with the Delaware General Corporation Law, including Section 275(a), and federal securities laws.

In addition, if we file an initial proxy statement seeking approval from our stockholders to consummate an initial business combination within 90 days of the expiration of 15 months after closing of this offering (or 24 months after such closing, if a letter of intent, agreement in principle or definitive agreement has been executed within such 15-month period and the business combination related thereto has not been consummated within such 15-month period), the initial proxy statement related to such business combination will also seek stockholder approval of our dissolution in the event our stockholders do not approve such initial business combination.

The date on which such notices and proxy statement are sent and the date of such special meeting shall be fixed and may be thereafter changed as necessary:

•	to permit the review thereof by the SEC as required by federal securities laws and resolution of any comments it may have; and

•	so that such notices and proxy statement are sent not less than 10 and not more than 60 days prior to the date of such special meeting.

Pursuant to the Delaware General Corporation Law, our dissolution also requires the affirmative vote of stockholders holding a majority of the then outstanding shares of common stock. Our existing stockholders have agreed to vote their shares of common stock in favor of our dissolution if we are unable to consummate our initial business combination within the time period and on the terms described in this prospectus. If our dissolution is not or is not expected to be approved by stockholders holding a majority of the then outstanding shares at such special meeting, we will be required to continue to take all reasonable actions necessary to obtain such approval, which may include adjourning such meeting from time to time to allow us to obtain the required vote and retaining a proxy solicitation firm to assist us in obtaining such vote. However, we cannot assure you that we will obtain such stockholder approval in a timely manner or at all. Other than as set forth herein, there is no specific time frame for dissolution, distribution and liquidation. If we are unable to obtain stockholder approval in a timely manner, distribution of funds from the trust account to holders of shares of common stock included in the units offered by this prospectus will be delayed. If we are not able to obtain such stockholder approval, we will not be able to dissolve, wind up our affairs or liquidate, we will not be able to distribute funds from the trust account to holders of shares of common stock included in the units offered by this prospectus and these funds will not be available to us for any other purpose.

Assuming our dissolution is approved, we will adopt a plan of distribution providing for payment of our currently outstanding liabilities and obligations and liabilities and obligations reasonably expected to arise in the future. These liabilities and obligations include our expenses arising during our remaining existence and the costs of our dissolution and liquidation. The costs of our dissolution and liquidation are expected to consist of the preparation of a plan of distribution, the approval of that plan and our dissolution by our board of directors, the submission thereof to a vote by our stockholders (including the preparation of the proxy statement, the engagement of proxy solicitation firms and the conduct of our special meeting of stockholders), our continuing public reporting obligations, including the services of our counsel and independent public accounting firm, and the winding up of our affairs, including legal fees we may incur in the event of disputes with any claimants or creditors. We estimate that our total costs and expenses for implementing and completing our dissolution and our plan of distribution will be in the range of $75,000 to $100,000. We intend to manage our expenses to provide that there will be sufficient funds available out of our remaining assets not held in trust to fund these expenses and our other liabilities and obligations. After payment or making provision for payment under the plan of distribution as described above, the amount held in the trust account and all of our remaining assets will be paid on a pro rata basis to the holders of shares of common stock included in the units offered by this prospectus up to 100% of the gross proceeds of this offering as of the close of business two days prior to the date of distribution. If we have distributed the amount equal to 100% of the gross proceeds of this offering and paid all outstanding liabilities and obligations and reserved for such funds as may be necessary under our plan of distribution to provide for future claims reasonably expected to arise, the next $3,750,000 of our assets not distributed to such holders will be paid to our existing stockholders on a pro rata basis in accordance with their purchases of the private placement warrants. Thereafter, any remaining additional assets will be paid on a pro rata basis to the holders of shares of common stock included in the units offered by this prospectus.

Our existing stockholders have agreed to waive their right to receive distributions upon our dissolution or liquidation prior to our initial business combination with respect to all shares of common stock owned by them prior to this offering, except for the distribution of their portion of our assets, not to exceed $3,750,000, representing their private placement investment, as discussed above. Our existing stockholders will be treated in the same manner as the public stockholders with respect to their right to receive distributions upon our dissolution or liquidation prior to our initial business combination, with respect to shares of common stock included in units offered by this prospectus that are purchased by them in this offering.

The underwriters have agreed to waive their rights to $6,000,000 (or $6,900,000, if the underwriters’ over-allotment is exercised in full) of deferred underwriting discounts and commissions to be deposited in the trust account in the event of our dissolution prior to our initial business combination.

Creditors’ ability to make claims against the trust account:	Our placing of funds in trust may not protect those funds from third party claims against us. We will seek releases, waivers or similar agreements waiving any right, interest or claim in or to any amounts held in the trust account from:

•	each vendor, service provider or other person who is owed money by us for services rendered or products sold; and

•	each target business with which we enter into a written letter of intent, confidentiality or non-disclosure agreement or other written agreement.

We cannot guarantee that we will be able to obtain such releases, waivers or other similar agreements or that they will be valid and enforceable. Our officers have agreed, however, that, upon our dissolution and liquidation, they shall, jointly and severally, indemnify us for any claim by a vendor, service provider or other person or any such target business, except with respect to claims made by a vendor, service provider or other person or a target business that shall have signed such a release, waiver or similar agreement, and that the amount of such indemnification shall be limited to the amount by which such claim actually reduces the amount of funds held in the trust account. However, our officers will not indemnify us for any claim for which we obtain a release, waiver or similar agreement, even if such waiver, release or similar agreement is held to be unenforceable. As a result, if any such release, waiver or similar agreement is not valid and enforceable, the claimant may be able to seek payment from the funds held in trust. If a current officer ceases to be an officer of Symmetry for any reason, such officer’s liability will extend solely to claims arising out of acts or omissions during such person’s tenure as an officer of us. We cannot assure you that our current officers will be able to satisfy such indemnification obligations and we have not independently ascertained the financial ability of our officers to do so.

Escrow of shares owned by existing stockholders:	Our existing stockholders will place the shares of common stock owned by them before this offering and the shares of common stock included in units offered by this prospectus that are purchased by them in this offering into an escrow account maintained at Morgan Stanley & Co. by Continental Stock Transfer & Trust Company, as escrow agent. These shares will not be transferable while held in escrow (except to relatives and trusts and controlled entities for estate and tax planning purposes and upon death, in each case while remaining subject to the escrow agreement) but the owners thereof will retain all other rights as our stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. Such shares will not be released from escrow until _______________, 2010 [3 years from the date of this prospectus] unless we were to consummate a transaction after the consummation of our initial business combination which results in all of the stockholders of the combined entity having the right to exchange their shares of common stock for cash, securities or other property.

Audit Committee to monitor compliance:	We have established and will maintain an Audit Committee in accordance with the independence requirements of the American Stock Exchange to, among other things, monitor compliance on a quarterly basis with the terms of this offering. If any noncompliance is identified, the Audit Committee will have the responsibility to immediately take all action necessary to rectify such noncompliance or otherwise cause compliance with the terms of this offering.

SUMMARY FINANCIAL DATA

The following summary financial data has been derived from our audited financial statements. You should read this data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes, which are included elsewhere in this prospectus. To date, our efforts have been limited to organizational activities, so only balance sheet data is presented.

	At December 31, 2006
	Actual	As Adjusted(1)
Balance Sheet Data:
Working capital (deficit)	$(586,135)	$147,307,089
Total assets	714,254	147,307,089
Total liabilities(2)	857,165	6,000,000
Common stock subject to possible conversion for cash, at
initial conversion price(3)	-	28,739,986
Stockholders’ equity (deficit)	(142,911)	112,567,103

__________________

(1)	The “as adjusted” information gives effect to the sale of the units offered by this prospectus, the private placement of warrants to be sold to certain of our existing stockholders and the application of the estimated proceeds therefrom.

(2)	The underwriters have agreed to defer $6,000,000, which will be placed along with the proceeds from this offering into a trust account and paid only upon consummation of our initial business combination.

(3)	In order to exercise their conversion rights, a public stockholder must own, beneficially or of record, both a share of common stock in respect of which such public stockholder votes against the proposed business combination and a public warrant, and retain ownership of such warrant and share until such time as the proposed initial business combination is consummated. At that time, the share will be converted into a right to receive the per share conversion price and the warrant will be cancelled. If public stockholders holding the maximum number of shares which may be converted, an aggregate of approximately 3,749,999 shares, properly exercise their conversion rights, the trust account would be required to disburse an aggregate of approximately $28,739,986, at a conversion price of $7.66 per share (before taking into account interest earned on proceeds held in the trust account, taxes payable on such interest and rights of creditors to funds held in the trust account, if any). The actual conversion price per share will be equal to the amount held in the trust account (after taking into account such interest, taxes and rights, if any), as of the close of business on the second business day prior to the consummation of our initial business combination, divided by the number of shares of common stock included in the units offered by this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully all of the risks described below, together with the other information contained in this prospectus, before purchasing our securities. The risks and uncertainties described below may also impair us or affect your investment. If any of the following or other additional risks actually occur, the trading price of our securities could decline and you could lose all or part of your investment.

Risks Associated with Our Business

We are a development stage company with no operating business and, accordingly, you will have no basis upon which to evaluate our ability to achieve our business objective.

              We are a recently incorporated company, with nominal assets and without an operating business or results therefrom to date. Since we do not have an operating history, you will have no basis upon which to evaluate our ability to achieve our business objective. We have not identified or been provided with the identity of, or had any direct or indirect contact with, a target business. No person acting on our behalf has taken any direct or indirect measures to identify or contact a target business. We have not been approached by a third party offering any target business to us. We will not generate any revenues until, at the earliest, after the consummation of our initial business combination. We cannot assure you as to when or if our initial business combination will occur.

We may not be able to consummate our initial business combination within the required time frame, in which case, we would be forced to dissolve and liquidate.

We must consummate an initial business combination with one or more operating businesses whose fair market value is, either individually or collectively, equal to at least 80% of our net assets (excluding deferred underwriting discounts and commissions held in the trust account in the amount of $6,000,000 (or $6,900,000, if the underwriters’ over-allotment option is exercised in full)) at the time of the execution of the definitive agreement for the acquisition within 15 months after the consummation of this offering (or within 24 months after the consummation of this offering, if a letter of intent, agreement in principle or a definitive agreement has been executed within 15 months after the consummation of this offering). If we fail to consummate our initial business combination within the required time frame, we will be forced to dissolve and liquidate. We may not be able to find a suitable target business within the required time frame. We have not identified or been provided with the identity of and no person acting on our behalf has taken any direct or indirect measures to identify or contact, any target business. We have not had, nor has any person on our behalf had, any discussions (formal or informal) or negotiations, or conducted due diligence evaluations and/or similar activities, whether directly or indirectly, with any target company. We have not been approached by a third party offering any target business to us. We do not have a specific business combination under consideration. We cannot assure you as to when or if our initial business combination will occur.

If we are forced to distribute the funds held in the trust account before consummating our initial business combination, our public stockholders may receive less than $8.00 per share upon distribution of amounts held in the trust account and our remaining assets distributable to them and our warrants will expire worthless.

If we fail to consummate our initial business combination within the time period and on the terms described in this prospectus and thereafter distribute to the public stockholders the amount held in the trust account and our remaining assets distributable to them, the total amount distributable per share may be less than $8.00 because of the expenses related to this offering, and our corporate, general and administrative expenses, including expenses relating to identifying a potential target company. Although all of the principal amount of the proceeds deposited in the trust account will be available for distribution to our public stockholders in accordance with our plan of distribution (unless reduced by the payment of third party claims), the interest on such principal sum available for distribution will be reduced by such amount as may be necessary to pay taxes on such interest income.

         If we do not consummate an initial business combination within the time period and terms described in this prospectus and we are required to dissolve and liquidate, we anticipate that our liquidation will occur pursuant to Section 281(b) of the Delaware General Corporation Law and, in that event, our board of directors will be required under Section 281(b) to adopt a plan of distribution pursuant to which we shall pay or make reasonable provision to pay all of our existing claims and obligations, all of our contingent, conditional or unmatured contractual claims, all claims against us that are the subject of a pending suit, and all claims against us that are likely to arise or become known within 10 years after our dissolution. Our remaining assets shall be reduced by amounts we pay, or reserve to pay, for all of our liabilities and obligations. These liabilities and obligations include our expenses arising during our remaining existence and the costs of our dissolution and liquidation. The costs of our dissolution and liquidation are expected to consist of the preparation of a plan of distribution and the approval of that plan and our dissolution by our board of directors, the submission thereof to a vote by our stockholders (including the preparation of the proxy statement, the engagement of proxy solicitation firms and the conduct of a special meeting of stockholders), our continuing public reporting obligations, including the services of our counsel and independent public accounting firm, and the winding up of our affairs, including legal fees that we may incur in the event of disputes with any claimants or creditors. We estimate that our total costs and expenses for implementing and completing our dissolution and our plan of distribution will be in the range of $75,000 to $100,000.

        We intend to manage our expenses to provide that there will be sufficient funds available out of our remaining assets not held in trust to fund these expenses and our other liabilities and obligations. We cannot assure you that there will be sufficient remaining assets to cover our liabilities and obligations. In addition, claims of third parties may have priority over the funds so distributable (including the funds held in the trust account), which may further decrease the amount distributed to the public stockholders. To the extent that there are neither sufficient remaining assets nor a valid claim against the trust, then such liabilities and obligations may remain unsatisfied. Furthermore, the warrants will expire worthless if we liquidate before the consummation of our initial business combination.

Because there are numerous companies with a business plan similar to ours seeking to consummate an initial business combination, it may be more difficult for us to do so.

Based upon publicly available information as of January 10, 2007, we have identified approximately 78 similarly structured companies which have gone public since 2003, of which 14 have actually consummated a business combination. As of such date, the remaining 64 companies have more than $5.1 billion in trust and are seeking to consummate business combinations. Of these companies, 25 have announced that they have entered into definitive agreements for business combinations but not yet consummated these transactions. In addition, while some of the companies must consummate their respective business combinations in specific industries, a significant number of them may consummate their business combinations in any industry they choose or have very broad definitions of the industries they will target. Therefore, we may be subject to competition from these and other companies as well as financial institutions and numerous other buyers for potential acquisitions. As a result, we face increased competition in targeting an operating business. Furthermore, there are also 55 similarly structured companies currently in registration planning to raise approximately $4.5 billion and there are likely to be more such companies filing registration statements for initial public offerings after the date of this prospectus and prior to the consummation of our initial business combination.

We cannot assure you that we will be able to successfully compete for an attractive business combination. In addition, because of this competition, we cannot assure you that we will be able to effectuate our initial business combination within the required time period. Further, the fact that only 14 of such companies have consummated a business combination and only 25 of such companies have entered into a definitive agreement for a business combination may be an indication that there are only a limited number of attractive targets available to similarly structured companies or that many targets are not inclined to enter into a transaction with a similarly structured company. Moreover, we will also compete with private equity funds, financial institutions and numerous other buyers for potential acquisitions. If we are unable to consummate an initial business combination within the required time period, we will be forced to liquidate.

Because of our limited resources and the significant competition for business combination opportunities, we may not be able to consummate an attractive business combination.

We expect to encounter intense competition from other entities having a business objective similar to ours, including private equity funds, venture capital funds, leveraged buyout funds and operating businesses competing for acquisitions. Many of these entities are well established and have extensive experience in identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than we do and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe that there are numerous potential target businesses that we could acquire with the net proceeds of this offering, together with additional financing if available, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses. Further:

•	our obligation to seek stockholder approval of a business combination may delay the consummation of a transaction;
•

our obligation to convert into cash certain shares of common stock in the event a business combination is consummated and public stockholders owning up to 19.99% of the shares sold in this offering vote against such business combination and exercise their conversion rights may reduce the resources available for a business combination; and

•	our outstanding warrants and the future dilution they potentially represent may not be viewed favorably by certain target businesses.

Any of these obligations may place us at a competitive disadvantage in successfully negotiating a business combination. In addition, since our business combination may entail the contemporaneous acquisition of several operating businesses and may be with different sellers, we will need to convince such sellers to agree that the purchase of their businesses is contingent upon the simultaneous closings of the other acquisitions. We cannot assure you that we will be able to convince such sellers. Furthermore, consummating our initial business combination through more than one acquisition would likely result in increased due diligence and negotiation costs. Additionally, the difficulties involved in consummating multiple acquisitions concurrently may increase the likelihood that we would be unable to successfully consummate our initial business combination in a timely manner.

We may only be able to consummate our initial business combination with a single target business, which may cause us to be solely dependent on a single business permanently or for an extended period.

        It is probable that our initial business combination will be with a single target business, which may cause us to be solely dependent on a single business permanently or for an extended period of time.

        Our initial business combination must be consummated with one or more operating businesses whose fair market value is, either individually or collectively, equal to at least 80% of our net assets (excluding deferred underwriting discounts and commissions held in the trust account in the amount of $6,000,000 (or $6,900,000, if the underwriters’ over-allotment option is exercised in full)) at the time of the execution of a definitive agreement for the acquisition. While we expect that our initial business combination will involve only one business, it is possible that we may seek to consummate business combinations with more than one business, in which case such acquisitions must be consummated simultaneously. We may not be able to acquire more than one target business because of various factors, including possible complex accounting issues, which would include generating pro forma financial statements reflecting the operations of several target businesses as if they had been combined, and numerous logistical issues, which could include attempting to coordinate the timing of negotiations, proxy statement disclosure and closings with multiple target businesses. In addition, we would also be exposed to the risk that conditions to closings with respect to the acquisition of one or more of the target businesses would not be satisfied, bringing the fair market value of the initial business combination below the required threshold of 80% of our net assets. Accordingly, while it is possible that we may attempt to effect our initial business combination with more than one target business, we are more likely to choose a single target business when deciding between one target business meeting such 80% threshold and comparable multiple target businesses collectively meeting the 80% threshold. Accordingly, the prospects for our success may be solely dependent upon the performance of a single business.

If you vote in favor of our initial business combination and such combination is approved and consummated, a portion of the trust account may be disbursed to stockholders who vote against such combination and properly exercise their conversion rights and will not be available to us for any purpose.

If our initial business combination is approved and consummated, stockholders who vote against such combination and properly exercise their conversion rights will be entitled to receive a pro rata share of the amount held in the trust account, including any interest earned on amounts held and underwriting discounts and commissions deposited in the trust account (net of taxes payable on such interest and rights of creditors to funds held in the trust account if any). Such amount, an aggregate of approximately $28,739,986 (or $33,104,983, if the underwriters’ over-allotment option is exercised in full), at a conversion price of $7.66 per share (or $7.68 per share, if the underwriters’ over-allotment option is exercised in full) (in each case, before taking into account interest earned on the proceeds held in the trust account, taxes payable on such interest and rights of creditors to funds held in the trust account, if any), will be paid from the trust account and will therefore not be available to fund either such business combination or our future operations.

You will not be entitled to protections normally afforded to investors of blank check companies under the federal securities laws.

Because the net proceeds of this offering are intended to be used to consummate our initial business combination with one or more operating businesses that have not been identified, we may be deemed to be a “blank check” company under the federal securities laws. However, since we will have net tangible assets in excess of $5,000,000 upon closing of this offering and will file a Current Report on Form 8-K with the SEC upon closing of this offering, which will include an audited balance sheet demonstrating this fact, we believe that we are exempt from rules promulgated by the SEC to protect investors in blank check companies according to Rule 419. Accordingly, investors will not be afforded the benefits or protections of those rules. Because we do not believe we are subject to Rule 419, our units will be immediately tradable and we could have a longer period of time within which to consummate our initial business combination in certain circumstances.

Under Delaware law, the requirements and restrictions relating to this offering contained in our amended and restated certificate of incorporation may be amended, which could reduce or eliminate the protection afforded to our stockholders by such requirements and restrictions.

Our amended and restated certificate of incorporation sets forth certain requirements and restrictions relating to this offering that shall apply to us until the consummation of our initial business combination. Specifically, our amended and restated certificate of incorporation provides, among other things, that:

•	prior to the consummation of our initial business combination, we shall submit such business combination to our stockholders for approval;
•

we may only consummate our initial business combination if: (i) it is approved by a majority of the shares of common stock voted by holders of shares of common stock sold in this offering; and (ii) holders of shares of common stock sold in this offering owning no more than 19.99% of the shares sold in this offering both vote against such business combination and properly exercise their conversion rights;

•

if our initial business combination is approved and consummated, holders of shares of common stock sold in this offering who voted against the business combination and exercised their conversion rights will receive their pro rata share of the trust account (including the deferred underwriting compensation and the interest earned on the amount held in the trust account, net of taxes); and

•	if our initial business combination is not consummated or a letter of intent, an agreement in principle or a definitive agreement is not signed within the time periods specified in this prospectus:
•	our corporate purposes and powers will immediately thereupon be limited to acts and activities relating to dissolving and winding up our affairs, including liquidation, and we will not be able to engage in any other business activities;

•	our board of directors will be required to adopt, within 15 days thereafter, a resolution pursuant to Section 275(a) of the Delaware General Corporation Law finding our dissolution advisable and provide such notices to our stockholders as required by Section 275(a) as promptly thereafter as possible; and

•	if stockholders owning a majority of shares of common stock approve our dissolution, we must promptly adopt a plan of distribution in accordance with the terms of this offering.

Our amended and restated certificate of incorporation requires the approval of 100% of the voting power of all shares of common stock to amend the above-described provisions until the consummation of our initial business combination. However, the validity of provisions requiring 100% approval of an amendment of the amended and restated certificate of incorporation under Delaware law has not been settled. A court could conclude that such approval requirement violates the stockholders’ implicit rights to amend a corporate charter. In that case, the above-described provisions would be amendable and any such amendment could reduce or eliminate the protection afforded to holders of shares of common stock sold in this offering.

If third parties bring claims against us, the proceeds held in trust and the per-share liquidation price received by stockholders could be reduced. Our public stockholders may lose all or substantially all of their investment due to third party claims.

Our placing of funds in trust may not protect those funds from third party claims against us. If our stockholders approve our dissolution, we will be required, pursuant to Delaware General Corporation Law Sections 280 and 281, to adopt a plan of distribution paying or making reasonable provision to pay all our claims and obligations, including contingent or conditional claims, which we intend to pay, to the extent sufficient to do so, from our funds not held in trust. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors and we could be required to pay our creditors prior to making any distributions to the holders of common stock sold in this offering. We will seek releases, waivers or similar agreements waiving any right, interest or claim in or to any amounts held in the trust account from:

•	each vendor, service provider or other person who is owed money by us for services rendered or products sold; and

•	each target business with which we enter into a written letter of intent, confidentiality or non-disclosure agreement or other written agreement.

Such vendors, service providers or other persons rendering services in connection with our initial business combination may include attorneys, accountants, investment banks, ILUT Srl, appraisers and miscellaneous service providers (such as insurance providers, benefit consultants or environmental consultants). We cannot guarantee that we will be able to obtain such releases, waivers or similar agreements or that they will be valid and enforceable.

              Our officers have agreed, however, that, upon our dissolution and liquidation, they shall, jointly and severally, indemnify us for any claim by any such vendor, service provider or other person or any such target business, except with respect to claims made by a vendor, service provider or other person or a target business that shall have signed such a release, waiver or similar agreement, and that the amount of such indemnification shall be limited to the amount by which such claim actually reduces the amount of funds held in the trust account. However, our officers will not indemnify us for any claim for which we obtain a release, waiver or similar agreement, even if such waiver, release or similar agreement is held to be unenforceable. As a result, if any such release, waiver or similar agreement is not valid and enforceable, the claimant may be able to seek payment from the funds held in trust. If a current officer ceases to be an officer of Symmetry for any reason, such officer’s liability will extend solely to claims arising out of acts or omissions during such person’s tenure as an officer of us. We cannot assure you that our current officers will be able to satisfy such indemnification obligations and we have not independently ascertained the financial ability of our officers to do so.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the funds held in our trust account will be subject to applicable bankruptcy law and may be included in our bankruptcy estate and subject to claims of third parties with priority over the claims of our public stockholders. It is possible that other actions by creditors or others could also render the trust account subject to claims of third parties. To the extent bankruptcy claims deplete the trust account, we cannot assure you we will be able to return to our public stockholders the liquidation amounts due to them. Accordingly, the actual per share amount distributed from the trust account to our public stockholders could be significantly less than $8.00 without taking into account interest earned on the trust account (net of taxes payable on such interest), due to claims of creditors. Any claims by creditors could cause additional delays in the distribution of trust funds to the public stockholders beyond the time periods required to comply with Delaware General Corporation Law procedures and federal securities laws and regulations.

If we do not timely consummate our initial business combination, we will be required to dissolve, but such dissolution requires the approval of holders of a majority of our outstanding stock in accordance with Delaware law. Without this stockholder approval, we will not be able to dissolve and liquidate and we will not distribute funds from our trust account to holders of our common stock sold in this offering.

If we do not consummate an initial business combination within 15 months after the consummation of this offering (or within 24 months after the consummation of this offering, if a letter of intent, agreement in principle or definitive agreement is executed within 15 months after the consummation of this offering and the business combination relating thereto is not consummated within such 15-month period), our amended and restated certificate of incorporation (a) provides that our corporate powers will automatically thereafter be limited to acts and activities relating to dissolving and winding up our affairs, including liquidation, and we will not be able to engage in any other business activities and (b) requires that our board of directors no later than 15 days after the expiration of such time period adopt a resolution finding our dissolution advisable and provide notice as soon as possible thereafter of a special meeting of stockholders to vote on our dissolution. Pursuant to Section 275 of the Delaware General Corporation Law, our dissolution also requires the affirmative vote of stockholders owning a majority of our then outstanding common stock. In order to solicit such stockholder approval,

•	our board of directors will cause to be prepared a preliminary proxy statement setting forth the board of directors’ recommendation that we dissolve;

•	we would expect that on the date that the board of directors adopts such recommendation, we would file the preliminary proxy statement with the SEC;
•

if the SEC does not review the preliminary proxy statement, then 10 days following the passing of such deadline, we will mail the proxy statement to our stockholders, and 30 days following the passing of such deadline we will convene a meeting of our stockholders at which they will either approve or reject our dissolution; and

•

if the SEC does review the preliminary proxy statement, we currently estimate that we will receive their comments 30 days following the passing of such deadline. We will mail the proxy statement to our stockholders following the conclusion of the comment and review process (the length of which we cannot predict with any certainty), and we will convene a meeting of our stockholders at which they will either approve or reject our dissolution.

In the event that we do not initially obtain approval for our dissolution by stockholders owning a majority of our outstanding common stock, we will continue to take all reasonable actions to obtain such approval, which may include adjourning the meeting from time to time to allow us to obtain the required vote and retaining a proxy solicitation firm to assist us in obtaining such vote. However, we cannot assure you that our stockholders will approve our dissolution in a timely manner or ever approve our dissolution. If we are not able to obtain approval from the holders of a majority of our outstanding shares of common stock, we cannot dissolve and liquidate and we will not be able to distribute funds from our trust account to holders of our common stock sold in this offering and these funds will not be available for any other corporate purpose.

If we do not timely consummate our initial business combination, we will be required to dissolve. At that time, our management team will no longer be obligated or committed to work exclusively for or on behalf of Symmetry.

        If we do not consummate an initial business combination within 15 months after the consummation of this offering (or within 24 months after the consummation of this offering, if a letter of intent, agreement in principle or definitive agreement is executed within 15 months after the consummation of this offering and the business combination relating thereto is not consummated within such 15-month period), our amended and restated certificate of incorporation (a) provides that our corporate powers will automatically thereafter be limited to acts and activities relating to dissolving and winding up our affairs, including liquidation, and we will not be able to engage in any other business activities and (b) requires that our board of directors no later than 15 days after the expiration of such time period adopt a resolution finding our dissolution advisable and provide notice as soon as possible thereafter of a special meeting of stockholders to vote on our dissolution.

        At that time, the obligations of (a) our officers and directors to present to us for our consideration, prior to presentation to any other person, any suitable opportunity to consummate a business combination involving an industrial, asset-based business which is in or is a supplier to the basic industries sector; (b) Messrs. Playford, De Gasperis and Lepore to not provide advisory, consulting or similar services (including service as a director) to any other person that is a competitor in the acquisition of businesses that we could also reasonably be expected to seek to acquire; and (c) Messrs. De Gasperis and Lepore to be employed full-time to conduct our affairs, will cease. Accordingly, upon the initiation of dissolution proceedings by us, our management team will be able to take such actions, present such opportunities and perform such services for their own benefit or the benefit of others.

Upon distribution of the trust fund, our stockholders may be held liable for claims of third parties against us to the extent of distributions received by them and such stockholders could be liable for third party claims under fraudulent conveyance laws or monies distributed to such stockholders could be subordinate in priority to claims of our bankruptcy creditors.

Under the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. If a corporation complies with certain statutory procedures set forth in Section 280 of the Delaware General Corporation Law intended to ensure that the corporation makes reasonable provision for all claims against it, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. The procedures in Section 280 include a 60-day notice period during which any third-party claims may be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions may be made to stockholders. However, it is our intention to make liquidating distributions to our holders of common stock sold in this offering as soon as reasonably practicable following our dissolution in accordance with Section 281(b) of the Delaware statute. Therefore, our stockholders potentially could be liable for any claims to the extent of distributions received by them in a dissolution and any liability of our holders of common stock sold in this offering may extend beyond the third anniversary of such dissolution.

In addition, even after the distribution of the funds held in the trust account to our public stockholders, our creditors may be able to hold our public stockholders liable under fraudulent conveyance laws or other debtor-creditor laws for claims that these creditors have against us in an amount not to exceed the amount of any distributions to our public stockholders following our dissolution.

Because we have not currently selected any prospective target businesses with which to consummate our initial business combination, we are unable to currently ascertain the merits or risks of any particular target business’ operations or the industry or business in which we may ultimately operate.

                Although we intend to focus our efforts on acquiring industrial asset-based businesses that are in, or are suppliers to, the basic industries sector, and that are based in North America, we have not yet identified or approached any prospective target businesses. Accordingly, there is no reliable basis for you to currently evaluate the possible merits or risks of the particular industry or geography in which we may ultimately operate or the target business which we may ultimately acquire. Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all of the significant risk factors, or that we will have adequate time to complete due diligence. We also cannot assure you that an investment in our units will not ultimately prove to be less favorable to investors in this offering than a direct investment, if an opportunity were available, in any particular target business.

You will not be able to exercise your conversion rights to the extent that you do not own a warrant for each share to be converted, at the time of the vote by our stockholders on approval of an initial business combination. To the extent that, at that time, you do not own a warrant for each share of common stock, the conversion right with respect to shares for which you do not own a corresponding warrant will be worthless. Similarly structured development stage companies do not require that you own a warrant for each share of common stock for which you seek to exercise your conversion rights.

        If our initial business combination is approved and consummated, our public stockholders voting against such combination will be entitled to exercise their conversion rights. In order to be eligible to exercise their conversion rights, a public stockholder must:

•	vote against the initial business combination;

•	prior to or contemporaneously with their vote against such combination affirmatively exercise their conversion right;

•	at the time of the vote by the public stockholders on approval of such proposed initial business combination, own, beneficially or of record, both a share of common stock in respect of which such public stockholder casts a vote against such proposed initial business combination and a public warrant (representing the right to purchase one share of common stock) for each such share; and

•	retain ownership, beneficially or of record, of such public warrant and share until such time as such proposed initial business combination is consummated.

        Public stockholders so entitled to exercise their conversion rights will be entitled to convert their shares of common stock into cash at a conversion price equal to a pro rata share of the amount held in the trust account, including underwriting discounts and commissions deposited and interest earned on amounts held in the trust account (net of taxes payable on such interest and the rights of creditors to funds held in the trust account, if any), calculated as of the close of business on the second business day prior to the consummation of our initial business combination.

         As our common stock and warrants will be trading separately at the time of our stockholder vote on the proposed initial business combination, if you wish to convert your shares and you do not own any warrants, you would be required to buy in the open market an equal number of warrants in order to exercise your conversion rights. We cannot assure you that you will be able to do so at all or at a price that is acceptable to you. Similarly structured development stage companies do not typically require that you own a warrant for each share of common stock for which you seek to exercise your conversion rights.

We may issue shares of our capital stock, including through convertible debt securities, to consummate our initial business combination, which would reduce the equity interest of our stockholders and could result in a change in control of Symmetry.

Our amended and restated certificate of incorporation authorizes the issuance of up to 100,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share. Immediately after this offering, there will be 53,645,833 (or 48,020,833 in the event the underwriters exercise the over-allotment) authorized but unissued shares of our common stock available for issuance (after appropriate reservation for the issuance of shares upon full exercise of our outstanding warrants) and all of the 10,000,000 shares of preferred stock available for issuance. Although we have no commitments as of the date of this offering to issue any securities, we may issue a substantial number of additional shares of our common stock or preferred stock, or a combination of both, including through convertible debt securities, to consummate our initial business combination. We have not engaged in any preliminary discussions concerning such issuances. The issuance of additional shares of our common stock or any number of shares of preferred stock, including upon conversion of any debt securities:

•	may significantly reduce the equity interest of investors in this offering;
•	may provide greater rights to the holders of preferred stock to the rights of the holders of common stock;
•

may cause a change in control if a substantial number of our shares of common stock or voting preferred stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any and may also result in the resignation or removal of one or more of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock.

We may issue notes or other debt securities, or otherwise incur substantial debt, to consummate our initial business combination, which may adversely affect our leverage and financial condition.

Although we have no commitments as of the date of this offering to issue any notes or other debt securities, or to otherwise incur outstanding debt, we may choose to incur substantial debt to consummate an initial business combination. The incurrence of debt:

•	may lead to default and foreclosure on our assets if our operating earnings after a business combination are insufficient to pay our debt obligations;
•

may cause an acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach the covenants contained in any debt agreements, such as covenants that require the maintenance of certain financial ratios or reserves, without a waiver or renegotiation of such covenants;

•	may create an obligation to immediately repay all principal and earned interest, if any, upon demand to the extent any debts are payable on demand; and
•

may hinder our ability to obtain additional financing, if necessary, to the extent any debt agreements contain covenants restricting our ability to obtain additional financing while such debt is outstanding, or to the extent our existing leverage discourages other potential investors.

Our ability to successfully consummate our initial business combination and to be successful afterwards will be completely dependent upon the efforts of our key personnel and the loss of Mr. De Gasperis could adversely affect our ability to operate. In addition, some of our key personnel may join us following such business combination and may be unfamiliar with the requirements of operating a public company, which may adversely affect our operations.

                Our ability to successfully consummate our initial business combination will be completely dependent upon the efforts of our key personnel, including Corrado De Gasperis, our Chief Executive Officer, and Dr. Domenico Lepore, our President. The unexpected loss of Mr. De Gasperis’ service could have a detrimental effect on us. We expect one or more members of our current management team to continue to serve on our board of directors and to be involved in day-to-day operations following consummation of our initial business combination, subject to our specific needs and continued election by the stockholders. However, there is no assurance they will do so. In addition, because we have not identified or been provided with the identity of, or had any direct or indirect contact with, a potential target business, the future role of our key personnel following consummation of our initial business combination cannot presently be fully ascertained. Although we expect that Mr. De Gasperis and Dr. Lepore would remain with the survivor of the business combination serving in the capacity of an officer and director thereof, they are not currently obligated to do so.

                 In addition, depending on the target business and its needs, we will attempt to retain its management or will recruit new management team members. While we intend to closely scrutinize the existing management of the target business and any additional managers we engage after consummation of our initial business combination, we cannot assure you that our assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a public company as well as United States securities laws, which could cause us to expend time and resources helping them become familiar with such laws. This could be expensive and time-consuming and could lead to various regulatory issues that may adversely affect our operations. Specifically, we may be required to expend significant time and money in documenting and updating the target business’ disclosure controls and procedures and internal control over financial reporting to comply with the requirements of The Sarbanes-Oxley Act of 2002.

Our officers and directors have no experience with blank check or development stage companies, which may affect your ability to adequately evaluate their ability to successfully consummate an initial business combination.

                  Although certain of our officers and directors, including Mr. Playford, have experience with Canadian-based acquisition companies, none of our officers or directors or any of their affiliates have ever been associated with a blank check company or a development stage company. Accordingly, you may not be able to adequately evaluate their ability to successfully consummate a business combination.

Our officers and directors may not have significant experience or knowledge of the industry of the target business.

If we decide to acquire a target business that operates in a field outside of the realm of experience of our officers and directors, we cannot assure you that our officers and directors will have gained enough experience or have sufficient knowledge relating to the industry of the target business to make an appropriate acquisition decision.

Our existing stockholders own shares of common stock that will not participate in distributions from the trust account and, therefore, they may have a conflict of interest in determining whether a particular target business is appropriate for a business combination.

                 Our existing stockholders own an aggregate of 4,687,500 shares of our common stock that were issued prior to this offering, but have waived their right to receive distributions from the trust account with respect to those shares if we are unable to consummate our initial business combination. Additionally, certain of our existing stockholders intend to purchase an aggregate of 4,166,667 warrants in a private placement for an aggregate of $3,750,000 on the same terms as the public warrants, except as otherwise necessary to reflect the fact that they will be sold in a private placement, permit delivery of unregistered shares upon exercise and permit net cashless exercise so as to, among other things, permit tacking of holding periods under Rule 144. The securities owned by our existing stockholders prior to this offering and those purchased in the private placement will be worthless if we do not consummate our initial business combination. The personal and financial interests of our directors and officers who are existing stockholders may influence their motivation in timely identifying and selecting a target business and consummating our initial business combination. Consequently, our directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our stockholders’ best interest.

We may have insufficient resources to cover our operating expenses and the expenses of consummating our initial business combination.

                 Approximately $6,300,000 (or $6,975,000 if the underwriters’ over-allotment option is exercised in full) of gross proceeds will not be deposited in the trust account and will be used to pay the expenses of this offering, including $4,500,000 in underwriters’ discounts and commissions that are not deferred (or $5,175,000, if the underwriters’ over-allotment option is exercised in full). After payment of the offering expenses and repayment of the loan of $500,000 from a director and stockholder, Mr. Playford, we will use the proceeds from the private placement to cover our expenses for the next 24 months, including expenses incurred in identifying a target business and the negotiation and consummation of our initial business combination. We have estimated our operating budget to be $3,250,000. We believe that such amount will be sufficient for such purposes and is based on our estimate of those costs. Those estimates may prove inaccurate, especially if a portion of the available proceeds is used to make a downpayment or pay exclusivity or similar fees in connection with a business combination or if we expend a significant portion of the available proceeds in pursuit of a business combination that is not consummated. If we do not have sufficient proceeds available to fund our expenses (including such downpayment or exclusivity fee), we may be forced to obtain additional financing. We may not be able to obtain additional financing and our existing stockholders and management are not obligated to provide any additional financing. If we do not have sufficient proceeds and cannot obtain additional financing when needed, we would be compelled to restructure or abandon that particular business combination or seek alternate target businesses and eventually may be forced to dissolve and liquidate prior to consummating our initial business combination. In addition, if we consummate our initial business combination, we may require additional financing to fund the operations or growth of the target business. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the target business.

Our existing stockholders control a substantial interest in us and thus may influence certain actions requiring stockholder vote.

                 Upon consummation of our offering, our existing stockholders will collectively own at least 20% of our issued and outstanding shares of common stock. After consummating our initial business combination, the existing stockholders’ shares owned prior to this offering and purchased in this offering will continue to be held in escrow.

In connection with the vote required for our initial business combination, our existing stockholders have agreed to vote all of the shares of common stock owned by them, including any shares that they may acquire through the directed unit program, in the same way as the holders of the majority of the shares sold to the public in this offering.

                 There may not be an annual meeting of stockholders to elect new directors prior to the consummation of our initial business combination, in which case all of the current directors will continue in office at least until the consummation of the business combination. Accordingly, our existing stockholders will continue to exert control at least until the consummation of our initial business combination.

Our existing stockholders paid approximately $.001 per share for the shares of common stock owned by them prior to this offering and, accordingly, you will experience immediate and substantial dilution upon the purchase of our units offered by this prospectus.

              The difference between the public offering price per share of common stock, assuming no value is attributed to the warrants included in the units, and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities (including the value of common stock which may be converted into cash), by the number of outstanding shares of our common stock.

              At December 31, 2006, our net tangible book value was approximately ($586,135), or approximately ($0.13) per share of common stock. After giving effect to the stock splits for our common stock effected on June 26, 2006, October 3, 2006, October 13, 2006 and January 12, 2007, the sale of 18,750,000 shares of common stock included in the units (but excluding shares underlying the warrants included in the units) and the deduction of underwriting discounts and estimated expenses of this offering, our pro forma net tangible book value (as decreased by the value of 3,749,999 shares of common stock which may be converted into cash) at December 31, 2006 would have been approximately $112,567,103 or $5.72 per share.

                 The total dilution after this offering is $2.28, or 28.5%, primarily due to the fact that our existing stockholders acquired their shares of common stock at a nominal price and in part due to the conversion rights offered to the public stockholders. The sale of 18,750,000 shares of common stock included in the units (including the value of common stock which may be converted into cash) represents an immediate increase in net tangible book value of $5.85 per share to the existing stockholders.

The warrants may have an adverse effect on the market price of our common stock and make it more difficult to consummate our initial business combination using our common stock as consideration.

In connection with this offering, as part of the units, we will be issuing warrants to purchase 18,750,000 shares of common stock. To the extent that we issue shares of common stock to consummate our initial business combination, the potential for the issuance of 18,750,000 additional shares upon exercise of the warrants could make us a less attractive acquisition vehicle to a target business because such warrants, when exercised, will increase the number of issued and outstanding shares of our common stock and reduce the value of the shares issued to consummate our initial business combination. Accordingly, the warrants may make it more difficult to consummate our initial business combination or increase the cost of a business combination. Additionally, the sale, or even the possibility of sale, of the shares underlying the warrants could have an adverse effect on the market price for our securities or on our ability to obtain future financing. If and to the extent the warrants are exercised, you will experience additional dilution.

If our existing stockholders exercise their registration rights, it may have an adverse effect on the market price of our common stock and the existence of these rights may make it more difficult to consummate our initial business combination.

Our existing stockholders are entitled to demand that we register the resale of their shares of common stock in certain circumstances. If our existing stockholders exercise their registration rights with respect to all of their shares of common stock, then there will be an additional 4,687,500 shares of common stock (or, upon exercise of the private placement warrants, 8,854,167 shares of common stock) eligible for trading in the public market. The presence of this additional number of shares of common stock eligible for trading in the public market may have an adverse effect on the market price of our common stock. In addition, the existence of these rights may make it more difficult to effect a business combination or increase the cost of a target business, as the stockholders of a particular target business may be discouraged from entering into a business combination with us or will request a higher price for their securities as a result of these registration rights and the potential future effect their exercise may have on the trading price of our common stock.

The American Stock Exchange may delist our securities from trading on its exchange which could limit investors’ability to make transactions in our securities and subject us to additional trading restrictions.

Our securities have been approved for listing on the American Stock Exchange, a national securities exchange, upon consummation of this offering. We cannot assure you that our securities will continue to be listed on the American Stock Exchange in the future prior to our initial business combination. Additionally, in connection with our initial business combination, it is likely that the American Stock Exchange may require us to file a new initial listing application and meet its initial listing requirements again. We cannot assure you that we will be able to meet those initial listing requirements at that time.

If the American Stock Exchange delists our securities from trading on its exchange, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;

•	a determination that our common stock is a “penny stock” which would require brokers trading in our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

•	a limited amount of news and analyst coverage for Symmetry;

•	a decreased ability to issue additional securities or obtain additional financing in the future; and

•	a decreased ability of our stockholders to sell their securities or our warrant holders to exercise their warrants because of state securities law restrictions.

There is currently no market for our securities and a market for our securities may not develop, which could adversely affect the liquidity and price of our securities.

        There is no market for our securities. Therefore, stockholders should be aware that they cannot benefit from information about prior market history as to their decision to invest in our securities. In addition, the price of our securities, after the offering, may vary significantly due to changes in general economic conditions and forecasts, our general business condition and release of our financial reports.

        Furthermore, an active trading market for our securities may never develop or, if developed, it may not be maintained. Investors may be unable to sell our securities unless a market can be established and maintained.

Although we are required to use our best efforts to have an effective registration statement covering the issuance of the shares underlying the public warrants at the time that our warrant holders exercise their public warrants, we cannot guarantee that a registration statement will be effective, in which case our warrant holders may not be able to exercise our public warrants and such warrants may expire worthless.

              Holders of our public warrants will be able to exercise the warrants only if a current registration statement under the Securities Act of 1933 relating to the shares of our common stock underlying the warrants is then effective. Although we have undertaken in the warrant agreement, and therefore have a contractual obligation, to use our best efforts to maintain a current registration statement covering the shares underlying the public warrants following completion of this offering, to the extent required by federal securities laws, and we intend to comply with such undertaking, we cannot assure you that we will be able to do so. In no event shall we be liable for, or any registered holder of any warrant be entitled to receive, (a) physical settlement in securities unless the conditions and requirements set forth in the warrant agreement have been satisfied or (b) any net-cash settlement or other consideration in lieu of physical settlement in securities. The value of the public warrants may be greatly reduced if a registration statement covering the shares issuable upon the exercise of the warrants is not kept current. Such warrants may expire worthless.

              Because the warrants sold in the private placement were originally issued pursuant to an exemption from registration requirements under the federal securities laws, the holders of the warrants sold in the private placement will be able to exercise their warrants even if, at the time of exercise, a prospectus relating to the common stock issuable upon exercise of such warrants is not current. As a result, the holders of the warrants purchased in the private placement will not have any restrictions with respect to the exercise of their warrants. As described above, the holders of the public warrants will not be able to exercise them unless we have a current registration statement covering the shares issuable upon their exercise.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you or while a prospectus is not current, thereby making your warrants worthless.

              We have the ability to redeem outstanding warrants, in whole and not in part, at any time after they become exercisable and prior to their expiration, at a price of $.01 per warrant, provided that the last reported sales price of the common stock equals or exceeds $11.00 per share for any 20 trading days within a 30 trading-day period ending on the third business day prior to proper notice of such redemption. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. In addition, we may determine to exercise our right to redeem the outstanding warrants while a current prospectus relating to the common stock issuable upon exercise of the warrants is not available, in which case the warrants will not be exercisable prior to their redemption.

Risks Associated with Our Target Industries

We will be dependent on the industries of our customers. Our results of operations may deteriorate during global and regional economic downturns.

After we consummate our initial business combination, we expect that many of our products may be sold to global basic industries that are experiencing various degrees of growth and consolidation. Customers in these industries are located in every major geographic market. As a result, our customers will be affected by changes in global and regional economic conditions. Accordingly, we may be directly affected by changes in global and regional economic conditions. These conditions are affected by events and circumstances beyond our control such as geopolitical events, changes in demand by consumers, businesses and governments and policy decisions by governments and central banks. As a result of changes in global and regional economic conditions, demand and pricing for our products sold to these industries may fluctuate significantly.

Demand for our products sold to these industries may be adversely affected by improvements in our products as well as in the manufacturing operations of customers, which reduce the rate of consumption or use of our products for a given level of production by our customers.

Sales volumes and prices of our products sold to these industries are impacted by the supply/demand balance as well as overall demand and growth of and consolidation within the end markets for our products. In addition to the factors mentioned above, the supply/demand balance is affected by factors such as business cycles, rationalization within our industry, and output and productivity within our industry and the end markets for our products, some of which factors are affected by decisions by us.

We cannot assure you that any of the industries to which we will sell products will continue to strengthen as a result of current economic conditions. Accordingly, we cannot assure you that there will be stability or growth in demand for or prices of our products sold to these industries. An adverse change in global or certain regional economic conditions could adversely affect us in a material way.

We may be subject to risks associated with operations in multiple countries.

A substantial portion of our net sales may be derived from sales outside of the U.S., and a substantial portion of our operations and our total property, plant and equipment and other long-lived assets may be located outside the U.S. As a result, we may be subject to risks associated with operating in multiple countries, including:

•

currency devaluations and fluctuations in currency exchange rates, including impacts of transactions in various currencies, translation of various currencies into dollars for U.S. reporting purposes, realization of deferred tax assets in various jurisdictions and impacts on results of operations due to the fact that costs of foreign subsidiaries are primarily incurred in local currency while their products may be sold in dollars;

•	imposition of or increases in customs duties and other tariffs;
•

imposition of or increases in currency exchange controls, including imposition of or increases in limitations on conversion of various currencies into dollars, making of intercompany loans by subsidiaries or remittance of dividends, interest or principal payments or other payments by subsidiaries;

•	imposition of or increases in revenue, income or earnings taxes and withholding and other taxes on remittances and other payments by subsidiaries;
•	imposition of or increases in investment or trade restrictions and other restrictions or requirements by non-U.S. governments;
•

inability to definitively determine or satisfy legal requirements, inability to effectively enforce contract or legal rights and inability to obtain complete financial or other information under local legal, judicial, regulatory, disclosure and other systems; and

•	nationalization and other risks which could result from a change in government or other political, social or economic instability.

We cannot assure you that such risks will not have a material adverse effect on us in the future.

In general, our results of operations and financial condition will be affected by inflation in each country in which our target business will have a manufacturing facility. We cannot assure you that future increases in our costs will not exceed the rate of inflation or the amounts, if any, by which we may be able to increase prices for our products.

If relations between the United States and a foreign government deteriorate, it could cause potential target businesses or their goods and services to become less attractive.

The relationship between the United States and non-U.S. governments is subject to sudden fluctuation and periodic tension. For instance, the United States may announce its intention to impose quotas on certain imports. Such import quotas may adversely affect political relations between the two countries and result in retaliatory countermeasures by the foreign government in industries that may affect our ultimate target business. Changes in political conditions in foreign countries and changes in the state of U.S. relations with such countries are difficult to predict and could adversely affect our operations or cause potential target businesses or their goods and services to become less attractive. Because we are not limited to any specific industry, there is no basis for investors in this offering to evaluate the possible extent of any impact on our ultimate operations if relations are strained between the United States and a non-U.S. country in which we acquire a target business or move our principal manufacturing operations.

Because we may acquire an operating business or conduct operations outside of the United States, we may be unable to enforce our legal rights against non-U.S. persons.

Laws of jurisdictions outside the United States may govern many of our material business and operating agreements. We cannot assure you that we will be able to enforce any of our material agreements or that sufficient remedies will be available outside of the United States. Even if we are able to obtain judgments from a United States court with regard to a material agreement against a foreign person, we may not be able to enforce such judgments outside of the United States. The inability to enforce or obtain a remedy under any of our future agreements may have a material impact on our future operations.

Our ability to grow and compete effectively depends on protecting our intellectual property. Failure to protect our intellectual property could adversely affect us.

We believe that the intellectual property that we acquire could be important to our growth. Failure to protect our intellectual property may result in the loss of the exclusive right to use our technologies. We expect to rely on patent, trademark, copyright and trade secret laws and confidentiality and restricted use agreements to protect our intellectual property. Some of our intellectual property may not be covered by any patent, copyright or trademark applications or registrations or any such agreement.

We may also own or obtain exclusive licenses to various domestic and foreign patents related to our technologies. These patents may expire, and/or these licenses may expire or terminate, at various times in the future. When such patents expire, and/or if any exclusive licenses expire or terminate, we will no longer have the right to exclude others from making, using or selling the claimed inventions covered under the patents or the exclusive licenses, as the case may be. Similarly, if any trademarks or copyrights owned by us expire, or if any exclusive licenses granted to us by a third party in any trademarks or copyrights expire or is terminated, we will no longer have the right to exclude others from using the technology or work covered under these trademarks or copyrights or exclusive licenses, as the case may be.

                We may also own or obtain non-exclusive licenses in various technology, products or intellectual property owned by third parties, including, applicable patent, copyright and trademark licenses. In some cases, these non-exclusive licenses may cover intellectual property that is critical or material for our operations or the business going forward. When such non-exclusive licenses expire or are terminated, we will no longer be able to use the technology, products or intellectual property covered under such licenses.

Patents are subject to complex factual and legal considerations. Accordingly, there can be uncertainty as to the validity, scope and enforceability of any particular patent. Therefore, we cannot assure you that:

•	any of the U.S. or non-U.S. patents hereafter owned by us, or that third parties may in the future license to us, will not be circumvented, challenged or invalidated;
•	any of the U.S. or non-U.S. patents that third parties may non-exclusively license to us in the future, will not be licensed to others;

•	any of the inventions that we may seek to patent in the future will be issued at all or cover the breadth of claim coverage sought by us;
•	any patent licenses granted to us, whether on an exclusive or a non-exclusive basis, will not be terminated by the applicable licensor(s); or
•	patent licenses granted to us will not contain any restrictive covenants.

        Other forms of intellectual property such as trademarks and copyrights may also be subject to complex factual and legal considerations. Therefore, we cannot assure you that:

•	any of the U.S. or non-U.S. trademarks or copyrights hereafter owned by us, or that third parties license to us, will not be contested or challenged;

•	any of the U.S. or non-U.S. trademarks or copyrights that third parties may non-exclusively license to us, will not be licensed to others;

•	any copyright and trademark licenses granted to us, whether on an exclusive or a non-exclusive basis, will not be terminated by the applicable licensor(s); or

•	copyright and trademark licenses granted to us will not contain any restrictive covenants.

We cannot assure you that agreements designed to protect our proprietary know-how and information will not be breached, that we will have adequate remedies for any such breach, or that our strategic alliance partners, consultants, employees or others will not assert rights to intellectual property arising out of our relationships with them.

In addition, effective patent, trademark and trade secret protection may be limited, unavailable or not applied for in the U.S. or in any of the non-U.S. countries in which we may operate.

Moreover, we cannot assure you that the use of our inventions or technology (whether or not patented or patentable), proprietary know-how or business processes will not infringe the intellectual property rights of others. Also, we cannot assure you that the use of any intellectual property or technology used by us under a license will not infringe the intellectual property of third parties.

Intellectual property protection also does not protect against technological obsolescence due to developments by others or changes in customer needs.

Our ability to establish and maintain our competitive advantage through our technology and any intellectual property rights may be achieved, in part, by prosecuting claims against others whom we may believe to have misappropriated our technology or have infringed upon our intellectual property rights, as well as by defending against misappropriation or infringement claims brought by others against us. Our involvement in litigation to protect or defend our rights in these areas could result in a significant expense to us, adversely affect the development of sales of the related products, and divert the efforts of our technical and management personnel, regardless of the outcome of such litigation.

If necessary, we may seek exclusive or non-exclusive licenses to intellectual property of others, including any copyright, trademark and/or patent licenses. However, we can give no assurance to you that we will be able to obtain such licenses or that the terms of any such licenses will be acceptable to us. Our failure to obtain a license from a third party for its intellectual property that is necessary for us to make or sell any of our products or offer any of our services could cause us to incur substantial liabilities and to suspend our operations or provision of certain services, manufacture or shipment of products, or use of processes requiring the use of such intellectual property.

Manufacturing operations are subject to increasingly stringent health, safety and environmental requirements.

We may use and generate hazardous substances in any manufacturing operations we acquire. In addition, properties on which we may operate in the future may be used or may have previously been used for industrial purposes. Further, those manufacturing operations may involve risks of personal injury or death. We may be subject to increasingly stringent environmental, health and safety laws and regulations relating to our future properties and neighboring properties and our future operations. These laws and regulations provide for substantial fines and criminal sanctions for violations and sometimes require the installation of costly pollution control or safety equipment or costly changes in operations to limit pollution or decrease the likelihood of injuries. In addition, we may become subject to potential material liabilities for the investigation and cleanup of contaminated properties and to claims alleging personal injury or property damage resulting from exposure to or releases of hazardous substances or personal injury as a result of an unsafe workplace. Further, noncompliance with or stricter enforcement of existing laws and regulations, adoption of more stringent new laws and regulations, discovery of previously unknown contamination or imposition of new or increased requirements could require us to incur costs or become the basis of new or increased liabilities that could be material.

We may be dependent on supplies of raw materials and energy at affordable prices. Our results of operations could deteriorate if that supply is substantially disrupted for an extended period.

We may purchase raw materials and energy from a variety of sources. We may purchase them under short term contracts or on the spot market, in each case at fluctuating prices. The availability and price of raw materials and energy may be subject to curtailment or change due to:

•	limitations which may be imposed under new legislation or regulation;
•	suppliers’ allocations to meet demand of other purchasers during periods of shortage (or, in the case of energy suppliers, extended cold weather);
•	interruptions in production by suppliers; and
•	market and other events and conditions.

We cannot assure you that we will be able to successfully mitigate future increases in the price of raw materials or energy. A substantial increase in raw material or energy prices which cannot be mitigated or passed on to customers or a continued interruption in supply would have a material adverse effect on us.

Our results of operations could deteriorate if the manufacturing operations we acquire were substantially disrupted for an extended period.

Any manufacturing operations that we may acquire may be subject to disruption due to extreme weather conditions, floods and similar events, major industrial accidents, strikes and lockouts, adoption of new laws or regulations, changes in interpretations of existing laws or regulations or changes in governmental enforcement policies, and other events. We cannot assure you that no such events will occur. If such an event occurs, it could have a material adverse effect on us.

We may enter into an industry that is highly competitive. Our market share, net sales or net income could decline due to vigorous price and other competition.

Many of the companies with which we may enter into a business combination participate in industries that compete (other than with respect to new products) primarily on product differentiation and quality, delivery reliability, price and customer service. Price increases by us or price reductions by our competitors, decisions by us or our competitors with respect to prices, volumes or profit margins, technological developments, changes in the desirability or necessity of entering into long term supply contracts with customers or other competitive or market factors or strategies could adversely affect our market share, net sales or net income.

Competition with respect to new products is expected to be based primarily on product innovation, performance and cost effectiveness as well as customer service.

Competition could prevent implementation of price increases, require price reductions or require increased spending on research and development, marketing and sales that could adversely affect us.

We may enter into an industry that is highly speculative and capital intensive.

Many of the companies with which we may enter into a business combination operate in industries that are highly speculative and capital intensive, including the mining and chemical industries. Mineral exploration involves significant risk because few explored properties contain bodies of ore that would be commercially economic to develop into producing mines. Most mineral exploration efforts are not successful, in that they do not result in the discovery of minerals of sufficient quantity or quality to be profitably mined. Many chemical research and development efforts are also unsuccessful in developing a new formula or product, despite the investment of significant time and money.

If we consummate a business combination with a business in the energy industry, conservation measures and technological advances could reduce demand for oil and gas, negatively impacting our revenues.

Fuel conservation measures, alternative fuel requirements, increasing consumer demand for alternatives to oil and gas, and technological advances in fuel economy and energy generation devices could reduce demand for oil and gas. We cannot predict the impact of the changing demand for oil and gas services and products, and any major changes may have a material adverse effect on our business, financial condition, results of operations and cash flows.

If we consummate a business combination with a business in the energy industry, we may be subject to intense government regulation.

        The energy industry is subject to regulation and intervention by governments throughout the world in such matters as exploration and production interests, environmental protection controls, controls over the development and decommissioning of a field (including restrictions on production) and, possibly, nationalization, expropriation, cancellation or non-renewal of contract rights. The energy industry is also subject to the payment of royalties and taxation, which tend to be high compared with those payable in respect of other commercial activities and operates in certain tax jurisdictions which have a degree of uncertainty relating to the interpretation of, and changes to, tax law. As a result of new laws and regulations or other factors, we could be required to curtail or cease certain operations.

If we consummate a business combination in the energy or energy-related infrastructure sector, we may experience cost overruns on an infrastructure project we undertake in connection with our acquired business, and our profitability would be negatively affected.

        If we undertake an infrastructure project to complete, upgrade or expand our acquired business, we may experience cost overruns. Any cost overrun may adversely affect our profitability and could also adversely affect our ability to secure additional financing and complete the project on schedule, or at all.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. In addition, we or our representatives have made or may make forward-looking statements on telephone or conference calls, in person, or otherwise. These include statements about such matters as: our plans, strategies and prospects, both business and financial. All statements other than statements of current or historical fact contained in this prospectus are forward-looking statements. The words “believe,” “expect,” “anticipate,” “should,” “would,” “could,” “plan,” “will,” “may,” “intend,” “project,” “estimate,” “goal,” “potential,” “target,” “continue” and similar expressions (or the negative of these words) identify some of these forward-looking statements.

We have based these forward-looking statements largely on our current expectations and assumptions about future events, circumstances and trends that we believe may affect our financial condition, results of operations and business activities and strategies. These expectations and assumptions may be inaccurate and may be affected by the risks described in “Risk Factors,” as well as by future decisions by us. Actual results, events, circumstances and trends could differ materially from those set forth in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in this prospectus. In addition, no assurance can be given that any future transaction about which forward-looking statements may be made will be completed or as to the timing or terms of any such transaction. Except as required by applicable law, we have no obligation to update any forward-looking statements.

OTHER INFORMATION

              We include cross references in this prospectus to captions under which you can find additional related discussions. The table of contents in this prospectus provides the pages on which these captions are located.

              It is important for you to read and consider all of the information contained in this prospectus before making a decision to purchase any units. In addition, this prospectus contains summaries, which we believe to be accurate, of the terms that we consider to be material of documents filed as exhibits to the registration statement of which this prospectus forms a part. Reference is made to those documents, and such summaries are qualified in their entirety by this reference. You should read and consider the information contained in those documents, which you may obtain as described in “Where You Can Find Additional Information.”

              You should rely only on the information contained in this prospectus. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. We are not making an offer of, and will not sell, these securities in any jurisdiction where it is unlawful.

              The units (and the shares of common stock included in the units) will be available initially only in book-entry form. We expect that the units (and the shares of common stock included in the units) will be issued in the form of one or more global certificates, which will be deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in its name or in the name of its nominee. Beneficial interests in the global certificates will be shown on, and transfers of beneficial interests in the global certificates will be effected through, records maintained by DTC and its participants.

USE OF PROCEEDS

              We intend to use the gross proceeds from this offering as follows:

	Assuming No Exercise of Over- Allotment	Assuming Exercise of Over- Allotment Option

Gross proceeds	$150,000,000	$172,500,000
Offering expenses:
Underwriting discounts (7% of gross proceeds)(1)	10,500,000	12,075,000
Underwriters’ non-accountable expense allowance	1,125,000	1,125,000
Legal fees and expenses(2)	400,000	400,000
Printing and engraving expenses(2)	40,000	40,000
Accounting fees and expenses(2)	50,000	50,000
SEC registration fee(2)	31,147	31,147
NASD filing fee(2)	29,609	29,609
American Stock Exchange application and listing fees(2)	75,000	75,000
Initial trustee fees	15,000	15,000
Miscellaneous expenses(2)(3)	34,244	34,244

Total offering expenses	12,300,000	13,875,000

Total net proceeds	$137,700,000	$158,625,000

Offering proceeds to be held in trust	$137,700,000	158,625,000
Deferred underwriting discounts and commissions
to be held in trust(1)	6,000,000	6,900,000

Total held in trust in event of liquidation	$143,700,000	$165,525,000

Percentage of gross proceeds from this offering held in the trust account	96%	96%

__________________

Footnotes to this table appear after the following table.

              Prior to the consummation of this offering, we expect to complete a private placement of warrants in the aggregate amount of $3,750,000. After payment of the offering expenses and repayment of the loan of $500,000 from a director and stockholder, Mr. Playford, our operating expenses, including expenses incurred in identifying a target business and the negotiation and consummation of our initial business combination, will be paid from the remaining proceeds of the private placement.

              We intend to be prudent in the use of available cash with a view to minimizing such use to the extent practicable prior to consummation of our initial business combination. Assuming that we may need to use substantially all of the remaining private placement proceeds to cover our expenses, including expenses incurred in identifying a target business and the negotiation and consummation of a business combination, we have allocated the maximum amount available to us for operating expenses as follows:

Possible uses of funding:
Legal, accounting and other non-travel expenses in connection with due diligence investigations, structuring and negotiation of a business combination, including any downpayment, lockup payment or earnest payment(4)	$2,000,000
Travel expenses in connection with due diligence investigations,
structuring and negotiation of a business combination(5)	300,000
Legal and accounting fees relating to SEC reporting obligations and proxy
solicitations in connection with a proposed business combination	450,000
Expenses and premiums for director and officer liability insurance	250,000
Miscellaneous expenses and reserves(6)	250,000

Total possible uses	$3,250,000

_______________

(1)

Of the total $10,500,000 underwriting discounts and commissions (or $12,075,000, if the underwriters’ over-allotment option is exercised in full), the underwriters will defer the amount of $6,000,000 (or $6,900,000, if the underwriters’ over-allotment option is exercised in full) until the consummation of our initial business combination within the time period and on the terms described in this prospectus. Such deferred amount shall be deposited in the trust account. If such a business combination does not occur, the underwriters will forfeit their deferred discounts and commissions.

(2)

Certain of these expenses have been paid prior to the closing of this offering by us from the proceeds of a loan of $500,000 from a director and stockholder, Mr. Playford. Through December 31, 2006, we have incurred deferred offering expenses of $443,224 and other expenses of $147,089, consisting primarily of formation, registration, legal, accounting and other administrative expenses and interest. As of January 8, 2007, we have paid $244,054 of such expenses. To the extent so paid, the proceeds from the sale of the private placement warrants shall be used to repay, in part, such loan. In turn, an equivalent amount of the proceeds from this offering shall be used for the purposes for which such proceeds from the sale of the private placement warrants would have been used. Since we have not made payments for any purpose other than payment of those expenses, the unused balance of the proceeds from the loan, together with such use of proceeds from the sale of the private placement warrants, will be sufficient to repay the principal of such loan. Interest payable on such loan is included in “miscellaneous expenses and reserves” in the second table above.

(3)

Miscellaneous expenses will include the reimbursement of our existing stockholders for out-of-pocket expenses advanced on our behalf in connection with this offering and other miscellaneous offering expenses. To date, there are no advances to be reimbursed to our existing stockholders for out-of-pocket expenses in connection with this offering.

(4)

Includes market research and valuation firms, as well as other third-party consultants, that we may engage. We intend to engage Kelley Drye & Warren LLP, which is affiliated with one of our directors and existing stockholders, Mr. Barker, to perform securities and corporate legal work for us, including in connection with our initial business combination. We intend to engage ILUT Srl, which is affiliated with one of our directors and existing stockholders, Dr. Lepore, to perform consulting services in connection with planning associated with the acquisition process, identifying and evaluating potential target businesses and performing due diligence. Dr. Lepore, our President, is the owner and former President of ILUT Srl. Effective November 1, 2006, Dr. Lepore became a full-time employee of ours and ceased being employed by ILUT Srl. Dr. Lepore has, however, retained his ownership of ILUT Srl. There are no limitations that restrict us from engaging Kelley Drye & Warren LLP or ILUT Srl, each of which is affiliated with one or more of our directors, to perform such services and other customary legal and consulting services for us for customary fees and on customary terms and conditions and any such engagement will be approved by a majority of our independent and disinterested directors.

(5)	Includes airfare, transportation costs, lodging and meals and associated expenses.
(6)

Miscellaneous expenses and reserves includes the interest expense on the $500,000 loan from a director and stockholder, Mr. Playford, estimated at $18,750, advanced to us out of the proceeds from the private placement of warrants, our estimated costs and expenses for implementing and completing a dissolution and distribution plan, if required, and certain relocation expenses for our President, Dr. Lepore, incurred in connection with his relocation from Milan, Italy to New York, NY, USA. Our directors, officers, existing stockholders and special advisor will receive reimbursement for any reasonable out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying target businesses and performing due diligence in connection with possible business combinations. To the extent that our sources of funds (excluding proceeds deposited in the trust account) are insufficient to pay such expenses in full, such expenses will not be reimbursed by us unless we consummate our initial business combination.

These are estimates only. We believe that $3,250,000 will be sufficient to fund all of our expenses until we consummate our initial business combination within the time period and on the terms described in this prospectus or, if we fail to do so, until we complete our dissolution and liquidation as described in this prospectus.

                 Of the total proceeds of this offering, $143,700,000 of the proceeds of this offering (or $7.66 per unit, including the deferred underwriters’ discount and commissions of $6,000,000) or $165,525,000 (or $7.68 per unit, including the deferred underwriters’ discount and commissions of $6,900,000) if the underwriters’ over-allotment option is exercised in full, will be placed in a trust account at JPMorgan Chase Bank, N.A. maintained by Continental Stock Transfer & Trust Company, as trustee. The amount in the trust account will be invested only in “government securities” within the meaning of, or money market funds meeting the conditions of Rule 2a-7 promulgated under, the Investment Company Act of 1940. By so restricting the investment of these amounts, we intend to avoid being deemed to be an investment company under the Investment Company Act.

If we consummate our initial business combination within the time and on the terms described in this prospectus, the amount held in the trust account will be used as follows:

•	payment of the conversion price to public stockholders who properly exercise their conversion rights;
•	payment of deferred underwriters’ discounts and commissions; and
•

payment to us of the balance to finance consummation of our initial business combination, finance operations of a target business and other general corporate purposes (including any related finders, legal, accounting, investment banking or professional fees).

                 Any of our remaining assets would also be used for such financing and corporate purposes.

If our initial business combination is approved and consummated, our public stockholders voting against such combination will be entitled to convert their shares of common stock. In order to be eligible to exercise their conversion rights, a public stockholder must:

•	vote against the initial business combination;

•	prior to or contemporaneously with their vote against such combination affirmatively exercise their conversion right;

•	at the time of the vote by the public stockholders on approval of such proposed initial business combination, own, beneficially or of record, both a share of common stock in respect of which such public stockholder casts a vote against such proposed initial business combination and a public warrant (representing the right to purchase one share of common stock) for each such share; and

•	retain ownership, beneficially or of record, of such public warrant and share until such time as such proposed initial business combination is consummated.

Public stockholders so entitled to exercise their conversion rights will be entitled to convert their shares of common stock into cash at a conversion price equal to a pro rata share of the amount held in the trust account as of the close of business on the second business day prior to the consummation of our initial business combination, including any interest earned on amounts held and underwriting discounts and commissions deposited in the trust account (net of taxes payable on such interest and the rights of creditors to funds held in the trust account, if any). As our common stock and warrants will be trading separately at the time of our stockholder vote on the proposed initial business combination, if you wish to convert your shares and you do not own any warrants, you would be required to buy in the open market an equal number of warrants in order to exercise your conversion rights. We cannot assure you that you will be able to do so at all or at a price that is acceptable to you. Similarly structured development stage companies do not typically require that you own a warrant for each share of common stock for which you seek to exercise your conversion rights. Any request for conversion may be withdrawn at any time up to the date of the meeting of stockholders. Payment will be made to such stockholders promptly following consummation of the business combination.

              If we fail to consummate our initial business combination and our dissolution and liquidation is approved by our stockholders, we will adopt a plan of distribution, as required under Section 281(b) of the Delaware General Corporation Law, pursuant to which we shall:

•	pay, or make such provision as we determine to be reasonable to pay, all claims, liabilities and obligations, including all contingent, conditional or unmatured contractual claims, that are known to us;

•	make such provision as we determine to be reasonably likely to be sufficient to pay any claim against us which is the subject of a pending action, suit or proceeding to which we are a party; and

•	make such provision as we determine to be reasonably likely to be sufficient to pay claims that have not been made known to us or that have not arisen but that, based on facts known to us, we determine are reasonably likely to arise or to become known to us within 10 years after the date of dissolution.

These liabilities and obligations include our expenses arising during our remaining existence and the costs of our dissolution and liquidation. The costs of our dissolution and liquidation are expected to consist of the preparation of a plan of distribution, the approval of that plan and our dissolution by our board of directors, the submission thereof to a vote by our stockholders (including the preparation of the proxy statement, the engagement of proxy solicitation firms and the conduct of our special meeting of stockholders), our continuing public reporting obligations, including the services of our counsel and independent public accounting firm, and the winding up of our affairs, including legal fees we may incur in the event of disputes with any claimants or creditors. We estimate that our total costs and expenses for implementing and completing our dissolution and our plan of distribution will be in the range of $75,000 to $100,000. We intend to manage our expenses to provide that there will be sufficient funds available out of our remaining assets not held in trust to fund these expenses and our other liabilities and obligations.

              The proceeds deposited in the trust account could, however, become subject to the claims of our creditors and we could be required to pay our creditors prior to making any distributions to the holders of common stock sold in this offering. We will seek releases, waivers or similar agreements waiving any right, interest or claim in or to any amounts held in the trust account from:

•	each vendor, service provider or other person who is owed money by us for services rendered or products sold; and

•	each target business with which we enter into a written letter of intent, confidentiality or non-disclosure agreement or other written agreement.

              We cannot guarantee that we will be able to obtain such releases, waivers or similar agreements or that they will be valid and enforceable.

              Our officers have agreed, however, that, upon our dissolution and liquidation, they shall, jointly and severally, indemnify us for any claim by any such vendor, service provider or other person or any such target business, except with respect to claims made by a vendor, service provider or other person or a target business that shall have signed such a release, waiver or similar agreement, and that the amount of such indemnification shall be limited to the amount by which such claim actually reduces the amount of funds held in the trust account. However, our officers will not indemnify us for any claim for which we obtain a release, waiver or similar agreement, even if such waiver, release or similar agreement is held to be unenforceable. As a result, if any such release, waiver or similar agreement is not valid and enforceable, the claimant may be able to seek payment from the funds held in trust. If a current officer ceases to be an officer of Symmetry for any reason, such officer’s liability will extend solely to claims arising out of acts or omissions during such person’s tenure as an officer of us. We cannot assure you that our current officers will be able to satisfy such indemnification obligations and we have not independently ascertained the financial ability of our officers to do so.

               After payment or making provision for payment under the plan of distribution as described above, the amount held in the trust account and all of our remaining assets will be paid on a pro rata basis to the holders of shares of common stock included in the units offered by this prospectus up to 100% of the gross proceeds of this offering as of the close of business two days prior to the date of distribution. If we have distributed the amount equal to 100% of the gross proceeds of this offering and paid all outstanding liabilities and obligations and reserved for such funds as may be necessary under our plan of distribution to provide for future claims reasonably expected to arise, the next $3,750,000 of our assets not distributed to such holders will be paid to our existing stockholders on a pro rata basis in accordance with their purchases of the private placement warrants. Thereafter, any remaining additional assets will be paid on a pro rata basis to the holders of shares of common stock included in the units offered by this prospectus.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend upon our financial condition, operating results, capital requirements, applicable law, and other factors that our board of directors deems relevant.

CAPITALIZATION

The following table sets forth our capitalization at December 31, 2006, on an actual basis and as adjusted to give effect to the sale of the units offered by the prospectus, the private placement and the application of the estimated net proceeds therefrom. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes, which are included elsewhere in this prospectus.

	At December 31, 2006
	Actual (audited)	As Adjusted(1)
Cash	$261,729	$3,597,788

Cash deposited in trust	$-	$143,700,000

Accounts payable	$357,165	$-

Note payable(2)	500,000	-

Underwriters' commission payable(3)	-	6,000,000

Total liabilities	857,165	6,000,000

Common stock, $.001 par value, of which no shares (actual) and 3,749,999 shares (as adjusted) are subject to possible conversion for cash, at initial conversion price(4)(5)	-	28,739,986
Stockholders' equity (deficit):
Preferred stock, $.001 par value, 10,000,000 shares authorized, none issued or outstanding	-	-
Common stock, $.001 par value, 100,000,000 shares authorized, 4,687,500 shares (actual) and 19,687,501 shares (as adjusted) issued and outstanding (excluding no shares and 3,749,999 shares, respectively, which are subject to possible conversion)(4)(5)	$4,687	$19,687

Additional paid-in capital	-	112,695,014

Deficit accumulated during the development stage	(147,598)	(147,598)

Total stockholders' equity (deficit)	$(142,911)	$112,567,103

Total capitalization	$714,254	$147,307,089

_______________

(1)	Assumes no exercise by the underwriters of their over-allotment option.
(2)

Prior to the consummation of this offering, a portion of the offering expenses have been paid from the proceeds of a loan in the amount of $500,000 we received from a director and stockholder, Mr. Playford. This loan bears interest at the rate of 4.5% per annum, is secured by our assets and matures upon consummation of the private placement of warrants to our existing stockholders, or, if earlier, December 31, 2007.
(3)

The underwriters have agreed to defer $6,000,000, which will be placed along with the net proceeds of this offering into a trust account and paid only upon consummation of our initial business combination.

(4)

In order to exercise their conversion rights, a public stockholder must own, beneficially or of record, both a share of common stock in respect of which such public stockholder votes against the proposed business combination and a public warrant, and retain ownership of such warrant and share until such time as the proposed initial business combination is consummated. At that time, the share will be converted into a right to receive the per share conversion price and the warrant will be cancelled. If public stockholders holding the maximum number of shares which may be converted, an aggregate of approximately 3,749,999 shares, properly exercise their conversion rights, the trust account would be required to disburse an aggregate of approximately $28,739,986, at a conversion price of $7.66 per share (in each case, before taking into account interest earned on proceeds held in the trust account, taxes payable on such interest and rights of creditors to funds held in the trust account, if any). The actual conversion price per share will be equal to the amount held in the trust account (after taking into account such interest, taxes and rights, if any), as of the close of business on the second business day prior to the consummation of our initial business combination, divided by the number of shares of common stock included in the units offered by this prospectus.

(5)	All share and per share information gives effect to a 5,000 for 1 stock split effected on June 26, 2006, a 4 for 5 reverse stock split effected on October 3, 2006, a 5 for 6 reverse stock split effected on October 13, 2006 and a 3 for 2 stock split effected on January 12, 2007. On June 26, 2006, we amended and restated our certificate of incorporation to increase the number of shares of our authorized common stock from 1,000 to 100,000,000. On October 3, 2006, we filed an amended and restated certificate of incorporation with the Secretary of State of Delaware, in order to effect a reverse stock split of our common stock on a 4 for 5 basis, resulting in 3,750,000 shares issued and outstanding. On October 13, 2006, we filed an amended and restated certificate of incorporation with the Secretary of State of Delaware, in order to effect a reverse stock split of our common stock on a 6 for 5 basis, resulting in 3,125,000 shares issued and outstanding. On January 12, 2007, we filed an amended and restated certificate of incorporation with the Secretary of State of Delaware, in order to effect a stock split of our common stock on a 3 for 2 basis, resulting in 4,687,500 shares issued and outstanding.

DILUTION

The difference between the public offering price per share of common stock, assuming no value is attributed to the warrants included in the units, and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities, by the number of outstanding shares of our common stock.

At December 31, 2006, our net tangible book value was approximately ($586,135), or approximately ($0.13) per share of common stock. After giving effect to the stock split for our common stock effected on June 26, 2006, the reverse stock split for our common stock effected on October 3, 2006, the reverse stock split of our common stock effected on October 13, 2006, the stock split of our common stock effected on January 12, 2007, the sale of 18,750,000 shares of common stock included in the units (but excluding shares underlying the warrants included in the units) and the deduction of underwriting discounts and estimated expenses of this offering, our pro forma net tangible book value (as decreased by the value of approximately 3,749,999 shares of common stock which may be converted into cash) at December 31, 2006 would have been approximately $112,567,103 or $5.72 per share. The sale of 18,750,000 shares of common stock included in the units (including the value of common stock which may be converted into cash) represents an immediate increase in net tangible book value of $5.85 per share to the existing stockholders and an immediate dilution of $2.28 per share, or 28.5%, to investors.

The following table illustrates the dilution to the new investors on a per-share basis, assuming no value is attributed to the warrants included in the units (all numbers are rounded to the nearest whole cent):

Public offering price		$8.00
Net tangible book value before this offering	$(0.13)
Increase attributable to investors	5.85

Pro forma net tangible book value after this offering		5.72

Dilution to investors		$2.28

If we consummate our initial business combination, the conversion rights to the public stockholders may result in the conversion into cash of 19.99999% of the aggregate number of the shares sold in this offering at a per-share conversion price equal to the amount in the trust account calculated as of two business days prior to the consummation of our initial business combination, inclusive of any interest and deferred underwriting discounts and commissions being held in trust (net of taxes payable on such interest income and the rights of creditors to funds held in the trust account, if any), divided by the number of shares sold in this offering (all numbers are rounded to the nearest whole cent).

The following table sets forth the calculation of our pro forma net tangible book value after this offering, on an aggregate and a per share basis:

Net tangible book value before this offering	$(585,135)

Plus: Proceeds from this offering	137,700,000

Plus: Proceeds from the private placement of warrants	3,750,000

Plus: Offering costs excluded from net tangible book value before this offering	443,224

Less: Proceeds held in trust subject to possible conversion for cash ($143,700,000 x 19.99999%)	28,739,986

Aggregate pro forma net tangible book value	$112,567,103

Shares of common stock outstanding prior to this offering	4,687,500

Plus: Shares of common stock included in the units offered by this prospectus	18,750,000

Less: Shares subject to possible conversion for cash (19.99999 x 18,750,000 shares)	(3,749,999)

Aggregate number of shares outstanding	19,687,501

        The following table sets forth information with respect to the cash consideration paid by our existing stockholders and investors who purchase units offered by this prospectus for their shares of common stock (assuming that no public warrants are exercised and no value is attributed to any public warrants issued):

	Shares Purchased		Total Consideration
	Number	Percent	Amount	Percent(1)	Average Price Per Share
Existing stockholders	4,687,500	20%	$4,687	0.001%	$0.001	(1)
Investors	18,750,000	80%	150,000,000	99.999%	8.00

Total	23,437,500	100%	$150,004,687	100%

______________

(1) Rounded to the nearest ten-thousandth

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and the related notes included elsewhere in this prospectus.

General

We are a development stage company, with nominal assets and without an operating business, organized under the laws of the State of Delaware on April 26, 2006. We were formed for the purpose of acquiring one or more operating businesses, through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, and managing such businesses. Our efforts in identifying target businesses will be focused on industrial, asset-based businesses, based in North America, that are in, or are suppliers to, the basic industries sector, including energy and energy-related infrastructure. This sector also encompasses a broad range of primary industries, including, among others, metals and materials, transportation and distribution, chemicals and mining. We believe that this sector is critical to expansion of the infrastructures that support economic growth globally and that it will continue to grow as the global economy continues to expand.

We do not have any specific merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination under consideration and have not had any discussions, formal or otherwise, with respect to such a transaction. We intend to use cash derived from the proceeds of this offering, our capital stock, debt or a combination of cash, capital stock and debt, to consummate our initial business combination, future operations and/or acquisitions.

The issuance of additional capital stock, including upon conversion of any convertible debt securities we may issue, or the incurrence of debt could have material consequences on our business and financial condition. The issuance of additional shares of our capital stock (including upon conversion of convertible debt securities):

•	may significantly reduce the equity interest of our stockholders;
•	may provide greater rights to holders of preferred stock than the rights of holders of common stock;
•

may cause a change in control if a substantial number of our shares of common stock or voting preferred stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and may also result in the resignation or removal of one or more of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock.

Similarly, if we issue debt, it could result in:

•	default and foreclosure on our assets if our operating earnings after our initial business combination are insufficient to pay our debt obligations;
•

acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach the covenants contained in any debt agreements, such as covenants that require the maintenance of certain financial ratios or reserves, without a waiver or renegotiation of such covenants;

•	an obligation to immediately repay all principal and earned interest, if any, upon demand to the extent any debt are payable on demand; and
•

our inability to obtain additional financing, if necessary, to the extent any debt agreements contain covenants restricting our ability to obtain additional financing while such debt is outstanding, or to the extent our existing leverage discourages other potential investors.

To date, our efforts have been limited to organizational activities, including our preparations for the proposed offering. Through December 31, 2006, we have incurred deferred offering expenses of $443,224 and other operating expenses of $147,089, consisting primarily of formation, registration, legal, accounting and other administrative expenses and interest. As of January 8, 2007, we have paid $244,054 of such expenses. We have neither engaged in any operations nor generated any revenues to date.

                 We estimate that the net proceeds from the sale of the units will be $137,700,000 (or $158,625,000 if the underwriters’ over-allotment is exercised in full), after deducting offering expenses of approximately $1,800,000 and underwriting discounts of $10,500,000 (or $12,075,000 if the underwriters’ over-allotment option is exercised in full). All such net proceeds will be held in trust. In addition, of the underwriters' discount, $6,000,000 (or $6,900,000 if the underwriters’ over-allotment option is exercised in full) will be held in trust and the remaining $4,500,000 (or $5,175,000 if the underwriters’ over-allotment option is exercised in full) will not be held in trust. We will use substantially all of the net proceeds of this offering to acquire an operating business. However, we may not use all of the proceeds in the trust in connection with our initial business combination, either because the consideration for the business combination is less than the proceeds in trust or because we finance a portion of the consideration with our capital stock, debt securities or other debt. In that event, the proceeds held in the trust account as well as any other net proceeds not expended will be used to finance the operations of the target business.

                 Prior to the consummation of this offering, certain of our existing stockholders intend to purchase an aggregate of 4,166,667 warrants for $.90 per warrant, or an aggregate purchase price of $3,750,000, in a private placement. The proceeds of the private placement will be used to fund our expenses prior to our initial business combination and will not be held in trust.

We believe that upon consummation of this offering, the funds available to us from the private placement, after repayment of the $500,000 loan to Mr. Playford, will be sufficient to allow us to operate for at least the next 24 months, assuming that our initial business combination is not consummated during that time. Over this time period, we anticipate making the following expenditures:

•

approximately $2,000,000 of expenses for legal, accounting and other non-travel expenses in connection with due diligence investigations, structuring and negotiation of a business combination, including any downpayment, lockup payment or earnest payment;

•	approximately $450,000 of expenses in legal and accounting fees relating to our SEC reporting obligations and proxy solicitations in connection with a proposed business combination;
•	approximately $250,000 for expenses and premiums for director and officer liability insurance;
•	approximately $300,000 of travel expenses in connection with due diligence investigations, structuring and negotiation of a business combination; and

•	approximately $250,000 for general working capital that will be used for miscellaneous expenses and reserves.

              A portion of the offering expenses, including the SEC registration fee, the NASD filing fee and the American Stock Exchange listing fee have been funded from a loan in the amount of $500,000 we received from a director and stockholder, Mr. Playford. This loan bears interest at the rate of 4.5% per annum, is secured by our assets and matures upon consummation of the private placement of warrants to our existing stockholders or, if earlier, December 31, 2007. See Note (2) to “Use of Proceeds” regarding repayment of Mr. Playford’s loan.

We do not believe we will need additional financing following this offering in order to cover our expenses, including expenses incurred in connection with the consummation of our initial business combination. However, we may need to obtain additional financing through a private offering of debt or equity securities if such funds are required to consummate our initial business combination. We may obtain such a financing in connection with the consummation of our initial business combination.

PROPOSED BUSINESS

Introduction

                 We are a development stage company, with nominal assets and without an operating business, organized under the laws of the State of Delaware on April 26, 2006. We were formed for the purpose of acquiring one or more operating businesses, through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, and managing such businesses. Our efforts in identifying target businesses will be focused on industrial, asset-based businesses that are in, or are suppliers to, the basic industries sector, including energy and energy-related infrastructure. This sector also encompasses a broad range of primary industries, including, among others, metals and materials, transportation and distribution, chemicals and mining. We believe that this sector is critical to economic expansion globally and that it will continue to grow as the global economy continues to expand. Although the location of a target business is not geographically limited, we intend to focus our efforts on acquiring a business that is based in North America. We have not identified or been provided with the identity of, and no person acting on our behalf has taken any direct or indirect measures to identify or contact, any target business. We have not had, nor has any person on our behalf had, any discussions (formal or informal) or negotiations, or conducted due diligence evaluations and/or similar activities, whether directly or indirectly, with any target company. We have not been approached by a third party offering any target business to us. We do not have a specific business combination under consideration.

We intend to seek a business combination with potential target businesses in the basic industries sector that:

•	lack sufficient capital or project management expertise to successfully undertake major infrastructure projects;
•	have established products and processes with manufacturing assets that are underutilized or have additional extractable capacity; and/or
•

have business development opportunities with an advantaged product or process but are capital constrained and/or management constrained and/or unable to effectively exploit existing markets and/or new markets.

                 Upon the acquisition of a target business, our goal will be to maximize its throughput (i.e., the speed at which it generates cash through sales) through the application of a precise and consistent operating methodology – THE DECALOGUE™. THE DECALOGUE ™, co-authored by Domenico Lepore, our President, combines and deploys two management theories: the Theory of Constraints (“TOC”) and W. Edwards Deming’s Theory of Profound Knowledge, including the use of statistical process control.

                 Growth in the Basic Industries Sector. The basic industries sector of the U.S. economy alone accounts for total annual shipments exceeding $2 trillion, according to the International Trade Administration (“ITA”) of the Department of Commerce. The sector’s exports constitute approximately 52% of the U.S. manufacturing sector’s international shipments, according to the ITA, and represent, we believe, a critical and growing interdependency in the trade flow of the global economy. Due, in part, to the growth of emerging markets and developing countries such as China and India, the International Monetary Fund (the “IMF”) projects that the global economy will grow up to 5.1% in 2006 and 4.9% in 2007, close to the 5.3% reached in 2004 and the 4.8% in 2005. The IMF projects that emerging market and developing economies will grow 7.3% in 2006 and 7.2% in 2007, while the economies of advanced countries will grow 3.1% in 2006 and 2.7% in 2007. We believe that China, India and, to a lesser extent, the United States continue to be the main engines for growth based upon data published by the IMF, but the economies are improving in both Western Europe and Japan as well. We also believe, based upon data published by the IMF, that continued strong development in China’s and India’s economies will drive sustainable growth in demand for the world’s steel, aluminum, scrap metal, and other metals and strategic materials. These factors create opportunities for businesses within the basic industries sector and its supply chain, whose products are required, or will be in demand, to sustain that growth.

We intend to focus our search on target companies in the basic industries sector that have critical infrastructure needs but are underinvested or lack sufficient project management expertise, established products and processes but underutilized manufacturing assets and/or business development opportunities but are unable to effectively exploit existing or new markets for their advantaged products or processes.

•	Infrastructure Projects. As a result of the growing global economy, we believe that demand has outpaced the ability of certain basic industries sector companies to effectively supply their critical products, partly due to underinvestment and the lack of sufficient project management. Examples of business opportunities in the basic industries sector may include commodity metals, energy and the required related machinery and infrastructure.

•	Underutilized Manufacturing Assets. We believe that there are target businesses that have underutilized manufacturing capacity and which have not effectively exploited existing markets for their products. Examples of business opportunities in the basic industries sector may include steel, aluminum, paper and other strategic materials.

•	Business Development Opportunities for Advantaged Products. We believe that there are target businesses with advantaged products, processes or technologies that have not effectively exploited their existing markets nor identified and expanded their products into new markets. Examples of business opportunities may include a business with an advanced material science and/or engineered products and/or components, used in electronics, electrical devices, power systems, or alternative energy, and whose markets are underexploited as a result of the lack of management expertise or sufficient capital.

                 We intend to source our target business opportunities from various internal and external sources. We believe that we will be able to generate acquisition opportunities from internal sources primarily resulting from personal contacts and relationships that our management team has developed and maintained in various industrial sectors throughout the world. Our management team also has other extensive contacts and sources from which to generate acquisition opportunities. These contacts and sources include other senior executives, private equity and venture capital funds, public and private companies, investment bankers, attorneys and accountants with whom our management team has developed relationships through their years of international corporate finance and operating experience in North and South America, Europe, South Africa, Australia and Asia, including China, India, Korea and Japan.

We believe this focus should prove to be an attractive area in which to find a target business, and we believe that many companies in those areas would find the opportunity to sell to us attractive as well.

Management and its Transaction Experience and Operating Methodology

The extensive experience and expertise of our management team in the corporate management and governance of public companies, operational management of regional and multi-national businesses, and acquisitions and other complex transactions, including complex financings and capital structuring, positions us well, we believe, to identify and consummate a business combination. Our combined experience represents 210 years of industrial manufacturing and distribution experience, including in the diversified industries, chemicals, energy (including alternative energy), and metals and mining industries, averaging 30 years, and specific management experience in implementing our operating methodology during the past 10 years. Our strong combination of broad geographical and industrial business experience and demonstrated operating methodology should attract well-positioned prospective acquisition candidates. Our management team will also bring the required legal, regulatory and transactional experience that will be critical to completing our initial business combination. Our team intends to maintain and build on the relationships that they have developed through their years of international operating experience. We believe this experience will allow us to effectively assess, acquire and manage a target company subsequent to our initial business combination.

Our officers will be employed full-time to conduct our affairs and will be located in New York until our initial business combination has been consummated. We expect one or more members of our current management to continue to serve on our board of directors and to be involved in day-to-day operations following consummation of our initial business combination, subject to our specific needs and continued election by the stockholders.

Management’s Experience in Corporate Management and Governance of Public Companies and International Operations. Members of our management team have worked together for almost 20 years on various acquisition, divestiture, and capital market transactions as well as in various executive, operating and line management capacities, including for 5 years as the chief executive and financial leadership of GrafTech International Ltd. (NYSE: GTI). Salient experiences include:

Gilbert E. Playford, Chairman of the Board

•	Over 34 years of corporate management, governance and operational experience in industrial manufacturing, including in the chemicals, energy, metals and mining industries.
•

Currently Chairman, Chief Executive Officer and President of GBS Gold International Inc. (TSX: GBS), an international gold company that Mr. Playford formed through multiple acquisitions, including a reverse takeover of Terra Gold Mining Ltd. (ASX:TEA), the acquisition of Northern Gold NL (ASX: NNG) and the purchase of the remaining 50% interest in Northern Gold’s Burnside joint venture from Harmony Gold Mining Company Limited (NYSE: HMY), all of which were junior gold exploration companies in Australia.

•

Currently Deputy Chairman of LionOre Mining International Ltd. (TSX and ASX: LIM, LSE: LOR), an international nickel manufacturing company with assets in South Africa and Australia that Mr. Playford helped develop and grow through acquisitions and exploration success into one of the western world’s top ten nickel producers. Mr. Playford is also Chairman of the Human Resources, Nomination and Governance Committee and a member of the Audit Committee of LionOre. Mr. Playford previously served as Chief Executive Officer and  President of LionOre.

•	Formerly served as Chairman, Chief Executive Officer and President of GrafTech, a global manufacturer of industrial graphite and carbon-based materials and provider of related services.

•

Formerly served as Vice President, Principal Financial Officer and Treasurer of Union Carbide Corporation, a multi-billion dollar, global conglomerate, with which he held various management and international operating positions.

•

Formerly served as Corporate Vice President for Strategic Planning for Union Carbide, during which Mr. Playford had primary responsibility for the realignment of Union Carbide’s three main operating divisions (Chemicals and Plastics, Industrial Gases and Carbon Products), and their ultimate strategic divestment, as well as the divestment of Union Carbide’s non-strategic businesses in ferrochrome, vanadium and uranium.

•

Formerly served as the Vice President of Union Carbide’s Global Latex and Paint Business, which included full operational responsibility for its ferrochrome, uranium, reclamation and certain metals and mining businesses.

•

Formerly served in the Chief Executive Officer position in various Union Carbide subsidiaries, including in Canada, where he directed the minority buyout of Union Carbide Canada and the $150 million divestiture of its interest in Petrosar, a Canadian petrochemical joint venture with Dupont Canada and Polyser.

•

Formerly served as the Finance Director of Union Carbide’s European metals and mining, industrial gases and carbon and graphite businesses, based in Geneva, Switzerland, during which he led the divestiture of its metals business to Elkem SA.

Corrado De Gasperis, Chief Executive Officer and a Director

•

Over 20 years of global manufacturing and finance experience, including corporate management and governance, highly leveraged and complex financing, strategic planning, global operational restructuring and new business development, primarily in the metals and mining, chemicals, electronics and alternative energy industries.

•

Currently, Chairman of the Audit and Corporate Governance Committee and a member of the Nominating and Advisory Committees of GBS Gold. Mr. De Gasperis, as a member of the Board of Directors of GBS Gold, reviewed and approved GBS Gold’s reverse takeover of Terra Gold and its subsequent acquisitions.

•

Formerly Vice President and Chief Financial Officer of GrafTech, where he lead the raising of over $1 billion in new capital, including two public equity offerings and three public debt offerings (unsecured senior bonds and convertible debentures), and directly negotiated over $100 million in debt-for-equity exchanges.

•

Formerly Vice President and Chief Information Officer of GrafTech, where he lead the design and implementation of an advanced planning and scheduling model to determine optimal profitability of GrafTech’s global manufacturing plant network.

•

Effective July 1, 1998, KPMG LLP announced Mr. De Gasperis’ admittance as a partner. Formerly Senior Assurance Manager in the Manufacturing, Retail and Distribution Practice, where he served clients such as General Electric Company, Union Carbide, E. Merck OHG, Eagle Electric Manufacturing Company, Playtex Products Inc., and Precision Valve Corporation. Mr. De Gasperis was a Certified Public Accountant in Connecticut with KPMG.

Dr. Domenico Lepore, President and a Director

•

Formerly President of ILUT Srl (and its predecessor firm, MST Methods for Systems Thinking Srl), an Italian management firm, which he founded, specializing in the turnaround and improvement of national and multinational industrial businesses primarily based in Europe and the U.S. Dr. Lepore has been instrumental in the turnaround of a wide range of businesses in industries including aluminum, automotive, printing, diversified industrial and consumer products. Representative clients include multinationals such as GrafTech and Streparava S.p.A., the Italian subsidiaries of OshKosh Truck Company, Yokogawa Electric Corporation, Federal-Mogul Corporation, Kononklijke Gist-brocades N.V., and the German subsidiary of Alcan Inc. in Neuss.

•

Dr. Lepore co-authored the book entitled Deming and Goldratt: The Decalogue with Oded Cohen, published in the U.S. in 1999 and translated into four languages, including Japanese, Spanish and Italian, which describes the management methodology he has implemented over the last 10 years and used in many undergraduate and post-graduate courses in the United States and abroad.

•	Currently Senior Advisor to the Milan Euro Info Centre for the Palazzo dell’Innovazione, a consortium that supports technological innovation in the Lombardy Region of Italy.
•	Formerly Senior Advisor to and member of Inn.Tech, a consortium of nearly 200 companies in Brescia, the steel and aluminum district of Italy and one of the richest industrial areas in Europe.
•	Formerly the business liaison in Quality Management for the Management School of the Camera di Commercio di Milano, a major governmental interface with businesses in Milan.
•	Formerly Italian representative for the ISO Technical Committee 176, in Geneva, Switzerland, responsible for the development of the ISO 9000 family of standards.

Scott C. Mason, Director

•

Over 25 years of experience in global corporate business management and industrial manufacturing, including in the chemicals, polymers, energy and alternative energy, metals, diversified industrials, and water equipment and processing industries.

•

Currently Group Vice President and President of Alternative Channels and Operations Planning for Nalco Holding Company (NYSE:NLC), a leading global provider of integrated water treatment and process improvement services, chemicals and equipment programs for industrial and institutional applications.

•	Formerly Executive Vice President and President, Synthetic Graphite, a $784 million revenue line of business of GrafTech, primarily serving global aluminum and steel customers.
•

Formerly President of Advanced Carbon Solutions and President of Advanced Energy Technology, both businesses of GrafTech, primarily serving silicon metals, transportation, electronic cooling, fuel cell power generation and industrial thermal management customers.

•	Formerly Chairman of Carbone Savoie S.A., a joint venture between Alcan and GrafTech, based in France, primarily serving global aluminum customers.
•

Formerly Chief Financial Officer of Advanced Energy Technology Inc. (formerly GrafTech Inc.), a subsidiary of GrafTech, primarily developing power generation and storage and electronics products for other markets.

•	Formerly Director of Polyolefins, an $800 million business of Union Carbide, where he led the construction and start-up of a Cdn. $400 million polyethylene facility in Canada.
•

Formerly Director, Corporate Mergers and Acquisitions of Union Carbide, where he developed, negotiated and launched EQUATE Petrochemical K.S.C., a $2 billion joint venture in Kuwait with Petrochemical Industries Company and Boubyan Petrochemical Company, manufacturing basic chemicals such as ethylene, polyethylene and ethylene glycol.

•	Formerly Director of Licensing Technology Business of Union Carbide’s Unipol Technology and Licensing Business.
•	Formerly Director of Aspell Polymeres SNC, a joint venture between Union Carbide and Elf-Atochem S.A., based in France, primarily producing polyethylene and specialty polyethylene compounds.

M. Ridgway Barker, Director

•

Over 25 years of legal experience involving corporate finance, corporate and strategic transactions, business development activities, executive compensation, accounting, internal investigation and audit, customer and supplier contracting, and corporate governance for chemical and manufacturing companies, telecommunication, bio-technology and computer companies, and other retail and industrial businesses.

•	Currently Chair of the Corporate Finance and Securities Practice Group of Kelley Drye & Warren LLP, an international law firm based in New York.
•

Served as counsel to GrafTech in its $820 million leveraged recapitalization, its $226 million initial public offering, its eight other public and Rule 144A debt and equity offerings, its five senior credit facilities and a wide variety of other matters.

•

Served as counsel to Union Carbide in its $2.2 billion divestiture of its Home and Automotive Products Division, $235 million divestiture of its Electronics Capacitor Division, $232.5 million divestiture of its Carbon and Graphite Products Division, and its global realignment that facilitated the subsequent spin off of its Industrial Gases Division (now known as Praxair Inc.).

•

Recently served as counsel to Dictaphone Corporation in its $359 million acquisition by Nuance Communications Inc. (Nasdaq NM: NUAN) and its $38 million divestiture of its Communications Recording Systems Division.

•

Counsel in numerous other transactions including: underwritten public and private offerings; mergers and stock and asset acquisitions and divestitures; formation of corporations, partnerships and other entities; a wide range of equity investments, restructurings, bridge loans and other transactions involving portfolio and other companies; satellite transponder lease, television programming, securities repurchase and other complex financial transactions; and contract manufacturing programs of multinational corporations.

•	Author, co-author, contributing editor or speaker for over 40 articles, publications and engagements relating to corporate governance and finance.
Robert W. Ramage, Jr., Director

•	Over 25 years of experience in complex, institutional financing, including public and private project financings and multi-currency loan agreements, focused on the energy, petrochemical, natural resources extraction, heavy manufacturing and utility industries.

•	Currently Co-owner and President, Port Westward LNG LLC, a liquefied natural gas (LNG) import terminal developer in the Pacific Northwest.

•	Formerly Advisor on natural resource and energy investments, Siguler Guff & Company LLC, a private equity investment and advisory firm, serving corporate and public employee benefit plans, endowments, foundations, government agencies, financial institutions, family groups and wealthy individuals in the U.S. and abroad.

•	Formerly Deputy General Manager, Corporate Finance Division, The Industrial Bank of Japan Limited, at which he managed the New York Branch’s $6 billion portfolio in the natural resources extraction, heavy manufacturing, natural resources processing and utilities industries, including standard secured and unsecured short and long-term financings, complex bilateral and syndicated multi-currency loan agreements, and securities bond underwriting.

•	Formerly Vice President and Chief Financial and Administrative Officer, Southville Oil Corporation, a petroleum distribution and terminalling company, at which he structured and negotiated complex, three party asset exchanges and arranged a $4.8 million NY State Job Development Authority commitment to finance certain capital improvements.

•	Formerly Treasurer, Northville Industries Corporation, a large petroleum products reseller and terminal operator, and Vice President Finance, PetroTerminal de Panama SA, Northville’s 42.5% owned subsidiary, at which he negotiated the construction, project financing and customer throughput agreements for an 800,000 barrel per day crude oil transshipment terminal and pipeline, including a $250 million Eurodollar construction loan agreement, and revised tax treaties with the Panama Government.

Donald C. Bailey, Special Advisor

•	Over 45 years of experience in the global metals, mining and mineral resources exploration and processing industries.
•

Currently Chairman of LionOre. Mr. Bailey previously served as the Executive Chairman of LionOre, responsible for business development, and the Vice Chairman, President and Chief Executive Officer of LionOre.

•	Currently Chairman of BCL Ltd., a nickel smelting company located in Botswana.

•	Formerly Chairman and Chief Executive Officer of Management Mining Services International Limited, a mining consulting company.
•	Formerly Chief Executive Officer of Zimasco (Private) Ltd., a Zimbabwe ferrochrome business.
•	Formerly Chief Executive Officer and General Manager Major Projects for RTZ Metals Ltd., a subsidiary of Rio Tinto plc (NYSE:RTP), a world leader in mining, metals and mineral resources.
•

Formerly served in the London corporate headquarters of Rio Tinto plc, as the Deputy Mining Director with responsibility for operations in Europe, Africa and South America, and with whom Mr. Bailey held other various senior management positions, where he managed and participated in various mining, metallurgical and chemical operations, exploration programs, project evaluation and feasibility studies, marketing of metals, precious stones, industrial minerals, and joint ventures and acquisitions, including related project financing.

Acquisition and Complex Transaction Expertise of Management. Members of our management team have extensive experience in acquisition, financing, restructuring, refinancing and capital market transactions in the basic industries sector and for highly leveraged, global manufacturing companies. Despite management’s extensive experience, there can be no assurance that we will successfully identify a target and consummate our initial business combination. We have described below some of those transactions.

In May 2005, Mr. Playford initiated a series of transactions to acquire a substantial stake in GBS Gold, a Canadian-based acquisition company. In August 2005, Mr. Playford was appointed President, Chief Executive Officer and Chairman of GBS Gold, and Mr. De Gasperis was appointed as a director. In November 2005, GBS Gold completed a reverse takeover of Terra Gold for approximately Cdn. $50 million. In November 2005, GBS Gold announced that it had successfully acquired 100% of Northern Gold and Northern Gold’s 50% Burnside joint venture interest from a subsidiary of Harmony Gold for approximately Cdn. $60 million. As a result, GBS acquired a modern dual mill gold processing facility in the Northern Territory of Australia with capacity of 2.5 million tons per annum (or approximately 300,000 oz. of gold per annum). The successful acquisitions of Terra Gold, Northern Gold and Burnside, along with their respective mines and processing facility, completed a complex and effective consolidation of key gold assets in the Northern Territory of Australia. In February 2006, GBS Gold publicly raised approximately Cdn. $67 million, repaid all acquisition financing and retained over Cdn. $50 million for capital expansion, operations and future acquisitions. As of December 31, 2006, GBS Gold, a Toronto Stock Exchange listed company, had an equity market capitalization of over Cdn. $300 million.

                In 1996, Mr. Playford and Mr. Bailey launched the formation of LionOre, which became a global nickel exploration and mining company through a combination of exploration, strategic acquisitions and joint ventures. In 1996, LionOre raised $30 million through a special warrant financing at Cdn. $1.00 per share. In June 1996, Mr. Playford was appointed President and Chief Executive Officer. In July 1996, LionOre acquired, in a stock-for-stock-acquisition, Francistown Mining & Exploration (Jersey) Limited for $26 million, through which LionOre acquired Francistown’s interest (42%) in a Botswana nickel company, Tati Nickel Inc., a joint venture with Anglo American Group (43%) and the Botswana government (15%). In 2002, LionOre acquired Anglo American’s minority interest in Tati Nickel for approximately $76 million. In November 1996, LionOre purchased a minority position in Forrestania Gold NL for approximately $26 million. In April 1997, LionOre successfully completed the acquisition of the remaining interest in Forrestania in a friendly takeover for cash and stock valued at about $125 million. In March 2001, LionOre was added to the TSE 300 Composite Index and also issued 10 million special warrants at Cdn. $4.10 per share for proceeds of Cdn. $41.0 million and repaid in full its outstanding bridge loans associated with the Forrestania acquisition. During 2002, LionOre raised $83 million in two private placements. In January 2003, LionOre was listed on the London Stock Exchange. In December 2004, LionOre completed the takeover of MPI Mines Ltd. (ASX: MPM) and raised $144 million of convertible notes. On June 7, 2006, LionOre, Inco Limited and Falconbridge Limited (TSX: FAL.LV, NYSE: FAL) announced the proposed acquisition by LionOre of Falconbridge’s Nikkelverk refinery in Kristiansand, Norway for $650 million. The acquisition would be funded by $400 million of debt and issuance of $250 million of LionOre shares to Falconbridge. On July 28, 2006, as a result of Inco Limited’s decision to not acquire Falconbridge Limited, the agreement between LionOre, Inco Limited and Falconbridge Limited was terminated requiring a payment of $32.5 million to LionOre by Inco Limited. As of December 31, 2006, LionOre had an equity market capitalization of over Cdn. $3 billion.

Mr. Playford, while serving in various corporate strategy and finance roles, including as the Principal Financial Officer of Union Carbide, directed and oversaw, in 1989, the realignment of Union Carbide’s worldwide businesses into separate, wholly owned subsidiaries, creating substantial value to Union Carbide’s stockholders through the creation of a global chemicals and plastics company (known as Union Carbide Chemicals and Plastics, Inc.) and the subsequent sale/divestment of the other subsidiaries. Mr. Barker served as Union Carbide’s outside counsel in connection with the 1989 realignment as well as several of the subsequent sales/divestitures. These transactions included the spin-off of Praxair Inc. (formerly Union Carbide Industrial Gases, Inc.) to Union Carbide’s stockholders and the sale of 50% of UCAR Carbon Company Inc. and its affiliate companies (formerly the Carbon Products Division of Union Carbide and now known as GrafTech International Ltd.) to Mitsubishi Corporation.

In January 1995, Mr. Playford as Vice President, Treasurer and Principal Financial Officer of Union Carbide and as a member of the Board of Directors of UCAR, directed and managed Union Carbide’s full divestiture of UCAR, supported by Mr. De Gasperis while at KPMG (which was Union Carbide’s independent accounting firm), and Mr. Barker, as UCAR’s primary outside counsel. Mr. Playford simultaneously prepared, with Credit Suisse First Boston as lead managing underwriter, an initial public offering of UCAR and pursued, with Goldman Sachs as financial advisor, a sale of UCAR to private equity in a leveraged recapitalization of UCAR involving Union Carbide, Mitsubishi and Blackstone Capital Partners II Merchant Banking Fund L.P. in a transaction valued at over $1.2 billion. Ultimately, the recapitalization was selected as the transaction generating the highest value to UCAR’s stockholders.

In June 1998, Mr. Playford joined GrafTech, then known as UCAR, as its President and Chief Executive Officer, becoming, in addition, the Chairman of the Board of Directors in 1999. Mr. De Gasperis joined GrafTech in June 1998, ultimately becoming its Chief Financial Officer. GrafTech was highly leveraged with outstanding debt of $804 million and $340 million of antitrust obligations at December 31, 1998. Mr. Mason joined GrafTech in April 2000, serving in various financial, acquisition and operations roles, including as President of each of its 3 operating lines of business (Synthetic Graphite, Advanced Energy Technology and Advanced Carbon Solutions). Together with a new management team, they raised over $1 billion in new capital from July 2001 to January 2004, including two public equity offerings and three public debt offerings (unsecured senior bonds and convertible debentures), and successfully refinanced and managed $900 million of senior secured credit facilities. Mr. De Gasperis also directly negotiated over $100 million in debt-for-equity exchanges and led the refinancing of $425 million of senior secured credit facilities. Mr. Barker served as UCAR’s outside counsel in these transactions. In addition, in conjunction with legal counsel, Mr. De Gasperis successfully renegotiated, directly with the Department of Justice, two restructurings of the $110 million legacy antitrust fine, extending the payment terms by 5 years, initially with no interest costs. Further, Mr. De Gasperis, in conjunction with legal counsel, negotiated directly with the European antitrust authorities to effectively defer payment of the €50.4 million legacy antitrust fine by three years and assisted in the subsequently successful appeal of the fine to the Court of First Instance of the European Communities in Luxembourg, resulting in a €8 million reduction.

As Director of Mergers and Acquisitions at Union Carbide, Mr. Mason developed, negotiated and launched EQUATE Petrochemical K.S.C., a $2 billion joint venture in Kuwait with Petrochemical Industries Company and Boubyan Petrochemical Company, which was a key asset in Dow Chemical’s subsequent acquisition of Union Carbide. Mr. Playford, as Union Carbide’s Vice President, Treasurer and Principal Financial Officer led the approximately $1.2 billion of project financing for EQUATE Petrochemical, together with an international bank group, including CitiBank and Kuwait National Bank.

Mr. Mason also directed the negotiation for the operation, technology and partner contribution in the approximately $2 billion joint venture between Union Carbide and EniChem S.p.A., a multi-facility operation with facilities in Italy, Germany and France.

In 2002, as Director of Mergers and Acquisitions of GrafTech, Mr. Mason negotiated, under the direction of Mr. Playford, GrafTech’s CEO, a strategic alliance and commercial agreement with Ballard Power Systems Inc. to establish GrafTech as the exclusive partner for the development and supply of natural graphite-based materials for its fuel cells and fuel cell systems. Ballard supplies DaimlerChrysler AG, Ford Motor Company, Honda Motor Co., Ltd., Nissan Motor Co., Ltd., and other major automobile manufacturers of fuel cell engines. Mr. Barker served as GrafTech’s outside counsel in negotiating the strategic alliance.

        In 1980, as the Treasurer of Northville Industries Corp. and the Vice President Finance of PetroTerminal de Panama SA, Mr. Ramage negotiated the construction, project financing and customer throughput agreements for PetroTerminal de Panama SA, a joint venture among Northville Industries Corp., the Government of Panama, Chicago Bridge and Iron Company and Tellepsen Construction Corp., an 800,000 barrel per day crude oil transshipment terminal and pipeline project, including a $250 million Eurodollar construction loan agreement and related tax treaties and insurance agreements.

        During the 1990’s, as a Deputy General Manager in the New York Branch of The Industrial Bank of Japan, Limited (“IBJ”), Mr. Ramage managed the Public and Offshore Finance Department, re-structured its Corporate Finance Division along industrial lines, and co-Chaired the Steering Committee managing IBJ’s multifaceted $200 million New Systems Implementation Plan. Clients included many of the world’s largest corporations requiring finance in the U.S. capital markets and governmental entities in the northeastern United States. Transactions included joint ventures between U.S. and Japanese companies, overseas (particularly Asian) investments in U.S. entities, and complex cross-currency swap and securities issuance arrangements. Portfolio responsibilities ranged between $6 billion and $14 billion.

        In 2003, as co-owner and President of Port Westward LNG LLC, a LNG import terminal operator, Mr. Ramage identified the terminal location in the Pacific Northwest and negotiated options for the site property, negotiated letters of interest from prospective utility companies, prepared all operating budgets and construction cost projections and, working closely with the staff of the Federal Energy Regulatory Commission and Port Westward counsel, prepared preliminary regulatory submissions for the FERC’s mandatory Pre-Filing Process.

Management’s Operating Methodology. Upon the acquisition of a target business, our goal will be to maximize its throughput (i.e., the speed at which it generates cash through sales) through the application of a precise and consistent operating methodology – THE DECALOGUE™. THE DECALOGUE™ was co-authored by Domenico Lepore, our President. Using this methodology, we will endeavor to identify the target business’ physical constraint – the element in the system that determines the speed with which the system generates cash. We will endeavor to manage and synchronize the operations according to the constraint. We will also conduct a rigorous examination of how the target business approaches the market and endeavor to develop and implement new strategies for selling the existing and increased capacity. In addition, we will use a decision-making process regarding investment and strategic projects that we believe is aligned with measurements related to cash generation and constraint utilization.

We have had ten years of specific management experience in implementing this operating methodology at various industrial companies, achieving the following benefits:

•	reduced lead times;
•	increased production capacity that was previously unavailable;
•	reduced work-in-process and finished product inventory;
•	reduced delays in delivery;
•	improved quality resulting in reduced waste and rejections from production and design;
•	enhanced project management reliability;

•	increased access to new market segments; and
•	increased cash (throughput) generated by sales.

              However, we cannot assure you that we will be able to achieve any of these benefits by applying the operating methodology to a target business.

              Our management team has the added benefit of dedicated support, as needed by us, of ILUT Srl, the firm founded by our President. ILUT was created with the goal of maximizing the speed at which a company is able to extract value from its assets by generating more cash and is the only company world-wide authorized and equipped to implement the operating methodology based on the TOC (as defined below) and THE DECALOGUE™. We intend to engage ILUT to support our efforts in improving the performance of a target business. The ILUT team’s highly skilled professionals are fully backed by software tools developed and utilized by ILUT to accelerate the transfer of the TOC and THE DECALOGUE™ methodology to companies and then support them operationally during that transformation so that economic results can be achieved faster. Additional information on ILUT can be found at http://www.ilut.it.

Managing the constraint and variation. THE DECALOGUE™ combines and deploys two management theories: the Theory of Constraints (“TOC”) and W. Edwards Deming’s Theory of Profound Knowledge, including the use of statistical process control. The concepts of constraint and variation are the foundation of THE DECALOGUE™ and the concepts on which we intend to build, accelerate and sustain the long-term growth of the target business. We believe that the results of a system are determined by the performance of a limiting factor or constraint. A constraint is defined as the element in a system that determines the pace (in essence, the quantity and quality) at which the system generates cash through sales of what it produces. The constraint of any system must be carefully chosen and managed, and we believe that, where variation is present, a system managed around a constraint has greater capacity to generate value than a perfectly balanced system (which is defined as a system where there are apparently no limiting factors). Managing a system around a constraint means synchronizing (in essence, scheduling in a dependent manner) all other elements of the system in relation to the activities of the constraint, with a view to maximizing throughput at all times. In other words, identifying and managing the constraint means controlling the speed with which the system generates cash.

Variation is defined as the quantifiable amount of change or difference from expected results. We believe that it affects the outcome of all processes and that if it is not correctly understood and controlled, management cannot reliably predict the outcome of actions. We believe that productivity increases as a result of reductions in variation. This concept is not limited to the production of goods, but includes activities within an organization, including marketing and sales. The processes of a system are defined as being in statistical control when they sustain predictable results.

Effecting a Business Combination

General. We are not presently engaged in, and we will not engage in, any substantive commercial business for an indefinite period of time following this offering. We intend to utilize cash derived from the proceeds of this offering, our capital stock, debt or a combination of these in consummating our initial business combination. Although substantially all of the net proceeds of this offering are intended to be generally applied toward consummating our initial business combination, as described in this prospectus, the proceeds are not otherwise being designated for any more specific purposes. Accordingly, prospective investors will invest in us without an opportunity to evaluate the specific merits or risks of any one or more business combinations. Our initial business combination may involve the acquisition of, or merger with, a business which does not need substantial additional capital, but which desires to establish a public trading market for its shares, while avoiding what it may deem to be adverse consequences of undertaking a public offering itself. These include time delays, significant expense, loss of voting control and compliance with various federal and state securities laws. While we may seek to consummate business combinations with more than one target business, we will probably have the ability, as a result of our limited resources, to effect only a single business combination.

              We have not identified or approached any target business. We have not identified or been provided with the identity of, and no person acting on our behalf has taken any direct or indirect measures to identify or contact, any target business. We have not had, nor has any person on our behalf had, any discussions (formal or informal) or negotiations, or conducted due diligence evaluations and/or similar activities, whether directly or indirectly with any target company. We have not been approached by any third party offering any target business to us. We do not have a specific business combination under consideration. Subject to the limitation that our initial business combination must be consummated with one or more operating businesses whose fair market value is, either individually or collectively, equal to at least 80% of our net assets (excluding deferred underwriting discounts and commissions held in the trust account in the amount of $6,000,000 (or $6,900,000, if the underwriters’ over-allotment option is exercised in full)) at the time of the execution of a definitive agreement for the acquisition, as described below in more detail, we will have virtually unrestricted flexibility in identifying and selecting a prospective target business. While we expect that our initial business combination will involve only one business, it is possible that we may seek to consummate business combinations with more than one business, in which case such acquisitions must be consummated simultaneously. If we acquire a controlling, but less than 100%, interest in the target business, such controlling interest must have a fair market value equal to at least 80% of our net assets (excluding deferred underwriting discounts and commissions held in the trust account in the amount of $6,000,000 (or $6,900,000, if the underwriters’ over-allotment option is exercised in full)) at the time of execution of a definitive agreement for the acquisition. Accordingly, there is no reliable basis for investors in this offering to currently evaluate the possible merits or risks of the target business with which, or industry in which, we may ultimately consummate our initial business combination. Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all significant risk factors.

                 Sources of target businesses. We anticipate that target business candidates will be brought to our attention from various unaffiliated sources, including investment bankers, venture capital funds, private equity funds, management buyout funds and other members of the financial community, who may present solicited or unsolicited proposals. Our officers and directors as well as their affiliates may also bring to our attention target business candidates. Except as set forth below under “–Selection of a target business and structuring of a business combination,” in no event, however, will our existing officers, directors or stockholders or any entity with which they are affiliated (other than Kelley Drye & Warren LLP and ILUT Srl whom we intend to engage to provide professional services in connection with an acquisition including planning associated with the acquisition process, identifying and evaluating potential target businesses and performing due diligence) receive a finders fee, consultation fee, or other compensation from any person or entity for services rendered to us in connection with the consummation of our initial business combination. Mr. Barker, a director and existing stockholder, is a partner of Kelley Drye &Warren LLP. Dr. Lepore, our President and a director, is the owner and former President of ILUT Srl. Effective November 1, 2006, Dr. Lepore became a full time employee of ours and ceased being employed by ILUT Srl. Dr. Lepore has, however retained his ownership of ILUT Srl. To further minimize potential conflicts of interest, we have agreed not to consummate our initial business combination with an entity which is affiliated with any of our existing stockholders.

Selection of a target business and structuring of a business combination. We intend to source our target business opportunities from various internal and external sources. We believe that we will be able to generate acquisition opportunities from internal sources primarily resulting from personal contacts and relationships that our management team has developed and maintained in various industrial sectors throughout the world. Our management team also has other extensive contacts and sources from which to generate acquisition opportunities. These contacts and sources include other senior executives, private equity and venture capital funds, public and private companies, investment bankers, attorneys and accountants with whom our management team has developed relationships through their years of international corporate finance and operating experience in North and South America, Europe, South Africa, Australia and Asia, including in China, India, Korea and Japan. Although they are not obligated to do so, any of the underwriters may introduce us to potential target businesses or assist us in raising additional capital, as needs may arise in the future, but there are no preliminary agreements or understandings between any of the underwriters and us or any potential targets in connection with a potential business combination or the raising of additional capital. We are not under any contractual obligation to engage any of the underwriters to provide any services for us after this offering, but, if we do, we may pay the underwriters a finders fee that would be determined at that time in an arm’s length negotiation where the terms would be fair and reasonable to each of the interested parties.

We intend to focus our efforts on acquiring one or more industrial, asset-based businesses, based in North America, that are in, or are suppliers to, the basic industries sector. The Standard & Poor’s Capital IQ® database tracks thousands of publicly-traded and privately held companies that (i) are classified as industrial companies, (ii) have total revenues in excess of $50 million, and (iii) have their primary location in North America. Additionally, this database is not exhaustive and likely excludes certain subsidiaries or divisions of publicly-traded companies as well as certain privately-held companies that may be attractive to us as a target business. As a result, we believe there is a plentiful supply of acquisition candidates.

In evaluating a prospective target business, our management will consider, among other factors, financial condition and results of operation; cash flow potential; growth potential; experience and skill of management and availability of additional personnel; capital requirements; competitive position; barriers to entry; stage of development of the products, processes or services; security measures employed to protect technology, trademarks or trade secrets; degree of current or potential market acceptance of the products, processes or services; proprietary features and degree of intellectual property or other protection of the products, processes or services; regulatory environment of the industry; risks associated with operations in multiple countries, including, among others, currency devaluations and fluctuations in currency exchange rates, impositions of or increases in customs duties and other tariffs, imposition of or increases in currency exchange controls; and costs associated with effecting the business combination.

These criteria are not intended to be exhaustive. See “Introduction—Growth in the Basic Industries Sector.” Any evaluation relating to the merits of a particular business combination will be based, to the extent relevant, on the above factors as well as other considerations deemed relevant by our management in consummating our initial business combination consistent with our business objective. In evaluating a prospective target business, we will conduct an extensive due diligence review which will encompass, among other things, meetings with incumbent management and inspection of facilities, as well as review of financial and other information which will be made available to us.

              The structure of a particular business combination may take the form of a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination. Although we have no commitments as of the date of this offering to issue our securities, we may issue a substantial number of additional shares of our common stock or preferred stock, a combination of common and preferred stock, or debt securities, to consummate our initial business combination. If our business combination does entail the contemporaneous acquisition of several operating businesses with different sellers, we will need to convince such sellers to agree that the purchase of their businesses is contingent upon the simultaneous closings of the other acquisitions.

              The time and costs required to select and evaluate target businesses and to structure and complete the business combination cannot presently be ascertained with any degree of certainty. Any costs incurred with respect to the identification and evaluation of prospective target businesses with which a business combination is not ultimately consummated will result in a loss to us and reduce the amount of capital available to otherwise consummate our initial business combination. Except as set forth below, we will not pay any finders or consulting fees or any other compensation to our officers, directors, existing stockholders or special advisor, or any entity with which they are affiliated (other than Kelley Drye & Warren LLP and ILUT Srl, whom we intend to engage to provide professional services in connection with an acquisition), for services rendered to or in connection with our initial business combination, but our directors, officers, existing stockholders and special advisor will receive reimbursement for any reasonable out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence in connection with possible business combinations. In connection with our initial business combination, we intend to retain Kelley Drye & Warren LLP to conduct legal due diligence, contract negotiation and drafting as well as drafting the proxy statement relating to the meeting of stockholders to approve the transaction, and to provide similar services, all at customary business rates. We also intend to retain ILUT Srl to assist us in planning associated with the acquisition process, identifying and evaluating potential target businesses and performing due diligence at customary business rates. While we cannot ascertain the amount of such fees and expenses at this time, such amounts would represent a component of our budget. See “Possible uses of funding” under “Use of Proceeds.” Such expenses are not known at this time and to the extent our sources of funds (excluding proceeds deposited in the trust account) are insufficient to pay such fees and expenses in full, such fees and expenses will not be reimbursed by us unless we consummate a business combination. There is no limit on the amount of reasonable out-of-pocket expenses incurred by our existing stockholders that we may reimburse, except that such expenses may not be paid out of the funds deposited in the trust account. The reasonableness of such expenses will be determined by a majority of our disinterested directors (i.e., those directors that are not expected to derive any personal financial benefit from the transaction).

             Fair market value of initial business combination. Our initial business combination must be consummated with one or more operating businesses whose fair market value is, either individually or collectively, equal to at least 80% of our net assets (excluding deferred underwriting discounts and commissions held in the trust account in the amount of $6,000,000 (or $6,900,000, if the underwriters’ over-allotment option is exercised in full)) at the time of the execution of a definitive agreement for the acquisition. While we expect that our initial business combination will involve only one business, it is possible that we may seek to consummate business combinations with more than one business, in which case such acquisitions must be consummated simultaneously. If we acquire a controlling, but less than 100%, interest in the target business, such controlling interest must have a fair market value equal to at least 80% of our net assets (excluding deferred underwriting discounts and commissions held in the trust account in the amount of $6,000,000 (or $6,900,000, if the underwriters’ over-allotment option is exercised in full)) at the time of execution of a definitive agreement for the acquisition. Although we are permitted to raise funds privately or through loans that would allow us to consummate an initial business combination with one or more operating businesses whose fair market value is, either individually or collectively, greater than 80% of our net assets at the time of such execution, we have not entered into or discussed such financing arrangements with any third party, and there is no assurance that any such financing, if desired, would be available on acceptable terms, if at all. The fair market value of such initial business combination will be determined by our board of directors based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow and book value. We are not required to obtain an opinion from an investment banking firm as to such fair market value. However, if we obtain an opinion from an unaffiliated, independent investment banking firm, a summary of the opinion will be contained in the proxy statement that will be mailed to stockholders in connection with obtaining approval of our initial business combination and we will obtain the consent of the investment banking firm to the inclusion of its opinion in our proxy statement.

Possible lack of business diversification. The net proceeds from this offering will provide us with approximately $137,700,000 (or $158,625,000, if the underwriters’ over-allotment option is exercised in full), which we may use to consummate our initial business combination. Consequently, we may only have the ability to consummate our initial business combination with a single operating business. The resulting lack of diversification:

•	will result in our dependency upon the performance of a single operating business; and
•

may subject us to numerous economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to our initial business combination.

We may not be able to diversify our operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities which may have the resources to consummate several business combinations in different industries or different areas of a single industry. Furthermore, the prospects for our successes may be entirely dependent upon the future performance of the initial target business we acquire.

Acquisition of more than one business. As noted above, we expect to consummate our initial business combination through the acquisition of a single business, but we reserve the right to acquire more than one business in contemporaneous acquisitions if our board of directors determines that such a course is in our best interest. Consummating our initial business combination through more than one acquisition would likely result in increased costs as we would be required to conduct a due diligence investigation of more than one business and negotiate the terms of the acquisition with multiple sellers. In addition, due to the difficulties involved in consummating multiple acquisitions concurrently, our attempt to complete our initial business combination in this manner would increase the chance that we would be unable to successfully consummate our initial business combination in a timely manner.

Limited ability to evaluate management of a target business. Although we intend to closely scrutinize the management of prospective target businesses when evaluating the desirability of consummating our initial business combination, we cannot assure you that our assessment of the target business’ management will prove to be correct. However, it is the present intention of our current officers to remain employed with us on a full-time basis. Depending on our needs, we may employ other personnel following the business combination. We may request continued representation of our management on the board of directors in our negotiation with a target business. We will consider a target business’ response to this request in determining whether the acquisition is in the best interest of our stockholders. Moreover, we cannot assure you that our officers and directors will have significant experience or knowledge relating to the operations of the particular target business acquired.

Following our initial business combination, we may seek to recruit additional managers to supplement the incumbent management of the target business. We cannot assure you that we will have the ability to recruit additional managers, or that additional managers will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

Opportunity for stockholder approval of business combination. We will seek stockholder approval to consummate our initial business combination, even if the nature of the acquisition would not ordinarily require stockholder approval under applicable law. In connection with seeking stockholder approval of our initial business combination, we will furnish our stockholders with proxy solicitation materials prepared in accordance with the Securities Exchange Act of 1934, which, among other matters, will include a description of the operations of the target business and certain required financial information regarding the business.

In connection with the vote required for our initial business combination, all of our existing stockholders have agreed to vote all of their shares of common stock, including any shares that they may acquire through the directed unit program, in the same way as the majority of the shares of common stock voted by the public stockholders. We will proceed with the business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and if public stockholders owning no more than 19.99% of the shares of common stock included in the units sold in this offering both vote against the business combination and exercise their conversion rights. Notwithstanding the preceding sentence, if the structure of our initial business combination, such as a merger or consolidation in accordance with the procedures contained in Subchapter IX of the Delaware General Corporation Law, requires the approval of a majority of the outstanding shares of our common stock entitled to vote thereon, we will only proceed with such a business combination if we obtain such approval.

                 However, even if we receive the requisite stockholder approval and the initial business combination is authorized, we will not be obligated to consummate the approved transaction and will not be restricted from seeking a different business combination within the specified timeframes. Any acquisition will be subject to customary closing conditions, including the accuracy of representations and warranties, performance of covenants, receipt of antitrust or other government approvals and the absence of any material adverse change. If these closing conditions are not met and we have not waived them, we may refuse to consummate the business combination.

Conversion rights. At the time we seek stockholder approval of our initial business combination, we will offer each public stockholder the right to have such stockholder’s shares of common stock converted to cash if the stockholder votes against the business combination and the business combination is approved and consummated. In order to be eligible to exercise their conversion rights, a public stockholder must:

•	vote against the initial business combination;

•	prior to or contemporaneously with their vote against such combination affirmatively exercise their conversion right;

•	at the time of the vote by the public stockholders on approval of such proposed initial business combination, own, beneficially or of record, both a share of common stock in respect of which such public stockholder casts a vote against such proposed initial business combination and a public warrant (representing the right to purchase one share of common stock) for each such share; and

•	retain ownership, beneficially or of record, of such public warrant and share until such time as such proposed initial business combination is consummated.

                 As our common stock and warrants will be trading separately at the time of our stockholder vote on the proposed initial business combination, if you wish to convert your shares and you do not own any warrants, you would be required to buy in the open market an equal number of warrants in order to exercise your conversion rights. We cannot assure you that you will be able to do so at all or at a price that is acceptable to you. Similarly structured development stage companies do not typically require that you own a warrant for each share of common stock for which you seek to exercise your conversion rights. Each public stockholder will only be able to convert its shares if such holder elects to do so; voting against the business combination alone will not result in a pro rata distribution of the trust account. The actual per-share conversion price will be equal to the amount in the trust account, inclusive of any interest thereon and deferred underwriting discounts and commissions being held in trust, net of taxes payable and the rights of creditors to funds held in the trust account, if any (calculated as of two business days prior to the consummation of our initial business combination), divided by the number of shares sold in this offering. Without taking into account any interest earned on and retained in the trust account or any rights creditors may have to funds in the trust account, if any, the initial per share conversion price would be $7.66, or $0.34 less than the per unit offering price of $8.00.

                 A public stockholder will be eligible to receive the per share conversion price in respect of each such share so long as (but only so long as) such public stockholder shall have given written notice to us (prior to or contemporaneously with its vote against such proposed initial business combination), in the form provided by us and duly completed and signed by such public stockholder, of its election to so convert such shares.

                 An eligible stockholder may request conversion at any time after the mailing to our stockholders of the proxy statement and prior to the vote taken with respect to a proposed business combination at a meeting held for that purpose, but the request will not be granted unless the stockholder votes against the business combination and the business combination is approved and consummated. Any request for conversion, once made, may be withdrawn at any time up to the date of such meeting. If a public stockholder votes against such proposed initial business combination and properly elects to convert its shares, then, if such proposed initial business combination is approved by a majority of the shares of common stock voted by the public stockholders and consummated, then each share held by such public stockholder shall, automatically and without any further action on the part of such public stockholder, simultaneously with the consummation of such initial business combination, be converted into the right to receive such pro rata share of the trust account in respect of each of such share. Effective upon the consummation of such initial business combination, each such share shall be canceled and cease to exist and such public stockholder shall thereafter cease to have any rights with respect to such shares, except the right to receive such pro rata share of the trust account in respect of each of such shares converted. Effective upon the consummation of such initial business combination, such public stockholder shall thereafter cease to have any rights with respect to such warrants and we shall promptly cause the warrant agent for the warrants to cancel all warrants tendered as described below.

              We shall, upon tender to us of the certificate or certificates representing shares which have been converted, and the respective warrant certificate for each such converted share, accompanied by a letter of transmittal in the form provided by us, duly completed and signed by the public stockholder holding such shares and warrants, and compliance with such other procedures as we may reasonably establish, pay or cause the trust account to pay in accordance with the instructions in such letter of transmittal, the aggregate pro rata share of the trust account payable in respect of the shares so tendered and covered by such letter of transmittal (after giving effect to any required tax withholdings) to the person to whom payment thereof is directed in such letter of transmittal. However, we cannot assure you that such payment will be made in a timely manner. If payment is to be made to a person other than the registered holder under the certificates so tendered, we will only make such payment if the certificates so tendered shall be properly endorsed, or be accompanied by a properly endorsed stock transfer power, and otherwise in proper form to effect such transfer and that the person directing such payment shall:

•	pay any transfer or other taxes required by reason of payment to a person other than the registered holder under the certificate so tendered; or

•	establish to our satisfaction that such taxes have been paid or are not applicable.

              If any certificate representing issued and outstanding shares or warrants shall have been lost, stolen or destroyed, we shall only make such payment if the person claiming such certificate to be lost, stolen or destroyed shall have delivered to us a duly executed and completed affidavit, in such form as shall have been reasonably prescribed by us, as to that fact and a bond in such sum as we may reasonably prescribe to protect us against any claim that may be made against us with respect to the certificate alleged to have been lost, stolen or destroyed.

              We intend to distribute the funds to stockholders who elect conversion promptly after consummation of our initial business combination. However, public stockholders eligible to convert their shares who fail to comply with the procedures above will face delays in receiving their pro rata share of the funds held in the trust account as no such funds will be distributed to such stockholders until they tender their shares and respective warrants in accordance with these procedures. Delays may also be caused by our inability to liquidate the funds held in the trust account in a timely manner. No interest shall accrue or be payable on such pro rata share of the trust account in respect of such shares for any period after the close of business on the second business day prior to the consummation of such initial business combination.

              At any time beginning 180 days after the consummation of the initial business combination, we may cause the trust account to pay over to us any portion of the trust account then remaining in respect of shares so converted. After such payment, public stockholders holding shares so converted shall be entitled to look solely to us (subject to abandoned property, escheat and other similar laws) as general creditors thereof with respect to the pro rata share of the trust account payable in respect of such shares.

              If a business combination is approved by a majority of the shares of common stock voted by the public stockholders and public stockholders owning no more than 19.99% of our shares both vote against the business combination and properly exercise their conversion rights, we may proceed with the business combination in accordance with its terms. We will not consummate any business combination if public stockholders owning 20% or more of the shares sold in this offering both vote against a business combination and exercise their conversion rights.

              It is our intention in every case to structure and consummate an initial business combination only if our public stockholders owning up to 19.99% of the shares of common stock underlying the units offered by this prospectus have the right and ability to exercise their conversion rights as presently contained in our amended and restated certificate of incorporation. Our officers and directors view the foregoing conditions as terms of the securities offered by this prospectus under the federal securities laws and obligations to our stockholders. Additionally, our officers and directors have agreed not to take any action to modify or waive, and will vote their shares against any amendments to, the provisions in our amended and restated certificate of incorporation containing such conditions.

                 Pursuant to our amended and restated certificate of incorporation, our existing stockholders do not have the right to convert any of their shares of common stock owned prior to this offering into a pro rata share of the trust account prior to an initial business combination and because they have agreed to vote all of their shares of common stock, including any shares that they may acquire through the directed unit program, in the same way as the majority of the shares of common stock voted by the public stockholders, effectively they will not have the right to convert shares of common stock included in the units purchased by them in the offering. Our existing stockholders will agree not to purchase any shares of common stock in any open market transactions after this offering and prior to the consummation of our initial business combination.

Liquidation if no business combination. If we do not consummate our initial business combination within 15 months after the closing of this offering, or within 24 months after such closing if a letter of intent, agreement in principle or definitive agreement has been executed within 15 months after consummation of this offering, then, upon the expiration of such period:

•

our corporate purposes and powers will immediately be limited to actions and activities relating to dissolution and winding up our affairs, including liquidation, and we will not be able to engage in any other business activities;

•

our board of directors will be required to adopt, not later than 15 days after such expiration, a resolution pursuant to Section 275(a) of the Delaware General Corporation Law finding our dissolution advisable, to call a special meeting of stockholders to vote on such dissolution and to solicit votes of stockholders in favor of such dissolution; and

•

our board of directors will be required, as promptly thereafter as possible, to cause notice of adoption of such resolution, notice of such special meeting and a proxy statement in respect of such meeting and solicitation to be filed with the SEC and sent to stockholders as required by and in accordance with the Delaware General Corporation Law, including Section 275(a), and federal securities laws.

                 In addition, if we file an initial proxy statement seeking approval from our stockholders to consummate an initial business combination within 90 days of the expiration of 15 months after closing of this offering (or 24 months after such closing, if a letter of intent, agreement in principle or definitive agreement has been executed within such 15-month period and the business combination related thereto has not been consummated within such 15-month period), the initial proxy statement related to such business combination will also seek stockholder approval for our dissolution, in the event our stockholders do not approve such initial business combination.

The date on which such notices and proxy statement are sent and the date of such special meeting shall be fixed and may be thereafter changed as necessary:

•	to permit the review thereof by the SEC as required by federal securities laws and resolution of any comments it may have; and
•	so that such notices and proxy statement are sent not less than 10 and not more than 60 days prior to the date of such special meeting.

We will mail the proxy statements to our stockholders following the conclusion of the comment and review process (the length of which we cannot predict with any certainty), and we will convene a meeting of our stockholders at which they will either approve or reject our dissolution. Pursuant to the Delaware General Corporation Law, our dissolution also requires the affirmative vote of stockholders holding a majority of the then outstanding shares of common stock. Our existing stockholders have agreed to vote their shares of common stock in favor of our dissolution if we are unable to consummate our initial business combination within the time period and on the terms described in this prospectus. In the event that we do not or do not expect to initially obtain approval for our dissolution by stockholders owning a majority of our outstanding common stock, we will continue to take all reasonable actions to obtain such approval, which may include adjourning the meeting from time to time to allow us to obtain the required vote and retaining a proxy solicitation firm to assist us in obtaining such vote. However, we cannot assure you that our stockholders will approve our dissolution in a timely manner or ever approve our dissolution. If we are not able to obtain approval from holders of a majority of our outstanding shares of common stock, we cannot dissolve and liquidate and we will not be able to distribute funds from our trust account to holders of our common stock sold in this offering and these funds will not be available for any other corporate purpose.

                 If we are required to dissolve and liquidate, we anticipate that our liquidation will occur pursuant to Section 281(b) of the Delaware General Corporation Law and, in that event, our board of directors will be required under Section 281(b) to adopt a plan of distribution pursuant to which we shall pay or make reasonable provision to pay all of our existing claims and obligations, all of our contingent, conditional or unmatured contractual claims, all claims against us that are the subject of a pending suit, and all claims against us that are likely to arise or become known within 10 years after our dissolution. Our board of directors intends to adopt such a plan of distribution and to distribute the remaining funds held in trust and any of our other remaining assets to holders of our common stock sold in this offering as promptly as practicable following our dissolution. Until adoption of our plan of distribution and distribution of the funds held in trust, the funds will remain in trust and held by the trustee in permitted investments.

                Our remaining assets shall be reduced by amounts we pay, or reserve to pay, for all of our liabilities and obligations. These liabilities and obligations include our expenses arising during our remaining existence and the costs of our dissolution and liquidation. The costs of our dissolution and liquidation are expected to consist of the preparation of a plan of distribution and the approval of that plan and our dissolution by our board of directors, the submission thereof to a vote by our stockholders (including the preparation of the proxy statement, the engagement of proxy solicitation firms and the conduct of a special meeting of stockholders), our continuing public reporting obligations, including the services of our counsel and independent public accounting firm, and the winding up of our affairs, including legal fees that we may incur in the event of disputes with any claimants or creditors. We estimate that our total costs and expenses for implementing and completing our dissolution and our plan of distribution will be in the range of $75,000 to $100,000.

                 We intend to manage our expenses to provide that there will be sufficient funds available out of our remaining assets not held in trust to fund these expenses and our other liabilities and obligations. We cannot assure you that there will be sufficient remaining assets to cover our liabilities and obligations.

              The proceeds deposited in the trust account could, however, become subject to the claims of our creditors and we could be required to pay our creditors prior to making any distributions to the holders of common stock sold in this offering. We will seek releases, waivers or similar agreements waiving any right, interest or claim in or to any amounts held in the trust account from:

•	each vendor, service provider or other person who is owed money by us for services rendered or products sold; and

•	each target business with which we enter into a written letter of intent, confidentiality or non-disclosure agreement or other written agreement.

              We cannot guarantee that we will be able to obtain such releases, waivers or similar agreements or that they will be valid and enforceable.

              Our primary consideration in determining whether to enter into an agreement with persons who refuse to execute such a waiver will be whether there is a suitable alternative provider, the expected aggregate contract amount and our assessment of the potential risk to the trust account. However, because we are not an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors or service providers or potential target businesses.

Our officers have agreed, however, that, upon our dissolution and liquidation, they shall, jointly and severally, indemnify us for any claim by any such vendor, service provider or other person or any such target business except with respect to claims made by a vendor, service provider or other person or a target business that shall have signed such a release, waiver or similar agreement and that the amount of such indemnification shall be limited to the amount by which such claim actually reduces the amount of funds held in the trust account. However, our officers will not indemnify us for any claim for which we obtain a release, waiver or similar agreement, even if such waiver, release or similar agreement is held to be unenforceable. As a result, if any such release, waiver or similar agreement is not valid and enforceable, the claimant may be able to seek payment from the funds held in trust. If a current officer ceases to be an officer of Symmetry for any reason, such officer’s liability will extend solely to claims arising out of acts or omissions during such person’s tenure as an officer of us. We cannot assure you that our current officers will be able to satisfy such indemnification obligations and we have not independently ascertained the financial ability of our officers to do so.

After payment or making provision for payment under the plan of distribution as described above, the amount held in the trust account and all of our remaining assets will be paid on a pro rata basis to the holders of shares of common stock included in the units offered by this prospectus up to 100% of the gross proceeds of this offering as of the close of business two days prior to the date of distribution. If we have distributed the amount equal to 100% of the gross proceeds of this offering and paid all outstanding liabilities and obligations and reserved for such funds as may be necessary under our plan of distribution to provide for future claims reasonably expected to arise, the next $3,750,000 of our assets not distributed to such holders will be paid to our existing stockholders on a pro rata basis in accordance with their purchases of the private placement warrants. Thereafter, any remaining additional assets will be paid on a pro rata basis to the holders of shares of common stock included in the units offered by this prospectus.

            The underwriters have agreed to waive their rights to $6,000,000 (or $6,900,000 if the underwriters’ over-allotment is exercised in full) of deferred underwriting discounts and commissions deposited in the trust account in the event of our dissolution prior to the consummation of our initial business combination. There will be no distribution from the trust account with respect to our warrants, which will expire worthless in the event of our liquidation.

Under the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. If a corporation following its dissolution complies with the statutory procedures set forth in Section 280 of the Delaware General Corporation Law, intended to ensure that the corporation makes reasonable provision for all claims against it, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. The procedures in Section 280 include a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions may be made to stockholders. However, it is our intention to make liquidating distributions to our holders of common stock sold in this offering as soon as reasonably practicable following our dissolution in accordance with Section 281(b) of the Delaware General Corporation Law. Therefore, our stockholders could be potentially liable for any claims to the extent of distributions received by them in a dissolution and any liability of our stockholders may extend beyond the third anniversary of such dissolution.

        In addition, creditors may seek to interfere with the distribution process under state or federal creditor and bankruptcy laws. Even after the distribution of the funds held in the trust account to our public stockholders, our creditors may be able to hold our public stockholders liable under fraudulent conveyance laws or other debtor-creditor laws for claims that these creditors have against us in an amount not to exceed the amount of any distributions to our public stockholders following our dissolution.

        Accordingly, we cannot assure you that the actual per share distribution price will not be reduced due to claims of creditors or that there will not be delays in addition to those imposed by our duties to comply with Delaware General Corporation Law procedures and federal securities laws and regulations.

        Investment Company Act considerations. If we are deemed to be an investment company under the Investment Company Act of 1940, our activities may be restricted and these restrictions may make it difficult for us to consummate our initial business combination. Such restrictions include:

•	restrictions on the nature of our investments; and

•	restrictions on the issuance of securities.

        In addition, we may have burdensome requirements imposed on us, including:

•	registration as an investment company;

•	adoption of a specific form of corporate structure; and

•	reporting, recordkeeping, voting, proxy and disclosure requirements and other rules and regulations.

        We have not budgeted any expense for compliance with these additional regulatory burdens. Accordingly, the proceeds held in trust may only be invested by the trust agent in “government securities”

with specific maturity dates or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. We intend to meet the requirements for the exemption from the Investment Company Act provided in Rule 3a-1 promulgated thereunder. Since we intend to acquire one or more operating businesses in a business combination and to use the proceeds in connection with or for other corporate purposes after consummation of such business combination, this offering is not intended for persons who are seeking a return on investments in government securities. Notwithstanding our belief that we will not be deemed to be an investment company, if we are required to seek, but do not obtain, stockholder approval of our dissolution and liquidation and the funds remain in the trust account for an indeterminable amount of time, we may be considered to be an investment company and thus required to comply with the Investment Company Act.

Competition

In identifying, evaluating and selecting a target business, we may encounter intense competition from other entities having a business objective similar to ours. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than us and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe there are numerous potential target businesses that we could acquire with the net proceeds of this offering, the issuance of our debt or equity securities or a combination of the foregoing, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of a target business. Further:

•	our obligation to seek stockholder approval of a business combination may delay or threaten the completion of a transaction;
•	our obligation to convert into cash shares of common stock held by our public stockholders in certain instances may reduce the resources available to us for a business combination; and
•	our outstanding warrants and the future dilution they potentially represent, may not be viewed favorably by certain target businesses.

                 Any of these factors may place us at a competitive disadvantage in successfully negotiating our initial business combination. Our management believes, however, that to the extent that our target business is a privately held entity, our status as a well-financed public entity may give us a competitive advantage over entities having a similar business objective as ours in acquiring a target business with significant growth potential on favorable terms. In addition, based on publicly available information as of January 10, 2007, we have identified approximately 78 similarly structured companies which have gone public since 2003, of which 14 have actually consummated a business combination. The 78 similarly structured companies which have gone public since 2003 have raised a total of approximately $5.1 billion. There are also 55 similarly structured companies currently in registration planning to raise approximately $4.5 billion.

If we succeed in consummating our initial business combination, there may be intense competition from competitors of the target business. We cannot assure you that, subsequent to our initial business combination, we will have the resources or ability to compete effectively.

Facilities

We do not own any real estate or other physical properties materially important to our operation. We currently maintain our executive offices at 432 Scarborough Road, Briarcliff Manor, New York 10510. We believe that our office facilities are suitable and adequate for our business as it is presently conducted.

Employees

We have two officers. Our Chief Executive Officer and President are our only full-time employees. Neither employee will be compensated for their services to us prior to the consummation of our initial business combination.

Periodic Reporting and Audited Financial Statements

We will register our units, common stock and public warrants under the Securities Exchange Act of 1934, and have reporting obligations thereunder, including the requirement that we file annual and quarterly reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, our annual reports will contain financial statements audited and reported on by our independent registered public accounting firm.

Our management will provide stockholders with audited financial statements of the target business, prepared in accordance with generally accepted accounting principles, as part of the proxy solicitation materials sent to stockholders to assist them in assessing the initial business combination. In addition, our management will ensure that the target business is compliant, on a timely basis, with The Sarbanes-Oxley Act of 2002. Our management believes that the requirement of having audited financial statements for the target business provided to our stockholders will not materially limit the pool of potential target businesses available for acquisition.

Legal Proceedings

We are not involved in or a party to any material legal proceedings and, to the knowledge of management, no legal proceedings are pending or contemplated against any of our officers or directors in their capacity as such.

Comparison to Offerings of Blank Check Companies

The following table compares and contrasts the terms of our offering and the terms of an offering of securities of blank check companies under Rule 419 promulgated by the SEC assuming that the gross proceeds, underwriting discounts and underwriting expenses for the Rule 419 offering are the same as this offering and that the underwriters will not exercise their over-allotment option. None of the terms of a Rule 419 offering will apply to this offering.

	Terms of Our Offering	Terms Under a Rule 419 Offering
Escrow of offering proceeds:

$143,700,000 (or $165,525,000, if the underwriter’s over-allotment option is exercised in full) of the net offering proceeds will be deposited into a trust account located at JPMorgan Chase Bank, N.A. maintained by Continental Stock Transfer & Trust Company acting as trustee.

$124,875,000 of the offering proceeds would be required to be deposited into either an escrow account with an insured depositary institution or in a separate bank account established by a broker dealer in which the broker-dealer acts as trustee for persons having the beneficial interests in the account.

Investment of net proceeds:

The $143,700,000 (or $165,525,000, if the underwriter’s over-allotment option is exercised in full) of net offering proceeds held in trust will only be invested in U.S. “government securities,” defined as any Treasury Bill issued by the United States having a maturity of one hundred and eighty days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940.

Proceeds could be invested only in specified securities such as a money market fund meeting conditions of the Investment Company Act of 1940 or in securities that are direct obligations of, or obligations guaranteed as to principal or interest by, the United States.

Limitation on fair value or net assets of target business:

Our initial business combination must be consummated with one or more operating businesses whose fair market value is, either individually or collectively, equal to at least 80% of our net assets (excluding deferred underwriting discounts and commissions held in the trust account in the amount of $6,000,000 (or $6,900,000, if the underwriters’ over-allotment option is exercised in full)) at the time of the execution of a definitive agreement for the acquisition. If we acquire a controlling, but less than 100%, interest in the target business, such controlling interest must

We would be restricted from acquiring a target business unless the fair value of such business or net assets to be acquired represents at least 80% of the maximum offering proceeds.

Terms of Our Offering	Terms Under a Rule 419 Offering

have a fair market value equal to at least 80% of our net assets (excluding deferred underwriting discounts and commissions held in the trust account in the amount of $6,000,000 (or $6,900,000, if the underwriters’ over-allotment option is exercised in full)) at the time of execution of a definitive agreement for the acquisition.

Trading of securities issued:

Our units have been approved for listing on the American Stock Exchange upon consummation of this offering and will begin trading on or promptly after the date of this prospectus. The common stock and warrants will begin separate trading 20 days after the earlier to occur of the expiration of the underwriters’ over-allotment option or the exercise in full by the underwriters of such option provided that we have filed with the SEC an audited balance sheet reflecting our receipt of the gross proceeds from this offering.

No trading of the units or the underlying common stock and warrants would be permitted until the completion of a business combination. During this period, the securities would be held in the escrow or trust account.

Exercise of warrants:

The warrants cannot be exercised until the later of the consummation of our initial business combination or one year from the date of this prospectus and, accordingly, will only be exercised after the trust account has been terminated and distributed.

The warrants could be exercised prior to the consummation of a business combination, but securities received and cash paid in connection with the exercise would be deposited in the escrow or trust account.

Election to remain an investor:

We will seek stockholder approval to consummate our initial business combination. In connection with seeking stockholder approval of a business combination, we will send each stockholder a proxy statement containing information required by the SEC. A public

A prospectus containing information required by the SEC would be sent to each investor. Each investor would be given the opportunity to notify the company, in writing, within a period of no less than 20 business days and no more than 45 business days from the

	Terms of Our Offering	Terms Under a Rule 419 Offering

stockholder following the procedures described in this prospectus is given the right to convert his or her shares of common stock into a pro rata share of the trust account. However, a public stockholder who does not follow these procedures or a public stockholder who does not take any action would not be entitled to receive the actual per share conversion price.

effective date of the post-effective amendment, to notify the company of his election to remain an investor. If the company has not received the notification by the end of the 45th business day, funds and interest or dividends, if any, held in the trust or escrow account would automatically be returned to the stockholder. Unless a sufficient number of investors elect to remain investors, all of the deposited funds in the escrow account must be returned to all investors and none of the securities will be issued.

Business combination deadline:

An initial business combination must be consummated within 15 months after the consummation of this offering, or within 24 months after the consummation of this offering, if a letter of intent, agreement in principle or definitive agreement relating to a prospective business combination is executed prior to the end of the 15-month period.

If an acquisition has not been consummated within 18 months after the effective date of the initial registration statement, funds held in the trust or escrow account would be returned to investors.
Interest on funds held in trust:

Interest income earned on proceeds from this offering deposited in the trust account will be disbursed to us for use by us for payment of taxes on such interest income, but will otherwise be held in trust until the earlier of the consummation of our initial business combination or our dissolution and liquidation following our failure to effect our initial business combination within the allotted time.

The interest income earned on the proceeds held in trust would be held in trust for the sole benefit of the purchasers of our units.

	Terms of Our Offering	Terms Under a Rule 419 Offering
Release of funds:

The proceeds held in the trust account will not be released until the earlier of the consummation of our initial business combination or our dissolution and liquidation following our failure to effect our initial business combination within the allotted time.

The proceeds held in the escrow account would not be released until the earlier of the consummation of a business combination or the failure to consummate a business combination within the allotted time.

MANAGEMENT

Directors, Officers and Special Advisor

Our current directors and executive officers are as follows:

Name	Age	Position

Gilbert E. Playford	59	Chairman of the Board
Corrado De Gasperis	41	Chief Executive Officer and Director
Domenico Lepore	47	President and Director
M. Ridgway Barker	51	Director
Scott C. Mason	47	Director
Robert W. Ramage, Jr.	61	Director
Donald C. Bailey	71	Special Advisor

________________

Gilbert E. Playford became non-executive Chairman of the Board in April 2006. Mr. Playford will become a member of our audit committee upon the closing of this offering. Since August 2005, he has served as Chairman, Chief Executive Officer and President of GBS Gold, an international gold company that he formed through multiple acquisitions. He joined GrafTech in June 1998, serving as its Chief Executive Officer and President until his retirement in December 2002, and from September 1999, its Chairman of the Board until his retirement in February 2005. From June 1996 until June 1998, Mr. Playford was the President and Chief Executive Officer of LionOre, a company that he helped develop and grow, through acquisitions and exploration success, into one of the western world’s top ten nickel producers listed on the London, Toronto, Australia and Botswana stock exchanges. Mr. Playford joined Union Carbide in 1972 and held various management positions, including Vice President, Principal Financial Officer and Treasurer, Corporate Vice President for Strategic Planning and Chief Executive Officer positions in various Union Carbide subsidiaries, including subsidiaries in Canada, Germany and Belgium, until he resigned in January 1996. He holds a Bachelor of Engineering degree from McGill University and an MBA from York University, Ontario, Canada. Mr. Playford is currently Deputy Chairman of LionOre, where he is also Chairman of the Human Resources, Nomination and Governance Committee and a member of the Audit Committee.

Corrado De Gasperis became Chief Executive Officer and a director in April 2006. From May 2001 to December 2005, he served as Chief Financial Officer of GrafTech, a global manufacturer of industrial graphite and carbon-based materials, in addition to his duties as Vice President and Chief Information Officer, which he assumed in February 2000. He served as Controller of GrafTech from June 1998 to February 2000. From 1987 through June 1998, he was with KPMG, most recently as Senior Assurance Manager in the Manufacturing, Retail and Distribution Practice, where he served clients such as General Electric Company, Union Carbide, E. Merck OHG, Eagle Electric Manufacturing Company, Playtex Products Inc., and Precision Valve Corporation. KPMG had announced his admittance as a partner, effective July 1, 1998. He was a Certified Public Accountant in Connecticut with KPMG and holds a BBA from the Ancell School of Business at Western Connecticut State University. Mr. De Gasperis is currently a director of GBS Gold, where he is the Chairman of the Audit and Corporate Governance Committee and a member of the Nominating and Advisory Committees.

Domenico Lepore became President and a director in April 2006. Since 1996, Dr. Lepore has been President of ILUT Srl (and its predecessor firm, MST Methods for Systems Thinking Srl), an

Italian management firm, which he founded, specializing in the turnaround and improvement of national and multinational businesses, primarily based in Europe and the U.S. Dr. Lepore has been instrumental in the turnaround of a wide range of businesses in industries including aluminum, automotive, printing, diversified industrial and consumer products. From 1991 to 1996, Dr. Lepore was the business liaison in Quality Management for the Management School of the Camera di Commercio di Milano, a major governmental interface with businesses in Milan. From 1993 to 1996, he was Italy’s representative for the ISO Technical Committee 176, in Geneva, Switzerland, responsible for the development of the ISO 9000 family of standards. Dr. Lepore is a Deming scholar and has been a member of the British Deming Association since 1993. He began his career in 1988 working for Vila Srl, a consortium of small and medium-sized enterprises formed for the purpose of scouting technologies, products and intellectual property and facilitating collaborations between European partner companies, which resulted in the start up of many new businesses in Italy funded by private equity and the European Community. Dr. Lepore is a former Senior Advisor to and member of Inn.Tec, a consortium of nearly 200 companies in Brescia, the steel and aluminum district of Italy and one of the richest industrial areas in Europe. Dr. Lepore also advises the Milan Euro Info Centre for the Palazzo dell’ Innovazione, the European Union Office for the development of strategies to support technological innovation in the Lombardy Region of Italy. He obtained his degree in Physics (Dottore in fisica) from the University of Salerno in 1988, with a research thesis on non-linear dynamics in superconductors, which was published in the paper entitled Twenty-junction arrays for a Josephson voltage standard at 100 mV level, D. Andreone, V. Lacquaniti, G. Costabile, D. Lepore, R. Monaco, S. Pagano, in Stimulated Effects in Josephson Devices, M. Russo and G. Costabile Eds., World Scientific Pub. Co, Singapore, 1988, p. 1-12.

M. Ridgway Barker became a director in June 2006. Since 1998, he has served as Chair of the Corporate Finance and Securities Practice Group of Kelley Drye & Warren, an international law firm based in New York. He has been a partner of Kelley Drye since 1990 and joined it as an associate in the corporate department in 1984. His practice focuses on capital market issues, corporate governance matters, asset securitizations, debt financings, general corporate and securities matters, executive compensation, partnership transactions, public reporting, public and private securities offerings, restructurings, recapitalizations, spin-offs, mergers and stock and asset acquisitions and divestitures, and venture capital transactions. From 1980 to 1984, Mr. Barker was an associate in the securities group of Duane Morris & Heckscher, a regional law firm based in Philadelphia. He has authored and co-authored many related publications and is a frequent public speaker on capital markets, governance and compliance topics. He was admitted to practice law in Pennsylvania in 1980 and in Connecticut in 1985. He holds a BA from Yale University and a JD from Boston University School of Law.

Scott C. Mason became a director in June 2006. Mr. Mason serves as a member of our audit committee. Since January 2006, he has served at Nalco, a water treatment business, as Group Vice President and President of Alternate Channels and Operations Planning. He joined GrafTech in April 2000, as the Director of Mergers and Acquisitions and served as the President of Advanced Energy Technology from February 2001 to December 2002. From January 2003 until April 2005, he was President of Synthetic Graphite, GrafTech’s principal line of business. In 1999, Mr. Mason served as Vice President – Supply Chain Logistics for Union Carbide. From 1996 to 1999, Mr. Mason served as Director of Operations and then Business Director for Union Carbide’s Unipol Polymers Business. From 1981 to 1996, Mr. Mason served in various financial, mergers and acquisitions and sales and marketing management positions at Union Carbide. He began his career in 1981 in the Chemicals and Plastics Division of Union Carbide. He holds a BS in Mechanical Engineering from the Virginia Polytechnic Institute and an MBA from the University of Houston.

                Robert W. Ramage, Jr. became a director in November 2006. Mr. Ramage will become a member of our audit committee upon the closing of this offering. Since November 2003, he has been the President of Port Westward LNG, LLC, a liquefied natural gas import terminal developer that he co-

founded. From 1999 to 2002, he served as a consultant and advisor at Siguler Guff & Company LLC, a private equity investment and advisory firm, at which he provided financing and business advice to natural resources and energy companies. From 1990 to 1999, he served at The Industrial Bank of Japan Limited, in various senior corporate finance positions, including as Deputy General Manager, Corporate Finance Division, during which he managed the New York Branch’s $6 billion portfolio in the natural resources extraction, heavy manufacturing, natural resources processing and utilities industries and structured and negotiated complex financings, including public and private project financings. Prior to that, he served as the Vice President and Chief Financial and Administrative Officer for Southville Oil Corporation, a petroleum distribution and terminalling company, and as the Treasurer for Northville Industries Corporation, at which he served as the Vice President Finance for its 42.5%-owned PetroTerminal de Panama, SA joint venture, negotiating the construction, project financing and customer throughput agreements for an 800,000 barrel per day crude oil transshipment terminal and pipeline project. He began his career in 1972 at the First National Bank of Boston. He holds a BA in Philosophy from Yale University and an MBA from the Harvard Graduate School of Business Administration. From 1967 to 1970, he served in the United States Marine Corps as a platoon and company commander.

Donald C. Bailey became our Special Advisor in June 2006. Mr. Bailey has been a director of LionOre since 1997. He was appointed as Chairman in May 2001 with responsibilities for business development, including mergers and acquisitions, having previously served as Vice-Chairman, President and Chief Executive Officer between 1998 and 2001. He is the former Chairman, President and Chief Executive of Management Mining Services International having been appointed to the position in 1993. Prior to that, he was Deputy Mining Director of Rio Tinto, a world leader in mining, metals and mineral resources, responsible for operations in Europe, Africa and South America. He is currently Chairman of BCL Ltd. Mr. Bailey is a Fellow of the Institute of Mining and Metallurgy (United Kingdom), a Chartered Engineer (United Kingdom) and a Member of the American Institute of Mining, Metallurgical and Petroleum Engineers.

Our management team will play a key role in identifying and evaluating prospective target business candidates, selecting a target business and structuring, negotiating and consummating our initial business combination. None of these individuals has been a principal of or affiliated with a blank check or development stage company that executed a business plan similar to our business plan or is currently affiliated with such an entity. However, we believe that the skills and expertise of these individuals, their collective access to acquisition opportunities and ideas, their contacts, and their transaction expertise should enable us to successfully consummate our initial business combination within the time period and on the terms described in this prospectus. However, we cannot assure you that we will, in fact, be able to do so.

Board of Directors

Our board of directors is elected at our annual meeting of stockholders. Each director is elected for a one-year term.

Director Independence

Our securities have been approved for listing on the American Stock Exchange upon consummation of this offering. We have evaluated whether our directors are “independent directors” within the meaning of the rules of the American Stock Exchange. Such rules provide generally that a director will not qualify as an “independent director” unless the board of directors of the listed company affirmatively determines that the director has no material relationship with the listed company that would interfere with the exercise of independent judgment. In addition, such rules generally provide that a director will not qualify as an “independent director” if: (i) the director is, or in the past three years has been, employed by the listed company; (ii) the director has an immediate family member who is, or in the past three years has been, an executive officer of the listed company; (iii) the director or a member of the director’s immediate family has received payments from the listed company of more than $60,000 during the current or any of the past three years, other than for (among other things) service as a director and payments arising solely from investments in securities of the listed company; (iv) the director or a member of the director’s immediate family is a current partner of the independent auditors of the listed company or is, or in the past three years, has been, employed by such auditors in a professional capacity and worked on the audit of the listed company; (v) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of the executive officers of the listed company serves on the compensation committee; or (vi) the director or a member of the director’s immediate family is a partner in, or a controlling shareholder or an executive officer of, an entity that makes payments to or receive payments from the listed company in an amount which, in any fiscal year during the past three years, exceeds the greater of $200,000 or 5% of the other entity’s consolidated gross revenues.

Our board of directors has determined that, upon the closing of this offering, a majority of our directors will be “independent directors” within the meaning of such rules. Our independent directors will meet in executive session as often as necessary to fulfill their duties, but no less frequently than annually.

Our amended and restated by-laws provide that transactions with any of our affiliates must be on terms no less favorable to us than we could obtain from unaffiliated parties and must be approved by a majority of our independent and disinterested directors (i.e., those directors that are not expected to derive any personal financial benefit from the transaction).

Audit Committee

                 Our board of directors has established an Audit Committee, which has powers and performs the functions customarily performed by such a committee (including those required of such a committee under the rules of the American Stock Exchange and the SEC). The Audit Committee will be responsible for meeting with our independent registered public accounting firm regarding, among other matters, audits and adequacy of our accounting and control systems. The Audit Committee must be composed of at least three directors who comply with the independence rules of the American Stock Exchange and The Sarbanes-Oxley Act of 2002 and at least one of whom is an “audit committee financial expert” as defined under Item 401 of Regulation S-K of the Exchange Act. On August 1, 2006, we adopted a charter for the Audit Committee. Mr. Mason serves as a member of the Audit Committee. Our board of directors has concluded that Mr. Mason is an “audit committee financial expert.”

                 In addition, the Audit Committee will monitor compliance on a quarterly basis with the terms of this offering. If any noncompliance is identified, then the Audit Committee will have the responsibility to immediately take all action necessary to rectify such noncompliance or otherwise cause compliance with the terms of this offering.

Code of Ethics

On August 1, 2006, we adopted a Code of Business Ethics and Conduct that applies to our directors, officers and employees.

Officer and Director Compensation

        Our Chief Executive Officer and President are our only full-time employees. Neither employee will be compensated for their services to us prior to the consummation of our initial business combination.

Our existing stockholders, directors and officers will receive reimbursement for any reasonable out-of-pocket expenses incurred by them in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.

Headquarters

        Our officers are using, and intend to continue to use, their home offices from which they will provide services to us until we consummate our initial business combination. Such officers will not receive any payment or compensation for use of their home offices, but will be reimbursed for any telecommunication charges they may incur. We consider our current office space suitable and adequate for our business as presently conducted.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Loan from Stockholder

On May 31, 2006, Mr. Playford, a director and stockholder, made a loan to us in the aggregate amount of $500,000, the proceeds of which have been and are being used to fund our expenses, including the SEC registration fee, the NASD filing fee and the American Stock Exchange listing fee. This loan is evidenced by a promissory note, bears interest at the rate of 4.5% per annum, is secured by our assets and matures upon the consummation of the private placement of warrants to our existing stockholders or, if earlier, December 31, 2007. See Note (2) to “Use of Proceeds” regarding repayment of Mr. Playford’s loan.

Prior Share Issuances

We have issued an aggregate of 4,687,500 shares at a purchase price of $.001 per share, as follows:

Name of Beneficial Owner	Number of Shares	Relationship to Us

Corrado De Gasperis	1,875,000	Chief Executive Officer and Director
Gilbert E. Playford(1)	1,172,500	Chairman of the Board of Directors
Domenico Lepore	700,000	President and Director
M. Ridgway Barker	235,000	Director
Scott C. Mason	235,000	Director
Robert W. Ramage, Jr.	235,000	Director
Donald C. Bailey	235,000	Special Advisor
All directors, officers and special advisor as a group (7 persons)	4,687,500

(1)	All such shares are held directly by Playford SPAC Portfolio, Ltd., a limited partnership of which Mr. Playford is the sole limited partner, directly owning 99.8% of the outstanding partnership interests. The remaining .2% of the outstanding partnership interests is owned by the general partner of such limited partnership, Playford SPAC Management Corp., of which Mr. Playford is the sole beneficial and record owner. Accordingly, Mr. Playford is the beneficial owner of such shares.

Registration Rights

Our existing stockholders will enter into a registration rights agreement with us pursuant to which holders of 20% or more of the shares issued and outstanding prior to this offering will be entitled to make up to two demands that we register any or all shares of common stock held by them (including shares issuable upon exercise of warrants sold to them), at any time within 7 years after the date of consummation of our initial business combination. These rights may not be exercised, however, prior to such consummation. In addition, our existing stockholders will be entitled to “piggy-back” registration rights on registration statements that we may file subsequent to such consummation of the business combination. We will bear the expenses incurred in connection with the filing of any such registration statements, other than underwriting or selling discounts and commissions. The registration rights agreement provides that, notwithstanding any other agreement, our existing stockholders will be permitted to exercise all private placement warrants on a net cashless basis or by delivering previously outstanding unregistered shares in payment of the exercise price, so as to, among other reasons, permit tacking of holding periods under Rule 144.

Private Placement

Prior to the consummation of this offering, certain of our existing stockholders have agreed to purchase 4,166,667 warrants for $.90 per warrant, an aggregate purchase price of $3,750,000, in a private placement. The following table sets forth the number of such warrants to be purchased by certain of our existing stockholders.

Existing Stockholder	Number of Warrants

Gilbert E. Playford (1)	3,222,222
Donald C. Bailey	555,556
Corrado De Gasperis	277,777
M. Ridgway Barker	55,556
Scott C. Mason	55,556

(1)	These warrants will be purchased by Playford SPAC Portfolio Ltd., a limited partnership of which Mr. Playford is the sole limited partner, directly owning 99.8% of the outstanding partnership interests. The remaining .2% of the outstanding partnership interests is owned by the general partner of such limited partnership, Playford SPAC Management Corp., of which Mr. Playford is the sole beneficial and record owner. Accordingly, Mr. Playford will retain beneficial ownership of such warrants.

The purchase price for the warrants will be paid solely by the respective existing stockholder who will be purchasing the warrants. Although some of our existing stockholders may borrow funds to purchase the warrants, our existing stockholders will retain full beneficial ownership of the warrants and the warrants will not be pledged as collateral for such borrowed funds, if any.

These private placement warrants will be identical to the public warrants, except as otherwise necessary to reflect the fact that they will be sold in a private placement, permit delivery of unregistered shares upon exercise and permit net cashless exercise so as to, among other reasons, permit tacking of holding periods under Rule 144. The proceeds of the private placement will be used to fund our expenses prior to our initial business combination and will not be held in trust.

Conflicts of Interest

Potential investors should be aware of the following potential conflicts of interest:

•

Our officers intend to remain with the company that survives our initial business combination and may negotiate at that time employment arrangements with respect thereto. They may have conflicts of interest in connection with negotiating the terms of such business combination.

•

Mr. Barker, a member of our board, is a partner of Kelley Drye & Warren LLP and, accordingly, may have a conflict of interest in connection with this offering and any subsequent business combination that we may seek to consummate.

•

Dr. Lepore, our President and a member of our board, is the owner and former President of ILUT Srl. Effective November 1, 2006, Dr. Lepore became a full time employee of ours and ceased being employed by ILUT Srl. Dr. Lepore has, however, retained his ownership of ILUT Srl. We have engaged ILUT Srl, pursuant to an agreement dated June 15, 2006, to perform certain information technology services for us, including designing our website and developing a throughput-based analysis software application tool that provides financial analysis and other key decision support processes for assessing future potential acquisition targets. We also intend to retain ILUT Srl to assist us in planning associated with the acquisition process, identifying and evaluating potential target businesses and performing due diligence.

•

In addition, we have entered into a Trademark License Agreement, dated September 15, 2006, with Domenico Lepore, our President and a member of our board, through which Dr. Lepore granted to us a worldwide, royalty-free, non-exclusive license of the trademark “THE DECALOGUE” for a renewable term of 10 years and a worldwide, royalty-free, exclusive license of the right to refer to ourself as a “Decalogue company” until such time as Dr. Lepore and Mr. De Gasperis, our Chief Executive Officer and a director, cease to serve as our directors or officers.

•

None of our independent directors is required to commit his full time to our affairs and, accordingly, each of them may have conflicts of interest in allocating management time among various business activities.

•

Our officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by us. In the course of their other business activities, our independent directors may become aware of investment and business opportunities that may be appropriate for presentation to us as well as the other entities with which they are or become affiliated. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

•

Since our directors own shares of common stock, including shares of common stock included in any units they may purchase as part of the directed unit program, which will be released from escrow only after our initial business combination is successfully consummated, and may own warrants which will expire worthless if our initial business combination is not consummated, our directors may have a conflict of interest in determining whether a particular target business is an appropriate candidate with whom to consummate our initial business combination.

The personal and financial interests of our directors and officers may influence their motivation in identifying and selecting a target business, and negotiating and consummating our initial business combination in the time period and on the terms described in this prospectus.

In general, officers and directors of a corporation incorporated under the Delaware General Corporation Law are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;
•	the opportunity is within the corporation’s line of business; and
•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities to multiple entities. In addition, conflicts of interest may arise when our officers and directors evaluate a particular business opportunity. We cannot assure you that any of these conflicts will be resolved in our favor.

                In order to minimize potential conflicts of interest which may arise from multiple corporate affiliations, our officers and directors have agreed, until the earlier of the consummation of our initial business combination, our liquidation and dissolution or such time as he is no longer an officer or a director, to present to us for our consideration, prior to presentation to any other person, any suitable opportunity to consummate a business combination involving an industrial, asset-based business which is in or is a supplier to the basic industries sector. In addition, Messrs. Playford, De Gasperis and Lepore have agreed, until the earlier of consummation of our initial business combination or our liquidation and dissolution, not to provide advisory, consulting or similar services (including service as a director) to any other person that is a competitor in the acquisition of businesses that we could also reasonably be expected to seek to acquire, as described herein and as determined by the Board of Directors, except as required by any pre-existing fiduciary or contractual arrangement.  Messrs. Playford, De Gasperis and Lepore have represented and warranted to us that they have disclosed any such fiduciary or contractual arrangements to us.

                We will reimburse our existing stockholders, officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with activities on our behalf, such as identifying and investigating possible target businesses and negotiating possible business combinations. There is no limit on the amount of out-of-pocket expenses reimbursable by us, which will be reviewed only by our board of directors or a court of competent jurisdiction if such reimbursement is challenged, except that no funds held in trust may be used to reimburse such expenses.

                Our Chief Executive Officer and President are our only full-time employees. Neither employee will be compensated for their services to us prior to the consummation of our initial business combination.

                 We intend to engage Kelley Drye & Warren LLP, which is affiliated with one of our directors and existing stockholders, Mr. Barker, to perform securities and corporate legal work for us, including in connection with our initial business combination, at customary hourly billing rates. We intend to engage ILUT Srl, which is affiliated with one of our officers and directors, Dr. Lepore, to perform consulting services in connection with planning associated with the acquisition process, identifying and evaluating potential target businesses and performing due diligence, at customary hourly rates. There are no limitations that restrict us from engaging Kelley Drye & Warren LLP or ILUT Srl, each of which is affiliated with one or more of our directors, to perform such services and other customary legal and consulting services for us for customary fees and on customary terms and conditions.

Our amended and restated by-laws provide that transactions with any of our affiliates must be on terms no less favorable to us than we could obtain from unaffiliated parties and must be approved by a majority of our independent and disinterested directors (i.e., those directors that are not expected to derive any personal financial benefit from the transaction).

Other

Our officers, directors and existing stockholders may purchase units in the directed unit program. For information regarding purchases of units in this offering by our existing stockholders, see “Principal Stockholders—Existing Stockholder Participation in this Offering.”

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of shares of common stock as of the date of this prospectus, before and after giving effect to this offering, by each person known by us to own beneficially 5% or more of our outstanding common stock, each of our directors and officers, and all of our directors and executive officers as a group:

			Percentage of Outstanding Common Shares
Name and address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)(3)	Relationship to Us	Before Offering	After Offering

Corrado De Gasperis	1,875,000	Chief Executive Officer and Director	40%	8%
Gilbert E. Playford(4)	1,172,500	Chairman of the Board of Directors	25%	5%
Domenico Lepore	700,000	President and Director	15%	3%
M. Ridgway Barker	235,000	Director	5%	1%
Scott C. Mason	235,000	Director	5%	1%
Robert W. Ramage, Jr.	235,000	Director	5%	1%
Donald C. Bailey	235,000	Special Advisor	5%	1%
All directors, officers and special
advisor as a group (7 persons)	4,687,500		100%	20%

_______________

(1)	The address of each person is c/o Symmetry Holdings Inc., 432 Scarborough Road, Briarcliff Manor, New York 10510.
(2)	Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.
(3)	Excludes shares of common stock issuable upon exercise of the private placement warrants and public warrants.
(4)

All such shares are held directly by Playford SPAC Portfolio, Ltd., a limited partnership of which Mr. Playford is the sole limited partner, directly owning 99.8% of the outstanding partnership interests. The remaining .2% of the outstanding partnership interests is owned by the general partner of such limited partnership, Playford SPAC Management Corp., of which Mr. Playford is the sole beneficial and record owner. Accordingly, Mr. Playford is the beneficial owner of such shares.

Messrs. Playford, De Gasperis, Lepore, Barker, Mason and Ramage may be deemed to be our “parents,” “founders” and “promoters,” as these terms are defined under federal securities laws.

Immediately after this offering, our existing stockholders, which include all of our officers and directors, collectively, will beneficially own at least 20.00% of the then issued and outstanding shares of common stock. Because of this ownership block, these stockholders may be able to effectively exercise control over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions, other than approval of our initial business combination.

Escrow of Shares Held by Existing Stockholders

         Our existing stockholders will deposit the shares of common stock owned by them before this offering and the shares of common stock included in units offered by this prospectus that are purchased by them in this offering into an escrow account maintained at Morgan Stanley by Continental Stock Transfer & Trust Company, as escrow agent. However, none of the shares of common stock underlying the private placement warrants or the public warrants themselves, will be placed in escrow. During the escrow period, the holders of these shares will not be able to sell or transfer their securities except to their relatives and trusts and controlled entities for estate and tax planning purposes and upon death, in each case while remaining subject to the escrow agreement, but will retain all other rights as our stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. Such securities will not be released from escrow until ___________________, 2010 [3 years from the date of this prospectus] unless we were to consummate a transaction after the consummation of our initial business combination which results in all of the stockholders of the combined entity having the right to exchange their shares of common stock for cash, securities or other property.

In the event of any dividend, distribution, reclassification, recapitalization, exchange or other transaction affecting our securities, in connection with our initial consummation of a business combination or otherwise, the securities, cash or other property received in respect of the shares held in escrow shall be deposited in the escrow account on the same terms and conditions, except to the extent necessary to fund payment of taxes payable upon receipt thereof. To the extent that such shares are required to be delivered in order to receive such securities, cash or other property, such shares will be released from the escrow account for such purposes.

DESCRIPTION OF SECURITIES

General

The following description of our capital stock as it will be in effect upon the consummation of this offering is a summary and is qualified in its entirety by reference to our amended and restated certificate of incorporation and amended and restated by-laws, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part, and by applicable law.

Our authorized capital stock consists of 100,000,000 shares of common stock, par value of $.001 per share, and 10,000,000 shares of preferred stock, par value of $.001 per share. As of the date of this prospectus, no shares of preferred stock are outstanding and 4,687,500 shares of common stock are outstanding, held by 7 recordholders.

Units

Each unit consists of one share of common stock and one warrant. Each warrant entitles the holder to purchase one share of common stock. Our units have been approved for listing on the American Stock Exchange upon consummation of this offering. Our units will begin trading on or promptly after the date of this prospectus. The common stock and warrants will begin separate trading 20 days after the earlier to occur of the expiration of the underwriters’ over-allotment option or the exercise in full by the underwriters of such option provided that we have filed with the SEC an audited balance sheet reflecting our receipt of the gross proceeds from this offering. We will file a Current Report on Form 8-K with the SEC, which includes such an audited balance sheet promptly after the consummation of this offering, which is anticipated to take place within four business days after the date of this prospectus. The audited balance sheet will include our receipt of proceeds from the exercise of the underwriters’ over-allotment option, if the underwriters’ over-allotment option is exercised prior to the filing of the Current Report on Form 8-K. In addition, we will file a subsequent Current Report on Form 8-K in the event a material portion of the underwriters’ over-allotment option is exercised subsequent to the filing of our initial Current Report on Form 8-K.

Common Stock

The holders of shares of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. Each stockholder may exercise such vote either in person or by proxy. Stockholders are not entitled to cumulate their votes for the election of directors, which means that, subject to such rights as may be granted to holders of shares of preferred stock, the holders of more than 50% of the shares of common stock voting for the election of directors are able to elect all of the directors being elected at that time and the holders of the remaining shares of common stock will not be able to elect any director.

Subject to preferences to which holders of shares of preferred stock may be entitled, the holders of shares of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds (including cash, securities and other property) legally available therefor.

Subject to the prior rights of creditors and to preferences to which holders of shares of preferred stock may be entitled, and, assuming our dissolution is approved, the amount held in the trust account and all of our remaining assets (capped at 100% of the gross proceeds of this offering) will be paid on a pro rata basis to the holders of shares of common stock included in the units offered by this prospectus as of the close of business two days prior to the date of distribution. If we have (i) distributed to such holders the amount equal to 100% of the gross proceeds of this offering, (ii) paid all outstanding liabilities and obligations and (iii) reserved such funds as may be necessary under our plan of distribution to provide for future claims reasonably expected to arise, the next $3,750,000 of our assets not distributed to such holders will be paid to our existing stockholders on a pro rata basis in accordance with their purchases of the private placement warrants. Thereafter, any remaining additional assets will be distributed on a pro rata basis to the holders of shares of common stock included in the units offered by this prospectus.

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that public stockholders have the right to convert their shares of common stock into cash equal to their pro rata share of the trust account. In order to be eligible to exercise their conversion rights, a public stockholder must:

•	vote against the initial business combination;

•	prior to or contemporaneously with their vote against such combination affirmatively exercise their conversion right;

•	at the time of the vote by the public stockholders on approval of such proposed initial business combination, own, beneficially or of record, both a share of common stock in respect of which such public stockholder casts a vote against such proposed initial business combination and a public warrant (representing the right to purchase one share of common stock) for each such share; and

•	retain ownership, beneficially or of record, of such public warrant and share until such time as such proposed initial business combination is consummated.

Preferred Stock

Our board of directors has the authority to issue 10,000,000 shares of preferred stock in one or more series and to fix all rights, preferences, privileges and powers thereof, and all qualifications, limitations and restrictions thereon, without approval of stockholders including:

•	the designation of each series;
•	the number of shares in each series;
•	the optional and mandatory repurchase and redemption rights of each series (including sinking fund and share retirement provisions), if any;
•	the liquidation preference of each series (including liquidation premiums and treatment of a merger, asset sale and other business combination as a liquidation), if any;
•	the mandatory and optional conversions and exchange rights of each series (including antidilution protection), if any;
•	the restrictions on authorization or issuance of shares in the same series or any other series;
•	the relative ranking (as to dividends, distributions, redemption, repurchase, liquidation preferences and other rights) of each series in respect of each other series and the common stock, if any;
•	the preemptive and subscription rights of each series, if any; and
•

the voting rights of each series (including class voting rights, director nomination and election rights, cumulative voting rights and disproportionate voting rights as relative to the common stock or any other series of preferred stock), if any.

To the extent that applicable law or the applicable certificate of designations so provides, each holder shall be entitled to vote ratably (relative to each other such holder) on all matters submitted to a vote of such holders. Each holder may exercise such vote either in person or by proxy.

Subject to preferences to which holders of shares of any other series of preferred stock may be entitled and to the extent that the applicable certificate of designations so provides, the holders of shares of a series of preferred stock shall be entitled to receive ratably (relative to each other such holder) such dividends, if any, as may be declared from time to time in respect of shares of such series by our Board of Directors out of funds (including cash, securities and other property) legally available therefor. Subject to the prior rights of creditors and to preferences to which holders of shares of any other series of preferred stock may be entitled and to the extent that the applicable certificate of designations so provides, the holders of shares of a series of preferred stock are entitled to receive ratably (relative to each other such holder) our assets (including cash, securities and other property) distributed upon our dissolution or liquidation.

Our board of directors will designate the transfer agent and registrar for each series of preferred stock and the exchange or market on which such series will be listed or eligible for trading, if any, at the time it authorizes such series.

Warrants

No warrants are currently outstanding. Each warrant sold hereunder entitles the registered holder to purchase one share of our common stock at a price of $5.50 per share, subject to adjustment as discussed below, at any time commencing on the later of:

•	the consummation of our initial business combination as described in this prospectus; or
•	one year from the date of this prospectus.

The warrants will expire four years from the date of this prospectus at 5:00 p.m., New York City time or earlier upon redemption.

We may call the warrants for redemption,

•	in whole and not in part,
•	at a price of $.01 per warrant at any time after the warrants become exercisable,
•	upon not less than 30 days’ prior written notice of redemption, and

•

if, and only if, the last sales price of our common stock equals or exceeds $11.00 per share for any 20 trading days within a 30 trading day period ending three business days before we send notice of redemption.

The right to exercise the warrants will be forfeited unless they are exercised before the date specified in the notice of redemption. On and after the redemption date, the record holder of a warrant will have no further rights except to receive, upon surrender of the warrants, the redemption price.

The public warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, and, with regard to the public warrants, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

                 The public warrants will not be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current. Under the terms of the warrant agreement, we have agreed to use our best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so. In no event shall we be liable for, or any registered holder of any warrant be entitled to receive, (a) physical settlement in securities unless the conditions and requirements set forth in the warrant agreement have been satisfied or (b) any net-cash settlement or other consideration in lieu of physical settlement in securities. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current, and in such event the warrants may expire worthless.

No fractional shares of common stock will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share of common stock, we will, upon exercise, pay cash equal to the fair market value of such fractions in lieu thereof.

Listing

        Our units, common stock and warrants have been approved for listing on the American Stock Exchange, under the symbols SHJ-U, SHJ and SHJ-WS, respectively, upon consummation of this offering. Our units will commence trading on the American Stock Exchange on or promptly after the date of this prospectus. Our common stock and warrants will begin separate trading 20 days after the earlier to occur of the expiration of the underwriters’ over-allotment option or the exercise in full by the underwriters of such option so long as we have filed a Current Report on Form 8-K reflecting our receipt of the gross proceeds of this offering promptly after the closing of this offering.

Private Placement Warrants

Certain of our existing stockholders intend to purchase an aggregate of 4,166,667 warrants from us in a private placement, which will be completed prior to the closing of this offering for an aggregate purchase price of $3,750,000. These private placement warrants will be identical to the public warrants, except as otherwise necessary to reflect the fact that they will be sold in a private placement, permit delivery of unregistered shares upon exercise and permit net cashless exercise so as to, among other reasons, permit tacking of holding periods under Rule 144.

Amended and Restated Certificate of Incorporation

Our amended and restated certificate of incorporation sets forth certain requirements and restrictions relating to this offering that will apply to us until the consummation of our initial business combination. Pursuant to our amended and restated certificate of incorporation, these conditions cannot be amended, prior to our initial business combination, without the unanimous consent of our stockholders. Specifically, our amended and restated certificate of incorporation provides, among other things, that:

•

upon consummation of this offering, a certain amount of the offering proceeds will be placed into the trust account, which proceeds may not be disbursed from the trust account except in connection with our initial business combination or thereafter, upon our dissolution and liquidation or as otherwise permitted in the amended and restated certificate of incorporation (except that a portion of the interest earned on the trust account may be released to us to pay taxes on such interest income);

•	prior to the consummation of our initial business combination, we will submit the business combination to our stockholders for approval;
•

we may only consummate the business combination if approved and public stockholders owning no more than 19.99% of the shares sold in this offering both vote against the business combination and exercise their conversion rights;

•

if our initial business combination is approved and consummated, public stockholders who voted against the business combination may exercise their conversion rights and receive their pro rata share of the trust account;

•

if our initial business combination is not consummated or a letter of intent, an agreement in principle or a definitive agreement is not signed within the time periods specified in this prospectus, our board of directors will be required to adopt, within 15 days thereafter, a resolution pursuant to Section 275(a) of the Delaware General Corporation Law finding our dissolution advisable and provide notices to our stockholders as required by Section 275(a) as promptly thereafter as possible;

•

our corporate purposes and powers will immediately thereupon be limited to acts and activities relating to dissolving and winding up our affairs, including liquidation, and we will not be able to engage in any other business activities;

•	upon any dissolution, we will distribute to our stockholders their pro rata share of the trust account in accordance with the trust agreement; and
•	we may not consummate any other merger, acquisition, asset purchase or similar transaction prior to the business combination.

        Our amended and restated certificate of incorporation requires the approval of 100% of the voting power of all shares of common stock to amend the above-described provisions until the consummation of our initial business combination. However, the validity of provisions requiring 100% approval of an amendment of the amended and restated certificate of incorporation under Delaware law has not been settled. A court could conclude that such approval requirement violates the stockholders’ implicit rights to amend a corporate charter. In that case, the above-described provisions would be amendable and any such amendment could reduce or eliminate the protection afforded to holders of shares of common stock sold in this offering. However, our officers and directors view the foregoing provisions as terms of the securities offered by this prospectus under the federal securities laws and obligations to our stockholders, and will agree not to take any action to modify or waive, and will vote their shares against any amendments, to these provisions.

Restrictive Provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws

Our amended and restated certificate of incorporation and amended and restated by-laws contain certain provisions that may make it more difficult or expensive to complete or otherwise discourage a tender offer or a change in control or takeover attempt by a third-party, even if such a transaction would be beneficial to our stockholders. The existence of these provisions may have a negative impact on the price of our common stock and warrants. In particular, our amended and restated certificate of incorporation and amended and restated by-laws include provisions that:

•	permit the removal of our directors, only upon the affirmative vote of 67% of our stockholders and only for cause;
•	permit our directors, and not our stockholders, to fill vacancies on our board of directors;
•

require stockholders to give us advance notice of nomination to be made by them of candidates for election to our board of directors or proposals to be made by them for the transaction of other business at a stockholders’ meeting;

•

permit a special meeting of stockholders to be called only by our board of directors pursuant to a resolution approved by a majority of the directors (assuming there are no vacancies), the chairman of the board of directors, the chief executive officer, the president, or by or at the direction of a director who is also an existing stockholder or by certain committees;

•	permit our board of directors to issue, without approval of our stockholders, preferred stock with such terms as our board of directors may determine;
•	permit the authorized number of directors to be changed only by our board of directors;
•

require the vote of the holders of 67% of our voting shares for stockholder amendments to our amended and restated by-laws and for any amendments to the sections of our amended and restated certificate of incorporation relating to the composition, election and powers of our board of directors, procedures for stockholder voting, special meetings of our stockholders, adoption and amendment of our by-laws, limitations on the personal liability of our directors and amendments to these supermajority amendment requirements; and

•

require the unanimous vote of all holders of our voting shares to amend those provisions of our amended and restated certificate of incorporation described in “—Amended and Restated Certificate of Incorporation” prior to our initial business combination.

                 No shares of preferred stock are being registered or issued in this offering. However, we may issue some or all of the preferred stock to consummate our initial business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any preferred stock, we cannot assure you that we will not do so in the future.

                 Our amended and restated by-laws require that, subject to certain exceptions, any stockholder desiring to propose business to be transacted at, or nominate a person as a candidate for election to our board of directors at, an annual meeting of stockholders must give notice of such proposals or nominations within a specified time frame. These provisions may have the effect of precluding a nomination for the election of directors or the conduct of business at a particular annual meeting if the proper procedures are not followed or may discourage or deter a third-party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us, even if the conduct of such solicitation or such attempt might be beneficial to us and our stockholders. For us to include a proposal in our annual proxy statement, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC.

                 Our amended and restated by-laws require the vote of the holders of at least 67% of the shares entitled to vote in the election of directors to remove a director and only for cause. In addition, stockholders can amend or repeal our amended and restated by-laws only with the vote of the holders of at least 67% of our shares entitled to vote generally for the election of directors (other than those provisions relating to this offering, which require unanimous consent of our stockholders to amend). See “–Amended and Restated Certificate of Incorporation.”

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and the warrant agent for our warrants is Continental Stock Transfer & Trust Company.

Shares Eligible for Future Sale

Immediately after this offering, we will have 23,437,500 shares of common stock outstanding, or 26,250,000 shares if the underwriters’ over-allotment option is exercised in full. Of these shares, the 18,750,000 shares sold in this offering, or 21,562,500 shares if the underwriters’ over-allotment option is exercised, will be freely tradable without restriction or further registration under the Securities Act of 1933, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act of 1933. All of the remaining 4,687,500 shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. None of those will be eligible for sale under Rule 144 prior to April 26, 2007. Notwithstanding this, all of those shares have been placed in escrow and will not be sold or transferred except to the holders’ relatives and trusts and controlled entities for estate and tax planning purposes and upon death, in each case while remaining subject to the escrow agreement, but the holders of such shares will retain all other rights as our stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. Such securities will not be released from escrow until ____________, 2010 [3 years from the date of this prospectus] unless we were to consummate a transaction after the consummation of our initial business combination which results in all of the stockholders of the combined entity having the right to exchange their shares of common stock for cash, securities or other property.

Rule 144. In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares of common stock then outstanding, which will equal 234,375 shares immediately after this offering (or 262,500 if the underwriters exercise their over-allotment option); and
•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k). Under Rule 144(k), a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

SEC Position on Rule 144 Sales. The SEC has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after a business combination, would act as an

“underwriter” under the Securities Act when reselling the securities of a blank check company. Accordingly, the SEC believes that those securities can be resold only through a registered offering and that Rule 144 would not be available for those resale transactions despite technical compliance with the requirements of Rule 144.

Registration Rights. For a description of registration rights, see “Certain Relationships and Related Transactions–Registration Rights.”

Global Clearance and Settlement

We will issue our securities in the form of global securities registered in the name of Cede & Co., as nominee of DTC. Each global security will be issued only in fully registered form.

You may hold your beneficial interests in a global security directly through DTC if you have an account at DTC, or indirectly through organizations that have accounts at DTC.

Definition of a Global Security. A global security is a special type of indirectly held security in the form of a certificate held by a depositary for the investors in a particular issue of securities. Since we choose to issue our securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. This is done by requiring that our global securities be registered in the name of a financial institution selected by us, as appropriate, and by requiring that the securities underlying our global securities not be transferred to the name of any direct holder except in certain circumstances.

The financial institution that acts as the sole direct holder of a global security is called the “Depositary.” Any person wishing to own our securities must do so indirectly by virtue of an account with a broker, bank or other financial institution that, in turn, has an account with the Depositary. In the case of our securities, DTC will act as depositary and Cede & Co. will act as its nominee.

Except under limited circumstances or upon the issuance of securities in definitive form, a global security may be transferred, in whole and not in part, only to DTC, to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in a global security will be represented, and transfers of such beneficial interests will be made, through accounts of financial institutions acting on behalf of beneficial owners either directly as account holders, or indirectly through account holders, at DTC.

Special Investor Considerations for Global Securities. As an indirect holder, an investor’s rights relating to the global security will be governed by the account rules of the investor’s financial institution and of the Depositary, DTC, as well as general laws relating to securities transfers. We will not recognize this type of investor as a holder of our securities and instead will deal only with DTC, the Depositary that holds the global securities.

An investor in our securities should be aware that because these securities will be issued only in the form of global securities:

•	except in certain limited circumstances, the investor cannot get our securities registered in his or her own name;
•	except in certain limited circumstances, the investor cannot receive physical certificates for his or her securities;

•	the investor will be a “street name” holder and must look to his or her own bank or broker for payments on our securities and protection of his or her legal rights relating to our securities;
•

the investor may not be able to sell interests in our securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates; and

•

DTC’s policies will govern payments, transfers, exchanges and other matters relating to the investor’s interest in the global securities. We have no responsibility for any aspect of DTC’s actions or for its records of ownership interests in the global securities. We do not supervise DTC in any way.

Description of DTC. DTC has informed us that:

DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for financial institutions that have accounts with it, and to facilitate the clearance and settlement of securities transactions between the account holders through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates. DTC account holders include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system is also available to banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a DTC account holder, either directly or indirectly.

DTC’s rules are on file with the SEC.

DTC’s records reflect only the identity of its participants to whose accounts beneficial interest in the Global Securities are credited. These participants may or may not be the owners of the beneficial interests so recorded. The participants will be responsible for keeping account of their holdings on behalf of their beneficial owners.

MATERIAL U.S. FEDERAL TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material United States federal income and estate tax consequences of the acquisition, ownership and disposition of our units (or the component securities thereof) by a non-U.S. holder. As used in this summary, the term “non-U.S. holder” means a beneficial owner of our units (or the component securities thereof) that is not, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation for these purposes) created or organized in or under the laws of the United States or of any political subdivision of the United States;
•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the U.S. Internal Revenue Code) have the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a “United States person.”

In addition, except as expressly discussed below, this summary does not address the tax consequences to any beneficial owner of our units (or the component securities thereof) that is a partnership (including any entity or arrangement treated as a partnership for U.S. tax purposes).

An individual may be treated as a resident of the United States in any calendar year for U.S. federal income tax purposes, instead of as a nonresident, by, among other ways, being present in the United States on at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For purposes of this calculation, an individual would count all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year. Residents are taxed for U.S. federal income purposes as if they were U.S. citizens.

If a partnership or other pass-through entity (including an entity or arrangement treated as a partnership or other type of pass-through entity for U.S federal income tax purposes) owns our units (or the component securities thereof), the tax treatment of a partner or beneficial owner of the partnership or other pass-through entity may depend upon the status of the partner or beneficial owner and the activities of the partnership or entity and upon certain determinations made at the partner or beneficial owner level. Partners and beneficial owners in partnerships or other pass-through entities that own our units (or the component securities thereof) should consult their own tax advisors as to the particular U.S. federal income and estate tax consequences applicable to them.

This summary does not discuss all of the aspects of U.S. federal income and estate taxation that may be relevant to a non-U.S. holder in light of the non-U.S. holder’s particular investment or other circumstances. This summary only addresses a non-U.S. holder that holds our units (or the component securities thereof) as a capital asset (generally, investment property) and does not address:

•

special U.S. federal income tax rules that may apply to particular classes of non-U.S. holders, such as financial institutions, insurance companies, tax-exempt organizations, U.S. expatriates, persons who receive common stock or warrants as compensation, and dealers and traders in securities or currencies;

•

non-U.S. holders acquiring, holding, or disposing of our units (or the component securities thereof) as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

•	any U.S. state and local or non-U.S. tax consequences; and
•	the U.S. federal income or estate tax consequences for the beneficial owners of a non-U.S. holder.

This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, applicable U.S. Treasury regulations (including temporary regulations) and administrative and judicial interpretations, all as in effect or in existence on the date of this prospectus. Subsequent developments in U.S. federal income or estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income and estate tax consequences of purchasing, owning and disposing of our units (or the component securities thereof) as set forth in this summary. Each non-U.S. holder should consult a tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of our units (or the component securities thereof).

Allocation of purchase price between common stock and warrants

For U.S. federal income tax purposes, a holder must allocate the purchase price of a unit between the share of common stock and the warrant that comprise the unit based on the relative fair market value of each. We intend to allocate U.S. $7.10 to each share of common stock and U.S. $.90 to each warrant comprising of a unit. While uncertain, it is possible that the U.S. Internal Revenue Service, will apply by analogy rules pursuant to which our allocation of the purchase price will be binding on a non-U.S. Holder of a unit, unless the non-U.S. Holder explicitly discloses in a statement attached to a timely filed U.S. federal income tax return for the taxable year in which the unit is acquired that the non-U.S. Holder’s allocation of the purchase price between the share of common stock and the warrant that comprise the unit is different than our allocation. Our allocation is not, however, binding on the U.S. Internal Revenue Service.

Dividends

If distributions are paid on shares of common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds current and accumulated earnings and profits, it will constitute a return of capital that is applied against and reduces, but not below zero, a non-U.S. Holder’s adjusted tax basis in his, her or its common stock. Any remainder will constitute gain on disposition of the common stock — see “Gain on Disposition of Units (or the component securities thereof)” below.

In general, any distributions we make to a non-U.S. holder with respect to a non-U.S. holder’s shares of common stock that constitute dividends for U.S. federal income tax purposes will be subject to a U.S. federal withholding tax at a rate of 30%, or a lower rate under an applicable income tax treaty. In order to claim the benefit of an applicable income tax treaty, a non-U.S. holder will be required to provide a properly executed U.S. Internal Revenue Service Form W-8BEN (or other applicable form) in accordance with applicable certification and disclosure requirements. A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the U.S. Internal Revenue Service. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty and the manner of claiming the benefits.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, that are attributable to a permanent establishment maintained by the non-U.S. holder in the U.S., are not subject to the withholding tax described above, but instead are subject to U.S. federal income tax on a net income basis at the applicable graduated U.S. federal income tax rates and in the manner applicable to U.S. persons. We will not have to withhold U.S. federal withholding tax on those dividends if the non-U.S. holder provides a properly executed U.S. Internal Revenue Service Form W-8ECI (or other applicable form) in accordance with applicable certification and disclosure requirements. In addition, a “branch profits tax” may be imposed at a 30% rate, or a lower rate under an applicable income tax treaty, on dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States.

Exercise of Warrants

The exercise of a warrant should not be a taxable event for the exercising non-U.S. holder.

Gain on Disposition of Units (or the component securities thereof)

A non-U.S. holder generally will not be taxed on any gain recognized on a sale, exchange or other taxable disposition of our units (or the component securities thereof), which should include the receipt of cash by a non-U.S. holder upon a liquidation or upon the exercise of conversion rights, unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in these cases, the non-U.S. holder will generally be subject to U.S. tax in the same manner applicable to U.S. persons (unless an applicable income tax treaty provides otherwise) and, if the non-U.S. holder is a foreign corporation, the “branch profits tax” described above may also apply;

•

the non-U.S. holder is an individual who holds our units (or the component securities thereof) as a capital asset, is present in the United States for 183 days or more in the taxable year of the disposition and meets other requirements (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses, generally will be subject to a flat 30% U.S. federal income tax, even though the non-U.S. holder is considered a nonresident alien under the U.S. Internal Revenue Code); or

•

we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our units (or the component securities thereof). Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently a U.S. real property holding corporation, but upon or after the occurrence of a business combination, it is possible that we would become a U.S. real property holding corporation, depending on the nature of the acquired business or businesses. If our common stock is regularly traded on an established securities market, (i) a non-U.S. holder of common stock may be entitled to rely on an exception applicable to holders of 5% or less of our common stock (taking certain attribution rules into account) and (ii) a non-U.S. holder of warrants may be entitled to rely on an exception applicable to holders of warrants the value of which is 5% or less of the value of the regularly traded class of our stock with the lowest fair market value (taking certain attribution rules into account).

Federal Estate Tax

Our common stock that is owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax. The rule stated above may also apply to warrants.

Information Reporting and Backup Withholding

In general, backup withholding, currently imposed at the current rate of 28%, will apply to dividends on our common stock paid to a non-U.S. holder, unless the holder has provided the required certification that it is a non-U.S.  holder and the payor does not have actual knowledge (or reason to know) that the holder is a U.S. person. Generally, information will be reported to the Internal Revenue Service regarding the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. These information reporting requirements apply even if no tax was required to be withheld. A similar report is sent to the recipient of the dividend.

In general, backup withholding and information reporting will apply to the payment of proceeds from the disposition of our units (or the component securities thereof) by a non-U.S. holder through a U.S. office of a broker or through the non-U.S. office of a broker that is a U.S. person or has certain enumerated connections with the United States, unless the holder has provided the required certification that it is a non-U.S. holder and the payor does not have actual knowledge (or reason to know) that the holder is a U.S. person.

Backup withholding is not an additional tax. Any amounts that are withheld under the backup withholding rules from a payment to a non-U.S. holder will be refunded or credited against the holder’s U.S. federal income tax liability, if any, provided that certain required information is furnished to the Internal Revenue Service.

Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, we have agreed to sell to the underwriters named below, for whom CIBC World Markets Corp. is acting as representative, the following respective number of units:

Underwriters	Number of Units(1)

CIBC World Markets Corp.
Sunrise Securities Corp.
FTN Midwest Securities Corp.
GunnAllen Financial, Inc.

Total	18,750,000

(1) Assumes no exercise by the underwriters of their over-allotment option.

Each of the underwriters have, severally and not jointly, agreed to purchase, on a firm commitment basis, the number of units as set forth opposite their names above.

A copy of the underwriting agreement will be filed as an exhibit to the registration statement of which this prospectus forms a part.

Pricing of Securities

We have been advised by the representative that the underwriters propose to offer the units to the public at the initial offering price set forth on the cover page of this prospectus. They may allow some dealers concessions not in excess of $[____] per unit and the dealers may reallow a concession not in excess of $[__________] per unit to other dealers.

Prior to this offering there has been no public market for any of our securities. The public offering price of the units and the terms of the warrants were negotiated between the representative and us. Factors considered in determining the prices and terms of the units, including the common stock and warrants underlying the units, include:

•	the history and prospects of companies whose principal business is the acquisition of other companies;
•	prior offerings of those companies;
•	our prospects for acquiring an operating business at attractive values;
•	our capital structure;

•	an assessment of members of our management and their experience in identifying operating companies;
•	general conditions of the securities markets at the time of the offering; and
•	other factors as were deemed relevant.

However, although these factors were considered, the determination of our offering price is more arbitrary than the pricing of securities for an operating company in a particular industry because the underwriters are unable to compare our financial results and prospects with those of public companies operating in the same industry.

Our units are not publicly traded. Accordingly, there is no current active trading market for our units. Stockholders should be aware that they cannot benefit from information about prior market history as to their decisions to invest in our securities. In addition, the price of the securities, after the offering, can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Consequently, we cannot assure or guarantee that an active trading market for our units will develop or that, if developed, will continue. An active and orderly trading market will depend on the existence, and individual decisions, of willing buyers and sellers at any given time. We will not have any control over these factors. If an active trading market does not develop or is sporadic, this may hurt the market value of our units and make it difficult to buy or sell units on short notice. We cannot assure that you that if you purchase units in the offering you will later be able to sell it at or above the purchase price.

Over-Allotment Option

We have also granted to the underwriters an option, exercisable during the 45-day period commencing on the date of this prospectus, to purchase from us at the offering price, less underwriting discounts, up to an aggregate of 2,812,500 additional units for the sole purpose of covering over-allotments, if any. The underwriters’ over-allotment option will only be used to cover the underwriters’ short position resulting from the initial distribution. The underwriters may exercise that option if the underwriters sell more units than the total number set forth in the table above. If any units underlying the option are purchased, the underwriters will severally purchase units in approximately the same proportion as set forth in the table above.

Discounts and Commissions

The following table shows the public offering price, underwriting discount to be paid by us to the underwriters and the proceeds, before expenses, to us. This information assumes either no exercise or full exercise by the underwriters of their over-allotment option. This information further assumes full payment of the underwriters’ discount and non-accountable expense allowance out of the gross proceeds of the proposed offering.

	Per Unit	Assuming No Exercise of Over- Allotment	Per Unit	Assuming Exercise of Over- Allotment Option

Public offering price	$8.00	$150,000,000	$8.00	$172,500,000

Underwriting discount	.56	10,500,000.56		12,075,000

Non-accountable expense allowance	.06	1,125,000.05		1,125,000

Proceeds before other expenses(1)	$7.38	$138,375,000	$7.39	$159,300,000

_______________

(1)	The other offering expenses are estimated at $675,000.

The amounts paid by us in the table above include $6,000,000 in deferred underwriting discounts and commissions ($6,900,000, if the underwriters’ over-allotment is exercised in full) payable to the underwriters from the proceeds to be deposited in the trust account until the consummation of our initial business combination as described in this prospectus. At that time, the deferred underwriting discounts and commissions (less amounts the underwriters have agreed to forego with respect to any shares public stockholders have elected to convert into cash pursuant to their conversion rights) will be released to the underwriters out of the balance held in the trust account. In the event that we are unable to consummate a business combination and we dissolve and the trustee is required to liquidate the trust account, the underwriters have agreed that (i) they will forfeit any rights or claims to their deferred underwriting discounts and commissions and (ii) the deferred underwriting discounts and commissions will be distributed on a pro rata basis among the public stockholders (and existing stockholders with respect to units purchased in this offering) along with any interest thereon (net of taxes payable).

Regulatory Restrictions on Purchase of Securities

Rules of the SEC may limit the ability of the underwriters to bid for or purchase our securities before the distribution of the units is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•

Stabilizing Transactions. The underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the units, so long as stabilizing bids do not exceed the maximum price specified in Regulation M under the Securities Exchange Act of 1934, which generally requires, among other things, that no stabilizing bid will be initiated at or increased to a price higher than the lower of the offering price or the highest independent bid for the security on the principal trading market for the security.

•

Over-Allotments and Coverage Transactions. The underwriters may create a short position in our units by selling more of the units than are set forth on the cover page of this prospectus. If the underwriters create a short position during the offering, they may engage in covering transactions by purchasing the units in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option.

•

Penalty Bids. The representative may reclaim a selling concession from a syndicate member when the units originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

Stabilization and syndicate covering transactions may cause the price of the securities to be higher than they would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the price of the securities if it discourages resales of the securities.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of the securities. These transactions may occur on the American Stock Exchange, in the over-the-counter market or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time. The restricted period under Regulation M for this offering will have ended when (i) all of the units have been distributed, (ii) any stabilization arrangements and trading restrictions in connection with the offering have been terminated, and (iii) the over-allotment option has been exercised or has expired.

Directed Unit Program

This offering will include a directed unit program under which up to 187,500 units will be offered to persons who are our directors, officers, and existing stockholders and their family and friends. Other than directors, officers and existing stockholders, no other participants have yet been identified. No offers have yet been made to any such persons. Our officers and directors will provide the names of potential participants to GunnAllen Financial, Inc. and CIBC World Markets Corp., who will make offers, if any, pursuant to this prospectus and will administer the directed unit program in the United States and Canada, respectively. All units offered under the directed unit program will be offered and sold on the same terms as the units offered to public stockholders by this prospectus. The units will be identical in all respects to the units offered to the public. Any such units purchased by participants in the directed unit program, including our existing stockholders, will be entitled to participate in distributions from the trust account and our remaining assets following our dissolution on a pro rata basis with public stockholders. The number of units for sale to the general public will be reduced by the number of directed units purchased by participants in the program. Any reserved units that are not so purchased will be offered by the underwriters to the general public on the same basis as the other units offered in this prospectus. Any reduction in the number of units sold to particular purchasers as a result of over-subscription shall not reduce the aggregate of up to 187,500 units included in the directed unit program.

Indemnification

We have agreed to indemnify the underwriters against some liabilities, including civil liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in this respect.

NOTICES TO NON-U.S. INVESTORS

Belgium

        The offering is exclusively conducted under applicable private placement exemptions and therefore it has not been and will not be notified to, and this document or any other offering material relating to the securities has not been and will not be approved by, the Belgian Banking, Finance and Insurance Commission (“Commission bancaire, financière et des assurances/Commissie voor het Bank-, Financie- en Assurantiewezen”). Any representation to the contrary is unlawful.

        Each manager has undertaken not to offer, sell, resell, transfer or deliver directly or indirectly, any securities, or to take any steps relating/ancillary thereto, and not to distribute or publish this document or any other material relating to the securities or to the offering in a manner which would be construed as: (a) a public offering under the Belgian Royal Decree of 7 July 1999 on the public character of financial transactions; or (b) an offering of securities to the public under Directive 2003/71/EC which triggers an obligation to publish a prospectus in Belgium. Any action contrary to these restrictions will cause the recipient and the issuer to be in violation of the Belgian securities laws.

France

        Neither this document nor any other offering material relating to the securities has been submitted to the clearance procedures of the Autorité des marchés financiers in France. The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this document nor any other offering material relating to the securities has been or will be: (a) released, issued, distributed or caused to be released, issued or distributed to the public in France; or (b) used in connection with any offer for subscription or sale of the securities to the public in France. Such offers, sales and distributions will be made in France only: (i) to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in and in accordance with Articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier; (ii) to investment services providers authorized to engage in portfolio management on behalf of third parties; or (iii) in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des marchés financiers, does not constitute a public offer (appel public à l’épargne). Such securities may be resold only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Germany, Norway, The Netherlands and The United Kingdom

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any securities which are the subject of the offering/placement contemplated by this document may not be made in that Relevant Member State other than the offers contemplated in this document in Germany, Norway, the Netherlands and the United Kingdom once this document has been approved by the competent authority in such Member State and published and passported in accordance with the Prospectus Directive as implemented in Germany, Norway, the Netherlands and the United Kingdom except that an offer to the public in that Relevant Member State of any securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

         (a)        to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

         (b)        to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

         (c)        by the managers to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the lead manager for any such offer; or

         (d)        in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by issuer or any manager of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase any securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in Relevant Member State.

        Each manager/underwriter has represented, warranted and agreed that:

         (a)        it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any securities in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

         (b)        it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Israel

        In the State of Israel, the securities offered hereby may not be offered to any person or entity other than the following:

        (a)     a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;

        (b)     a provident fund as defined in the Regulation of Financial Services Law (Provident Funds) 5765-2005, or a management company of such a fund;

        (c)     an insurer, as defined in the Supervision of the Insurance Business Law, 5741-1981;

        (d)     a banking corporation or subsidiary corporation, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a mutual services company, acting for their own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

        (e)     a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Regulation of Investment Advice, Investment Marketing and Investment Portfolio Management Law, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

        (f)     a company that is licensed as an investment advisor, as such term is defined in the Regulation of Investment Advice, Investment Marketing and Investment Portfolio Management Law, 5755-1995, acting on its own account;

        (g)     a company that is a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

        (h)     an underwriter fulfilling the conditions of Section 56(c) of the Securities Law, 5728-1968 acting for its own account;

        (i)     a venture capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk);

        (j)     an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria; and

        (k)     an entity, other than an entity formed for the purpose of purchasing securities in this offering, in which the shareholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 250 million.

        Any offeree of the securities offered hereby in the State of Israel shall be required to submit written confirmation that it falls within the scope of one of the above criteria. This prospectus will not be distributed or directed to investors in the State of Israel who do not fall within one of the above criteria.

Italy

        The offering of the securities offered hereby in Italy has not been registered with the Commissione Nazionale per la Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, the securities offered hereby cannot be offered, sold or delivered in the Republic of Italy (“Italy”) nor may any copy of this prospectus or any other document relating to the shares offered hereby be distributed in Italy other than to professional investors (operatori qualificati) as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of 1 July, 1998 as subsequently amended. Any offer, sale or delivery of the securities offered hereby or distribution of copies of this prospectus or any other document relating to the securities offered hereby in Italy must be made:

        (a)        by an investment firm, bank or intermediary permitted to conduct such activities in Italy in accordance with Legislative Decree No. 58 of 24 February 1998 and Legislative Decree No. 385 of 1 September 1993 (the “Banking Act”);

        (b)        in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy; and

        (c)        in compliance with any other applicable laws and regulations and other possible requirements or limitations which may be imposed by Italian authorities.

Switzerland

        The securities offered pursuant to this document will not be offered, directly or indirectly, to the public in Switzerland and this document does not constitute a public offering prospectus as that term is understood pursuant to art. 652a or art. 1156 of the Swiss Federal Code of Obligations. The issuer has not applied for a listing of the securities being offered pursuant to this document on the SWX Swiss Exchange or on any other regulated securities market, and consequently, the information presented in this document does not necessarily comply with the information standards set out in the relevant listing rules. The securities being offered pursuant to this document have not been registered with the Swiss Federal Banking Commission as foreign investment funds, and the investor protection afforded to acquirers of investment fund certificates does not extend to acquirers of securities.

        Investors are advised to contact their legal, financial or tax advisers to obtain an independent assessment of the financial and tax consequences of an investment in the securities.

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Kelley Drye & Warren LLP, New York, New York and Stamford, Connecticut. Certain legal matters in connection with the securities offered hereby will be passed upon for the underwriters by Morgan, Lewis & Bockius LLP. One of our directors and existing stockholders, Mr. Barker, is a partner of Kelley Drye & Warren LLP. See “Management” and “Principal Stockholders.”

EXPERTS

The financial statements of Symmetry Holdings Inc. at December 31, 2006, and for the period from April 26, 2006 (date of inception) through December 31, 2006 have been audited by Miller, Ellin & Company LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion) appearing elsewhere in this prospectus and in the registration statement of which this prospectus forms a part and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to our securities described in this prospectus. References to the “registration statement” or the “registration statement of which this prospectus forms a part” mean the original registration statement and all amendments, including all schedules and exhibits. This prospectus does not contain all of the information in the registration statement because we have omitted parts of the registration statement in accordance with the rules of the SEC. Please refer to the registration statement for any information in the registration statement that is not contained in this prospectus. The registration statement is available to the public over the Internet at the SEC’s website and can be read and copied at the locations described below.

We will be required to file periodic reports, proxy statements and other information relating to our business, financial and other matters with the SEC under the Securities Exchange Act of 1934. We will make available, free of charge, on or through our web site, copies of our proxy statements, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file them with or furnish them to the SEC. The information to be contained on our website and the website of ILUT, Srl is not a part of this prospectus. Our filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document that we file with the SEC at, and obtain a copy of any such document by mail from, the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed charges. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its charges.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders:

We have audited the accompanying balance sheet of Symmetry Holdings Inc. (a development stage company) (the “Company”) as of December 31, 2006 and the related statements of operations, stockholders’ deficit and cash flows for the period from April 26, 2006 (date of inception) through December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and the results of its operations and its cash flows for the period from April 26, 2006 (date of inception) through December 31, 2006 in conformity with U.S. generally accepted accounting principles.

/s/ Miller, Ellin & Company LLP

New York, New York

January 3, 2007

SYMMETRY HOLDINGS INC.

(a development stage company)

Balance Sheet

At December 31, 2006
Assets
Current assets:
Cash	$261,729
Prepaid and other assets	9,301
Deferred offering costs	443,224

Total assets	$714,254

Liabilities and Stockholders' Deficit
Current liabilities:
Note payable, related party	$500,000
Accrued expenses	357,165

Total current liabilities	857,165

Commitments
Stockholders' Deficit:
Preferred stock: $.001 par value; 10,000,000 shares authorized; none issued and outstanding	–
Common stock: $.001 par value; 100,000,000 shares authorized; 4,687,500 issued and outstanding	4,687
Additional paid-in-capital	-
Deficit accumulated during the development stage	(147,598)

Total stockholders’ deficit	(142,911)

Total liabilities and stockholders' deficit	$714,254

See Notes to Financial Statements. All share and per share amounts have been adjusted to reflect the 3 for 2 stock split authorized by the Company on January 2, 2007.

SYMMETRY HOLDINGS INC.

(a development stage company)

Statement of Operations

From the period April 26, 2006 (date of inception) through December 31, 2006

Revenues	$–
Formation and operating costs	144,273
Interest expense (income), net	3,326

Net loss	$147,598

Net loss per share - basic and diluted	$(0.03)
Weighted average number of shares outstanding - basic and diluted	4,687,500

See Notes to Financial Statements. All share and per share amounts have been adjusted to reflect the 3 for 2 stock split authorized by the Company on January 2, 2007.

SYMMETRY HOLDINGS INC.

(a development stage company)

Statement of Stockholders’ Deficit
For the period from April 26, 2006
(date of inception)
through December 31, 2006

	Common Stock
	Shares	Amount	Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Total
Common stock issued during the period	4,687,500	$4,687	$0	$0	$4,687

Net loss	0	0	0	(147,598)	(147,598)

Balance at December 31, 2006	4,687,500	$4,687	$0	$(147,598)	$(142,911)

See Notes to Financial Statements. All share and per share amounts have been adjusted to reflect the 3 for 2 stock split authorized by the Company on January 2, 2007.

SYMMETRY HOLDINGS INC.

(a development stage company)

Statement of Cash Flows

For the period from April 26, 2006 (date of inception) through December 31, 2006

Cash flows from operating activities:
Net loss	$(147,598)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in:
Accrued expenses	7,864

Net cash used in operating activities	(139,734)

Cash flows from financing activities:
Payments of deferred offering costs	(103,224)
Proceeds from note payable - related party	500,000
Proceeds from sale of common stock	4,687

Net cash provided by financing activities	401,463

Net increase in cash	261,729

Cash—beginning of period	-

Cash—end of period	$261,729

Supplemental disclosures of non-cash investing and financing transactions:
Accrued offering costs	$357,165

See Notes to Financial Statements. All share and per share amounts have been adjusted to reflect the 3 for 2 stock split authorized by the Company on January 2, 2007.

Symmetry Holdings Inc.

(a development stage company)

Notes to Financial Statements

1.	Organization, Business Operations and Significant Accounting Policies

Symmetry Holdings Inc. (the “Company”) was incorporated in Delaware on April 26, 2006 as a development stage company formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, one or more operating businesses. The Company’s efforts in identifying target businesses will be focused on industrial, asset-based businesses, based in North America, that are in, or are suppliers to, the basic industries sector, including energy and energy related infrastructure. At December 31, 2006, the Company had not yet commenced any operations. All activity from inception (April 26, 2006) through December 31, 2006 related to the Company’s formation and the proposed public offering are described below. The Company has selected December 31 as its fiscal year end.

The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a proposed public offering which is described in Note 2. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the proposed offering. There is no assurance, however, that the Company will be able to successfully consummate its initial business combination.

Upon the closing of the proposed offering, 96% of the proceeds (or 96% if the underwriters’ over-allotment option is exercised in full), including $6,000,000 ($6,900,000 if the over-allotment option is exercised in full) of discounts and commissions to the underwriters, will be deposited in a trust account and invested in U.S. government securities until the earlier of (i) the consummation of a business combination or (ii) dissolution of the Company. The remaining net proceeds (not held in the trust account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions, working capital and continuing general and administrative expenses. The Company, after signing a definitive agreement for a business combination, will submit such proposed transaction for stockholder approval. In the event that stockholders owning 20% or more of the shares of common stock sold in the proposed offering vote against the proposed business combination and exercise their conversion rights, the proposed business combination will not be consummated. The Company’s existing stockholders have agreed to vote all of their shares of common stock, including any shares that they may acquire through the directed unit program, the same way as a majority of the shares of common stock voted by other persons who acquire shares of common stock included in the units sold in the offering. After consummation of a business combination, these arrangements will no longer be applicable.

The amended and restated certificate of incorporation of the Company and the trust agreement to be signed in connection with the proposed offering will provide that if the Company does not consummate a business combination within 15 months after the closing of the proposed offering (or within 24 months after such closing, if a letter of intent, agreement in principle or definitive agreement has been executed within such 15-month period and the business combination related thereto has not been consummated within such 15-month period), the Company’s corporate purposes and powers will be limited to actions and activities related to dissolution and winding up of its affairs, including liquidation, and it will not be able to engage in any other business activities. In the event of liquidation, the per share value of the residual assets remaining available for distribution (including trust account assets) may be less than the initial public offering price per share in the proposed offering (assuming no value is attributed to the warrants contained in the units to be offered in the proposed offering).

The Company has adopted Statement of Financial Accounting Statement No. 123R “Accounting for Stock-Based Compensation.” The Company uses the fair value method of valuing options awarded.

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

2.	Proposed Public Offering

        The proposed public offering by the Company, on a firm commitment underwritten basis, is for 18,750,000 units (or, 21,562,500 units, if the underwriters’ over-allotment option is exercised in full). Each unit will consist of one share of the Company’s common stock, $.001 par value, and one warrant. Each warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $5.50 commencing on the later of (a) one year from the effective date of the final prospectus relating to the proposed offering or (b) the consummation of a business combination. The warrants will expire four years from the date of such final prospectus. The Company may redeem the outstanding warrants that constitute part of the units in this offering, as well as the warrants that may be issued upon exercise of the warrants issued in the private placement, in whole, but not in part, at a price of $.01 per warrant at any time after the warrants become exercisable, upon a minimum of 30 days’ prior written notice of redemption, if (and only if), the last sales price of the Common Stock equals or exceeds $11.00 per share for any 20 trading days within a 30 day trading period ending three business days before the Company sends the notice of redemption.

        The public warrants will not be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current. Under the terms of the warrant agreement, the Company has agreed to use its best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. In no event shall the Company be liable for, or any registered holder of any warrant be entitled to receive, (a) physical settlement in securities unless the conditions and requirements set forth in the warrant agreement have been satisfied or (b) any net-cash settlement or other consideration in lieu of physical settlement in securities. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current, and in such event the warrants may expire worthless.

3.	Deferred Offering Costs

Deferred offering costs consist of registration, accounting, legal and other administrative expenses incurred through the balance sheet date that are related to the proposed offering and that will be charged to capital upon the receipt of the proceeds from the proposed offering.

4.	Commitments

The Company has a commitment to pay total underwriting commissions and discounts of $10,500,000 (or 7% of the gross proceeds of the proposed offering), $4,500,000 of which is payable at the closing of the proposed offering and $6,000,000 of which will be deposited in the trust account until consummation of a business combination. The Company also has a commitment to pay to the underwriters, upon the closing of the proposed offering, a non-accountable expense allowance of $1,125,000.

5.	Private Placement

Certain of the Company’s existing stockholders intend to purchase an aggregate of 4,166,667 warrants in a private placement, which will be completed prior to the closing of the public offering, at a price of $.90 per warrant, or an aggregate purchase price of $3,750,000.

The Company intends to use these funds to cover its expenses, including expenses incurred in identifying a target business and the negotiation and consummation of its initial business combination. These warrants will be identical to the warrants included in the units contained in the public offering, except as otherwise necessary to reflect the fact that they will be sold in a private placement, permit delivery of unregistered shares upon exercise and permit net cashless exercise so as to, among other reasons, permit tacking of holding periods under Rule 144. Subject to limited exceptions (such as a transfer to relatives and trusts and controlled entities for estate and tax planning purposes, and upon death), these warrants will not be transferable until consummation of an initial business combination. The underwriters will not be entitled to any underwriting discounts or commissions on the sale of these warrants.

6.	Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the board of directors.

7.	Note Payable – Related Party

On May 31, 2006, the Company borrowed $500,000 under a secured promissory note from a director and stockholder, Mr. Playford. The note bears interest at a rate of 4.5% per annum, is secured by the assets of the Company and matures upon consummation of the private placement of warrants to the existing stockholders or, if earlier, December 31, 2007. Due to the short-term nature of the note, the fair value of the note approximates its carrying amount.

8.	Stock Splits

On June 26, 2006, the Company filed an amended and restated certificate of incorporation with the Secretary of the State of Delaware in order to (i) increase the number of shares of its common stock authorized by 99,999,000 shares to a total number of authorized shares of 100,000,000, (ii) effect a stock split of its common stock on a 5,000 for 1 basis, (iii) create a new class of preferred stock, to consist of 10,000,000 shares, par value $0.001, (iv) designate the rights and preferences of the common stock and the preferred stock and (v) integrate into one instrument all of the provisions of its amended and restated certificate of incorporation, as amended.

On October 3, 2006, the Company filed an amended and restated certificate of incorporation with the Secretary of the State of Delaware, in order to, among other things, (i) effect a reverse stock split of its common stock on a 4 for 5 basis, resulting in 3,750,000 shares issued and outstanding, and (ii) integrate into one instrument all of the provisions of its amended and restated certificate of incorporation, as amended.

        On October 13, 2006, the Company filed an amended and restated certificate of incorporation with the Secretary of the State of Delaware in order to, among other things, (i) effect a reverse stock split of its common stock on a 5 for 6 basis, resulting in 3,125,000 shares issued and outstanding, and (ii) integrate into one instrument all of the provisions of its amended and restated certificate of incorporation, as amended.

9.	Subsequent Events

        On January 2, 2007, the Company approved a stock split of its common stock on a 3 for 2 basis, resulting in 4,687,500 shares issued and outstanding.

PROSPECTUS

$150,000,000

Symmetry Holdings Inc.

18,750,000 Units

_________________

PROSPECTUS

_________________

CIBC World Markets	Sunrise Securities Corp.	FTN Midwest Securities Corp.

GunnAllen Financial, Inc.

                           , 2007

_________________

          Through and including                      , [2007] (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses to be incurred in connection with the sale and distribution of the securities being registered hereunder, other than fees, discounts, commissions and expenses to be paid or allowed to dealers, brokers or agents. All amounts set forth are estimated and subject to change, except for the SEC registration fee and the NASD filing fee. The expenses shall be paid by the registrant:

SEC registration fee	$31,147
NASD filing fee	29,609
American Stock Exchange listing fee	75,000
Accounting fees and expenses	50,000
Printing and engraving expenses	40,000
Legal fees and expenses, including blue sky fees and expenses	400,000
Initial trustee’s fee	15,000
Miscellaneous (1)	34,244

Total	$675,000

(1)	Represents additional expenses that may be incurred by the registrant other than those specifically listed above, including travel, distribution and mailing costs.

Item 14. Indemnification of Directors and Officers.

We intend to maintain a director’s and officer’s liability insurance policy which indemnifies directors and officers for certain losses arising from claims by reason of a wrongful act, as defined therein, under certain circumstances.

In addition, the following information is incorporated by reference in the registration statement: on Articles VIII and IX of our Amended and Restated Certificate of Incorporation filed as Exhibit 3.1, Article V of our Amended and Restated By-Laws filed as Exhibit 3.2, the Registration Rights Agreement to be filed as Exhibit 10.7, and the Underwriting Agreement to be filed as Exhibit 1.1. The provisions of the documents included in the information incorporated by reference above refer to or are based upon Sections 145 and 102(b) of the General Corporation Law of the State of Delaware (the “Law”).

Section 145 of the Law provides as follows:

“(a)      A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)      A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)      To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)      Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)      Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)      The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g)      A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)      For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)      For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)      The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)      The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Section 102(b) (7) of the Law provides as follows:

“(b)     In addition to the matters required to be set forth in the certificate of incorporation by subsection (a) of this section, the certificate of incorporation may also contain any or all of the following matters: ... (7) A provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) For any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under §174 of this title; or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. All references in this paragraph to a director shall also be deemed to refer

(x) to a member of the governing body of a corporation which is not authorized to issue capital stock, and (y) to such other person or persons, if any, who, pursuant to a provision of the certificate of incorporation in accordance with §141(a) of this title, exercise or perform any of the powers or duties otherwise conferred or imposed upon the board of directors by this title.”

Item 15. Recent Sales of Unregistered Securities.

During the past three years, we sold the following numbers of shares of common stock to the following individuals without registration under the Securities Act of 1933:

Name of Beneficial Owner	Number of Shares

Corrado De Gasperis	1,875,000
Gilbert E. Playford(1)	1,172,500
Domenico Lepore	700,000
M. Ridgway Barker	235,000
Scott C. Mason	235,000
Robert W. Ramage, Jr.	235,000
Donald C. Bailey	235,000
All directors, officers and special advisor as a group (7 persons)	4,687,500

(1)	All such shares are held directly by Playford SPAC Portfolio, Ltd., a limited partnership of which Mr. Playford is the sole limited partner, directly owning 99.8% of the outstanding partnership interests. The remaining .2% of the outstanding partnership interests is owned by the general partner of such limited partnership, Playford SPAC Management Corp., of which Mr. Playford is the sole beneficial and record owner. Accordingly, Mr. Playford is the beneficial owner of such shares.

The shares were issued to our existing stockholders on April 26, 2006 and June 1, 2006 in connection with our organization. Mr. Ramage acquired his shares from certain existing stockholders on November 29, 2006 for $0.001 per share, the price per share paid by our existing stockholders, after giving effect to the June 26, 2006 stock split described below. Such issuances were exempt from registration under the Securities Act pursuant to Section 4(2) because they were made in transactions not involving a public offering. The shares issued to the individuals above were sold for an aggregate offering price of $4,687 at an average purchase price of $5.00 per share. On June 26, 2006, we effected a 5,000 to 1 stock split of our common stock, effectively reducing the purchase price to approximately $0.001 per share. Following the stock split, there were 4,687,500 shares of common stock outstanding. No underwriting discounts or commissions were paid with respect to such sales. On October 3, 2006, we filed an amended and restated certificate of incorporation with the Secretary of State of Delaware, in order to effect a reverse stock split of our common stock on a 4 for 5 basis, resulting in 3,750,000 shares issued and outstanding. On October 13, 2006, we filed an amended and restated certificate of incorporation with the Secretary of State of Delaware, in order to effect a reverse stock split of our common stock on a 5 for 6 basis, resulting in 3,125,000 shares issued and outstanding. On January 12, 2007, we filed an amended and restated certificate of incorporation with the Secretary of State of Delaware, in order to, among other things, (i) effect a stock split of our common stock on a 3 for 2 basis, resulting in 4,687,500 shares issued and outstanding, and (ii) integrate into one instrument all of the provisions of our amended and restated certificate of incorporation, as amended.

Item 16. Exhibits and Financial Statement Schedules.
(a)	The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

1.1	Form of Underwriting Agreement between the underwriters and the registrant**
3.1	Amended and Restated Certificate of Incorporation of the registrant**
3.2	Amended and Restated By-laws of the registrant**
4.1	Specimen certificate representing unit**
4.2	Specimen certificate representing common stock**
4.3	Specimen certificate representing warrant relating to warrants to be issued in this offering**
4.4	Specimen certificate representing warrant relating to warrants to be issued in the private placement**
4.5	Form of Warrant Agreement between the warrant agent and the registrant**
5.1	Opinion of Kelley Drye & Warren LLP*
10.1	Form of Letter Agreement between the registrant and each of the officers of the registrant**
10.2	Form of Letter Agreement between the registrant and each of the directors of the registrant other than Mr. Playford**
10.3	Form of Letter Agreement between the registrant and Playford SPAC Portfolio, Ltd.**
10.4	Form of Letter Agreement between the registrant and Mr. Playford**
10.5	Promissory Note dated May 31, 2006 issued by the registrant to Gilbert E. Playford**
10.5.1	Amendment No. 1 to Promissory Note dated November 29, 2006 between the registrant and Mr. Playford**
10.6	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company, as trustee, and the registrant**
10.7	Form of Registration Rights Agreement among the registrant and each of the existing stockholders of the registrant**
10.8	Form of Stock Escrow Agreement between Continental Stock Transfer & Trust Company, as escrow agent and the registrant**
10.9	Form of Letter Agreement between the registrant and Mr. Bailey**
10.10	Form of Warrant Subscription Agreement relating to the warrants to be issued in the private placement**
10.11	Services Agreement between the registrant and ILUT, Srl dated June 15, 2006**
10.12	Trademark License Agreement between the registrant and Domenico Lepore dated September 15, 2006**
14.1	Code of Business Conduct and Ethics**
23.1	Consent of Miller, Ellin & Company LLP*
23.2	Consent of Kelley Drye & Warren LLP (included on Exhibit 5.1)*
24.1	Power of Attorney For All Directors Other Than Mr. Ramage**
24.2	Power of Attorney For Robert W. Ramage, Jr.**

* Filed herewith

** Previously filed

(b) Financial Statement Schedules:

All schedules are omitted as the required information is inapplicable or the information is inapplicable or the information presented in the Financial Statements or Notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.
(iii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, changes in volume and price represent no more than 20 percent change in the aggregate offering price set forth in the “Calculation of Registration Fee” in the effective registration statement; and

(iv)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)      That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to the purchaser:

(1)      Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)      The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of the unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering.

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 7 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Briarcliff Manor, State of New York, on this 2nd day of February, 2007.

SYMMETRY HOLDINGS INC. By: /s/ Corrado De Gasperis —————————————— Corrado De Gasperis Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* _______________________ Gilbert E. Playford	Chairman of the Board	February 2, 2007

/s/ Corrado De Gasperis _______________________ Corrado De Gasperis	Chief Executive Officer and Director (principal executive officer, principal financial officer and principal accounting officer)	February 2, 2007

* _______________________ Domenico Lepore	President and Director	February 2, 2007

* _______________________ M. Ridgway Barker	Director	February 2, 2007

* _______________________ Scott C. Mason	Director	February 2, 2007
* _______________________ Robert W. Ramage, Jr.	Director	February 2, 2007

* /s/ Corrado De Gasperis _______________________ Corrado De Gasperis Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement between the underwriters and the registrant**
3.1	Amended and Restated Certificate of Incorporation of the registrant**
3.2	Amended and Restated By-laws of the registrant**
4.1	Specimen certificate representing unit**
4.2	Specimen certificate representing common stock**
4.3	Specimen certificate representing warrant relating to warrants to be issued in this offering**
4.4	Specimen certificate representing warrant relating to warrants to be issued in the private placement**
4.5	Form of Warrant Agreement between the warrant agent and the registrant**
5.1	Opinion of Kelley Drye & Warren LLP*
10.1	Form of Letter Agreement between the registrant and each of the officers of the registrant**
10.2	Form of Letter Agreement between the registrant and each of the directors of the registrant other than Mr. Playford**
10.3	Form of Letter Agreement between the registrant and Playford SPAC Portfolio, Ltd.**
10.4	Form of Letter Agreement between the registrant and Mr. Playford**
10.5	Promissory Note dated May 31, 2006 issued by the registrant to Gilbert E. Playford**
10.5.1	Amendment No. 1 to Promissory Note dated November 29, 2006 between the registrant and Mr. Playford**
10.6	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company, as trustee, and the registrant**
10.7	Form of Registration Rights Agreement among the registrant and each of the existing stockholders of the registrant**
10.8	Form of Stock Escrow Agreement between Continental Stock Transfer & Trust Company, as escrow agent and the registrant**
10.9	Form of Letter Agreement between the registrant and Mr. Bailey**
10.10	Form of Warrant Subscription Agreement relating to the warrants to be issued in the private placement**
10.11	Services Agreement between the registrant and ILUT, Srl dated June 15, 2006**
10.12	Trademark License Agreement between the registrant and Domenico Lepore dated September 15, 2006**
14.1	Code of Business Conduct and Ethics**
23.1	Consent of Miller, Ellin & Company LLP*
23.2	Consent of Kelley Drye & Warren LLP (included on Exhibit 5.1)*
24.1	Power of Attorney For All Directors Other Than Mr. Ramage**
24.2	Power of Attorney For Robert W. Ramage, Jr.**

* Filed herewith

** Previously filed